Filed pursuant to Rule 424(b)(3)
Registration File No. 333-176514

PROSPECTUS

58,754,079 Shares

LOCATION BASED TECHNOLOGIES, INC.

This prospectus covers the sale by the selling stockholders named beginning on page 34 of up to 58,754,079 shares of our common stock, $0.001 par value, which include:

50,000,000 shares of common stock; and 8,754,079 shares of common stock underlying warrants.

These shares will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in “Plan of Distribution.”  We will not receive any of the proceeds from the sale of these shares.  However, we may receive up to $3,506,576 upon the exercise of the warrants with respect to which shares are being registered if the holders exercise them for cash.  If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements.  We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders.  Our common stock is more fully described in “Description of Securities.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering may be market prices prevailing at the time of sale, at negotiated prices, at fixed prices or at varying prices determined at the time of sale.   See “Plan of Distribution.”

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LBAS.”  On February 23, 2012, the last reported price was $0.24 per share.

These are speculative securities and involve a high degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  Please see “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense

The date of this prospectus is February 23, 2012

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	3

RISK FACTORS	6

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	14

MARKET FOR COMMON EQUITY	15

SELECTED FINANCIAL DATA	16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17

BUSINESS	22

MANAGEMENT	26

RELATED PARTY TRANSACTIONS	31

PRINCIPAL STOCKHOLDERS	32

SELLING STOCKHOLDERS	33

DESCRIPTION OF SECURITIES	38

PLAN OF DISTRIBUTION	40

LEGAL MATTERS	42

EXPERTS	42

WHERE YOU CAN FIND MORE INFORMATION	42

INDEX TO FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully.  You should rely only on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes.

All references to “we,” “us,” “our,” and the “company” mean Location Based Technologies, Inc., including its  subsidiary and predecessors.

Our Company

We design, develop, and sell leading-edge personal locator devices and services. Our devices utilize Global Positioning System (“GPS”) and General Packet Radio Service (“GPRS”) technologies in conjunction with our patented, proprietary hardware and software to allow users to locate their devices in real time.  Our flagship product, the PocketFinder, is a small, completely wireless, location device that enables users to locate a person, pet, vehicle or other valuable item at any time from almost anywhere.  The device location can be obtained by logging on to our website (www.pocketfinder.com) or by using an iPhone, iPod touch or  iPad App.  Customers may also access the website from their Android, Windows Mobile, or Blackberry smartphones.  The PocketFinder can also send near real time location information to users via email or SMS Text Message or push notification.

In addition to the PocketFinder, we also developed several other related products which include: PocketFinder People, PocketFinder Pets, PocketFinder Vehicle, PocketFinder Mobile, PocketFinder XL and VehicleFleetFinder devices.  These products are all based on the PocketFinder technology and will be utilized to serve strategic vertical markets.

Location Based Technologies®, PocketFinder® and PocketFinder Pets® are registered trademarks, and PocketFinder Network™, PocketFinder People™, PocketFinder Vehicle™, PocketFinder XL™, PocketFinder Luggage™, PocketFinder Mobile™ and VehicleFleetFinder™ are trademarks, of the company.  With respect to this prospectus, we reserve all rights to the foregoing trademarks regardless of whether they carry the “®” or “™” designation.

We reported a net loss of $1,970,733 for the three months ended November 30, 2011, a net loss of $8,222,705 for the fiscal year ended August 31, 2011, and a net loss of $9,062,939 for the fiscal year ended August 31, 2010.  In the audit report on our financial statements for our fiscal year ended August 31, 2011, our auditors stated that our recurring losses, accumulated deficit and lack of an established sales history for our products, which are new to the marketplace,  raise substantial doubt about our ability to continue as a going concern.

As set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” we remain obligated under a significant amount of notes payable, and two creditors have been granted security interests in our assets.  If we are unable to pay these or other obligations, the creditors could take action to enforce their rights, including foreclosing on their security interests, and we could be forced into liquidation and dissolution.  In the event of our liquidation, the proceeds realized from the sale of our assets, if any, will be distributed to our stockholders only after satisfaction of claims of our creditors.  The ability of our stockholders to recover all or any portion of their purchase price for the shares in that event will depend on the amount of funds realized and the claims to be satisfied therefrom.

We are currently engaged in litigation related to our non-payment of two senior secured promissory notes in favor of Gemini Master Fund, Ltd. in the original principal amounts of $625,000 and $100,000, respectively.  See “Business—Legal Proceedings.”  Gemini Master Fund, Ltd. has alleged that we are in default under these promissory notes and that its prior disposition of collateral was insufficient to satisfy our obligations.  We have filed a cross-complaint against Gemini and intend to contest Gemini’s claims.  Except for the foregoing, we are not currently in default or alleged to be in default of any of our debt obligations.

The Offering

On July 21, 2011, we entered into a purchase agreement with certain investors for the sale of up to 50,000,000 shares of our common stock at a purchase price of $0.20 per share.  Closings for the sale of such shares took place on July 22, July 25 and July 27, 2011, at which a total of 50,000,000 shares were issued.

In connection with the July 2011 private placement, we agreed to register on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock that were issued to the investors.  We also agreed to register under the Securities Act 1,000,000 shares of common stock issuable on exercise of five-year warrants that were issued to the placement agents in connection with the private placement.

In addition to the shares issued to the investors and issuable to the placement agents on exercise of their warrants, we are registering other shares issuable on exercise of warrants issued by us from August 15, 2007 to January 5, 2011 pursuant to registration rights that the holders obtained in connection with the issuance of the warrants.

We are registering shares of our common stock for sale by the selling stockholders identified in “Selling Stockholders.”  The shares included in the table identifying the selling stockholders consist of:

50,000,000 shares of common stock issued to the investors in the July 2011 private placement; and

1,000,000 shares of common stock underlying warrants issued to the placement agents in the July 2011 private placement; and

7,754,079 shares of common stock underlying warrants issued to others.

We have agreed to pay the expenses incurred in registering all these shares, including legal and accounting fees.

On November 30, 2011, there were 191,570,055 issued and outstanding shares of our common stock.  This number does not include:

10,685,279 shares of common stock reserved for issuance upon the exercise of outstanding stock purchase warrants;

1,115,385 shares of common stock reserved for issuance upon the conversion of outstanding convertible securities; and

6,000,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted to management, subject to meeting certain performance goals.

If all of our outstanding options and warrants are exercised, and all of our convertible securities are converted, we would have a total of 209,370,719 shares of common stock issued and outstanding.

The shares of common stock offered under this prospectus may be sold by the selling stockholders in the manner described in “Plan of Distribution.”  Information regarding the selling stockholders, the shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is set forth in “Selling Stockholders” and “Plan of Distribution.”  We will not receive any of the proceeds from those sales.  However, we may receive up to $3,506,576 upon the exercise of the warrants with respect to which shares are being registered if the holders exercise them for cash.  The registration of common stock pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders.

Corporate Information

We were incorporated under the laws of the State of Nevada in April 2006 as Springbank Resources, Inc. (“SRI”).  SRI was formed to engage in the exploration and development of oil and gas, and by 2007 had disposed of all of its assets and satisfied its liabilities.  In October 2007, SRI acquired all of the outstanding stock of Location Based Technologies, Corp. (“Old LBT”), following which SRI merged Old LBT into itself and, in the process, SRI’s name was changed to Location Based Technologies, Inc.  Old LBT had been incorporated in September 2005 by David Morse, Joseph Scalisi and Desiree Mejia, who became our officers and directors, in order to develop the PocketFinder personal locators.

Our principal executive offices are located at 49 Discovery, Suite 260, Irvine, California 92618, and our telephone number is 888-600-1044.

Our corporate website, www.locationbasedtech.com, provides a description of our corporate business along with our contact information including address, telephone number and e-mail address.  Our corporate website also provides access to corporate investor relations information, and includes a link to our customer website, www.pocketfinder.com, which provides prospective customers with relevant information about our products, pricing and payment options, pre-ordering capability, and answers to frequently asked questions.  Information contained on our websites is not a part of this prospectus and should not be relied upon with respect to this offering.

Summary Financial Data

The summary consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended August 31		Three Months Ended November 30
	2011	2010	2011	2010
			(Unaudited)	(Unaudited)
Statement of Operations Data:
Net revenue	$16,969	$67,090	$44,116	$1,972
Gross loss	(8,217)	(90,620)	(210,611)	(2,834)
Operating expenses	3,558,304	4,179,708	1,723,763	451,491
Net operating loss	(3,566,521)	(4,270,328)	(1,934,374)	(454,325)
Other income (expense)	(4,655,384)	(4,791,811)	(35,559)	(421,112)
Net loss	(8,222,705)	(9,062,939)	(1,970,733)	(876,237)

	As of November 30, 2011	As of August 31, 2011
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$920,168	$3,619,576
Working capital	1,811,264	3,769,176
Total assets	8,123,112	9,400,162
Total liabilities	4,684,633	4,178,047
Total stockholders’ equity	2,785,883	4,536,615

RISK FACTORS

Investing in our common stock is highly speculative and involves a high degree of risk.  Any potential investor should carefully consider the risks and uncertainties described below before purchasing any shares of our common stock.  The risks described below are those we currently believe may materially affect us.  If any of them occur, our business, financial condition, operating results or cash flows could be materially harmed.  As a result, the trading price for our stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

We have had operating losses since formation and expect to incur net losses for the near term.

We reported a net loss of $1,970,733 for the three months ended November 30, 2011,  a net loss of $8,222,705 for the fiscal year ended August 31, 2011, and a net loss of $9,062,939 for the fiscal year ended August 31, 2010.   We anticipate that we will lose money in the near term and we may not be able to achieve profitable operations.  In order to achieve profitable operations we need to secure sales of product, and to make sales in the United States we need to obtain required federal and carrier certification.  We cannot be certain that our business will be successful or that we will generate significant revenues and become profitable.

We may not be successful in developing our new products and services.

We are a technology and telecommunications company whose purpose is to develop, market and provide new wireless communications products and systems which combine the features of pocket pagers with cellular telephones.  The market for telecommunications products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards.  These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce continually new and innovative products and services.  Our success will depend partially on our ability to introduce new products, services and technologies continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products.

There can be no assurance that any of our new or proposed products or services will maintain the market acceptance already established.  Our failure to design, develop, test, market and introduce new and enhanced products, technologies and services successfully so as to achieve market acceptance could have a material adverse effect upon our business, operating results and financial condition.

There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve significant acceptance by those customers.  Because of certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, the continued introduction of new products and services is critical.  Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of revenue.  There can be no assurance that we will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards.

In addition, new or enhanced products and services introduced by us may contain undetected errors that require significant design modifications.  This could result in a loss of customer confidence which could adversely affect the use of our products, which in turn could have a material adverse effect upon our business, results of operations or financial condition.  If we are unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially and adversely affected.

We have no experience or history of operations or earnings.

We are wholly dependent on our ability to market and sell our products and services for future earnings.  The continued development of our products and services involves significant risks, which a combination of experience, knowledge and careful evaluation may not be able to overcome.  There can be no assurance that unanticipated problems will not occur which would result in material delays in our continued product development or that our efforts will result in successful product commercialization.  An investment in our common stock is highly speculative and no assurance can be given that the stockholders will realize any return on their investment or that they will not lose their entire investment.

Our future financial results are uncertain and we can expect fluctuations in revenue.

We have not been able to launch our marketing plan and have achieved limited sales.  We rely heavily on retail organizations, affinity groups and telecommunications carriers to sell our products.  If any of these relationships change or are disrupted, we could lose a significant portion of our anticipated revenues.

Our results of operations may vary from period to period because of a variety of factors, including our R&D costs, our introduction of new products and services, cost increases from third-party service providers or product manufacturers, production interruptions, the availability of industry service providers, changes in marketing and sales expenditures, acceptance of our websites, competitive pricing pressures, the interest in PocketFinder and general economic and industry conditions that affect customer demand and preferences.

As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing, promotional and development expenses, unforeseen negative publicity, competition, product liability and lack of operating experience.  Many of the risks may be unforeseeable or beyond our control.  There can be no assurance that we will successfully implement our business plan in a timely or effective manner, or generate sufficient interest in the PocketFinder products or services, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

There are risks of international sales and operations.

We anticipate that revenue from the sale of our products and services may be derived from customers located outside the United States.  As such, a portion of our sales and operations could be subject to tariffs and other import-export barriers, currency exchange risks and exchange controls, foreign product standards, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection.  There can be no assurance that any of these factors will not have a material effect on our business, financial condition and results of operations.

Although we will monitor our exposure to currency fluctuations, there can be no assurance that exchange rate fluctuations will not have an adverse effect on our results of operations or financial condition.  In the future, we could be required to sell our products and services in other currencies, which would make the management of currency fluctuations more difficult and expose our business to greater risks in this regard.

Our products may be subject to numerous foreign government standards and regulations that are continually being amended.  Although we will endeavor to satisfy foreign technical and regulatory standards, there can be no assurance that we will be able to comply with foreign government standards and regulations, or changes thereto, or that it will be cost effective for us to redesign our products to comply with such standards or regulations.  Our inability to design or redesign products to comply with foreign standards could have a material adverse effect on our business, financial condition and results of operations.

In addition to the uncertainty as to our ability to generate revenues from foreign operations, there are certain risks inherent in doing business internationally, such as unexpected changes in regulatory requirements, export restrictions, trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, software piracy or difficulty in enforcing intellectual property rights, seasonal reductions in business activity in certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of our international operations.  There can be no assurance that one or more of such factors will not have a material adverse effect on our potential future international operations and, consequently, on our business, operating results and financial condition.

Because of the global nature of the telecommunications business, it is possible that, although transmissions by us originate primarily in the State of California, the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws.  There can be no assurance that violations of local laws will not be alleged or changed by state or foreign governments, that we might not unintentionally violate such laws, or that such laws will not be modified, or new laws enacted, in the future.  Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition.

We may have substantial future cash requirements but no assured financing source to meet such requirements.

In the audit report on our financial statements for our fiscal year ended August 31, 2011, our auditors stated that our recurring losses, accumulated deficit and lack of an established sales history for our products, which are new to the marketplace,  raise substantial doubt about our ability to continue as a going concern.  We will continue our research and development activities which require working capital.  To date, we have received minimal revenues from sales of our products or services.  Our continuing research and development activities will require a commitment of substantial additional funds.  Our future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the time and costs involved in obtaining any required regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents, successful completion of technological, manufacturing and market requirements, changes in existing research relationships, establishing collaborative arrangements, and the cost of finalizing licensing agreements to produce licensing revenues.

We do not know whether additional financing will be available when needed, or on terms favorable to us or our stockholders – particularly in light of current economic conditions and the availability of credit and other sources of capital.  We may raise any necessary funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.  To the extent we raise additional capital by issuing equity securities, our stockholders will experience dilution.  If we raise funds through debt financings, we may become subject to restrictive covenants.  To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

If adequate funds are not available, we may be required to delay, scale-back or eliminate our research and development programs or obtain funds through collaborative partners or others that may require us to relinquish rights to certain of our potential products that we would not otherwise relinquish. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required.

We are dependent on third-party providers and consultants for development, marketing and other services.

We are dependent upon various consultants for one or more significant services required for PocketFinder products, which services will be provided to our business pursuant to agreements with such providers.  Inasmuch as the capacity for certain services by certain consultants may be limited, our inability, for economic or other reasons, to continue to receive services from existing providers in a timely manner or to obtain similar products or services from additional providers in a timely manner could have a material adverse effect on our business.

We do not have manufacturing capability.  To meet our product cost goals, we will rely on Jabil Circuits to produce our product.  Any problems experienced by such supplier could negatively affect our operations.

We have entered a contractual agreement with Jabil Circuits, a leading manufacturer of mobile electronic devices, for manufacturing support.  If product volume requires, we expect to be able to use additional Jabil facilities for the production of the PocketFinder devices.  Any significant problem in this company or its suppliers could result in a delay or interruption in the supply of materials to us until that supplier cures the problem or until we locate an alternative source of supply.  Any delay or interruption would likely lead to a delay or interruption in production and could negatively affect our operations.  Changes in purchasing patterns may affect revenue timing, production schedules, inventory costs, inventory practices and new product development and introduction.

If product liability lawsuits are successfully brought against us, we may incur substantial damages and demand for the potential products may be eliminated or reduced.

Faulty operation of our PocketFinder device could result in product liability claims.  Regardless of their merit or eventual outcome, product liability claims may result in:

•	decreased demand for the PocketFinder devices or withdrawal from the market;

•	injury to our reputation and significant media attention;

•	costs of litigation; and

•	substantial monetary awards to plaintiffs.

We have arranged to procure product liability insurance in the amount of $5,000,000.  Although this meets retailer requirements for product liability coverage, this coverage may not be sufficient to fully protect us against product liability claims.  We intend to expand our product liability insurance coverage as sales of our products expand.  Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products and expose us to liability in excess of our coverage.

If we fail to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing devices.

Our intellectual property rights cover certain products and methods of manufacturing and using these products.  Our commercial success will depend in part on our success in obtaining patent protection for our key products or processes.  Our patent position, like that of other technology companies, is highly uncertain.  One uncertainty is that the United States Patent and Trademark Office (“USPTO”) may deny or require significant narrowing of claims made under our patent applications.

The USPTO, as well as patent offices in other jurisdictions, has often required that patent claims reciting technology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting their scope of protection. Further, technology that is disclosed in patent applications is ordinarily published before it is patented. As a result, if we are not able to get patent protection, we will not be able to protect that technology through trade secret protection. Thus, if we fail to obtain patents having sufficient claim scope or fail to adequately protect our trade secrets, we may not be able to exclude competitors from using our key products or processes.

Even if the USPTO grants patents with commercially valuable claim scope, our ability to exclude competitors will subsequently depend on our successful assertion of these patents against third party infringers and our successful defense of these patents against possible validity challenges.  Our competitors, many of which have substantial resources and have made significant investments in competing technologies, may make, use or sell our proprietary products or processes despite our intellectual property.  Litigation may be necessary to enforce our issued patents or protect our trade secrets.  The prosecution of intellectual property lawsuits is costly and time-consuming, and the outcome of such lawsuits is uncertain.  An adverse determination in litigation could result in narrowing of our scope of protection or the loss of our intellectual property, thereby allowing competitors to design around or make use of our intellectual property and sell our products in some or all markets.  Thus, if any of our patents are invalidated or narrowed in litigation, we may not be able to exclude our competitors from using our key technologies.

Another risk regarding our ability to exclude competitors is that our issued patents or pending applications could be lost or narrowed if competitors with overlapping technologies provoke an interference proceeding (determination of first to invent) at the USPTO.  The defense and prosecution of interference proceedings are costly and time-consuming to pursue, and their outcome is uncertain.  Similarly, a third party may challenge the validity of one or more of our issued patents by presenting evidence of prior publications to the USPTO and requesting reexamination of such patents.  Thus, even if we are able to obtain patents that cover commercially significant innovations, one or more of our patents may be lost or substantially narrowed by the USPTO through an interference or reexamination proceeding.  Consequently, we may not be able to exclude our competitors from using our technologies.

Third party patents, or extensions of third party patents beyond their normal expiration dates, could prevent us from making, using or selling our preferred products and processes, or require us to take licenses or to defend against claims of patent infringement.

We may have a limited opportunity to operate freely.  Our commercial success will depend in part on our freedom to make, use and sell our products.  If third party patents have claims that cover any of these products, then we will not be free to operate as described in our business plan, without invalidating or obtaining licenses to such patents.  We may not be successful in identifying and invalidating prior claims of invention.  Similarly, a license may be unavailable or prohibitively expensive. In either case, we may have to redesign our products.  Such redesign efforts may take significant time and money and may fail to yield commercially feasible options.  If we are unable to develop products or processes that lie outside the scope of the third party’s patent claims, and we continue to operate, then we may be faced with claims of patent infringement, wherein the third party may seek to enjoin us from continuing to operate within our claim scope and seek monetary compensation for commercial damages resulting from our infringing activity.

The technology industry has been characterized by extensive patent litigation and companies have employed intellectual property litigation to gain a competitive advantage.

The defense of patent infringement suits is costly and time-consuming and their outcome is uncertain.  An adverse determination in litigation could subject us to significant liabilities, require us to obtain licenses from third parties, or restrict or prevent us from selling our products in certain markets.  Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties.  Furthermore, the necessary licenses may not be available to us on satisfactory terms, if at all.  Thus, as discussed above, if third party patents cover any aspect of our products, then we may lack freedom to operate in accordance with our business plan.  Among such patents are various patents owned by third parties that cover the manufacture, sale and use of various forms of wireless technology.  If necessary, we believe we can avoid possible infringement of these patents by designing around them, obtaining licenses or delaying entry into certain markets, until expiration of the relevant patents. Nevertheless, there remains some risk arising from these patents.

If any of our key senior executives discontinue their employment with us, our efforts to develop our business may be delayed.

We are highly dependent on the principal members of our management team and the loss of our Co-President and Chief Executive Officer, David Morse, or our Co-President and Chief Development Officer, Joseph Scalisi, or our Chief Operating Officer and Secretary, Desiree Mejia, could significantly impede the achievement of our development efforts and objectives.

We may not be able to obtain the licenses and consents from governmental agencies or other holders of intellectual property that are necessary for our business plan to be accomplished.

The utilization or other exploitation of the products and services developed by us may require us to obtain licenses or consents from government regulatory agencies or from other producers or other holders of patents, copyrights or other similar rights relating to our products and services.  In the event we are unable, if so required, to obtain any necessary license or consent on terms and conditions which we consider to be reasonable, we may be required to stop developing, utilizing, or exploiting products and services affected by government regulation or by patents, copyrights or similar rights.  In the event we are challenged by a government regulatory agency, or by the holders of patents, copyrights or other similar rights, there can be no assurance that we will have the financial or other resources to defend any resulting legal action, which could be significant.

We may rely on certain proprietary technologies, trade secrets and know-how that are not patentable.  Although we may take steps to protect our unpatented trade secrets, technology and proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, there can be no assurance that (i) these agreements will not be breached, (ii) we would have adequate remedies for any breach; or (iii) our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.  There is also no assurance that our actions will be sufficient to prevent imitation or duplication of either of our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

Rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements which characterize the telecommunications industry would adversely affect our financial condition if we are not able to respond with upgrades or changes that are acceptable to the market.

Our future success will depend upon our ability to enhance the technologies and to develop and introduce new products and technologies that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance.  We may determine that, in order to remain competitive, it is in our best interests to introduce new products and technologies and to cease exploitation of the technologies.  It is doubtful that we would be able to maintain operations should changes render the technologies obsolete or should we determine that the technologies are unexploitable.

Our financial success will depend on continued growth in use of wireless telecommunications products, as well as the ability of the wireless networks we plan to use to withstand natural and other disasters.

Our future success is at least partially dependent upon continued growth in the use of wireless telecommunications products.  The PocketFinder may not prove to be viable commercial products for a number of reasons, including lack of acceptable functionality, potentially inadequate development of the necessary infrastructure or timely development and commercialization of performance improvements.  To the extent that PocketFinder experiences significant growth in the number of users and use, there can be no assurance that our infrastructure will continue to be able to support the demands placed upon it by such potential growth or that the performance or reliability of our systems will not be adversely affected by this continued growth.  If use of the PocketFinder does not increase, or if our infrastructure does not effectively support growth that may occur, our business, operating results and financial condition may be materially and adversely affected.

Our systems may fail due to natural disasters, telecommunications failures and other events, any of which would limit the use of our products.  Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage our communications hardware and computer hardware operations for our products and services and cause interruptions in our services.  If any of these circumstances were to occur, our business could be harmed.  Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems.

An investor might lose its entire investment if we are unable to pay our obligations or are liquidated and dissolved.

As set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” we remain obligated under a significant amount of notes payable, and Silicon Valley Bank and Greggory S. Haugen have been granted security interests in our assets.  If we are unable to pay these or other obligations, the creditors could take action to enforce their rights, including foreclosing on their security interests, and we could be forced into liquidation and dissolution.  We are also involved in litigation over the nonpayment of two promissory notes as described under “Business—Legal Proceedings.”

In the event of our liquidation, the proceeds realized from the sale of our assets, if any, will be distributed to our stockholders only after satisfaction of claims of our creditors.  The ability of our stockholders to recover all or any portion of their purchase price for the shares in that event will depend on the amount of funds realized and the claims to be satisfied therefrom.

As discussed under “Cash Requirements” below, we will need to obtain additional financing during the next three months to finance the inventory necessary to meet current and anticipated demand and to support related marketing, sales and distribution expenses.  `No assurance can be given, however, that we will have access to additional funds in the future, or that additional funds will be available on acceptable terms and conditions to satisfy our cash requirements to implement our business strategies.  Our inability to obtain acceptable financing could have a material adverse effect on our results of operations and financial condition.

Our production and operating costs may be greater than anticipated.

We have used reasonable efforts to assess and predict costs and expenses.  However, there can be no assurance that implementing our business plan may not require more employees, capital equipment, supplies or other expenditure items than management has predicted.  Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

Risks Related to Owning Our Common Stock

Our common stock is quoted on the OTC Bulletin Board for trading, and we expect that the price of our common stock will fluctuate substantially.

Our stock will be available for trading on the OTC Bulletin Board for the foreseeable future.  An active public trading market may not develop or, if developed, may not be sustained.  The market prices for securities of technology companies historically have been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  The market price of our common stock will be affected by a number of factors, including:

•	product liability claims or other litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or comments by securities analysts;

•	developments in our industry;

•	developments in patent or other proprietary rights;

•	general market conditions; and

•	future sales of common stock by existing stockholders.

If any of the above-listed risks occur, it could cause our stock price to fall dramatically and may expose us to class action securities lawsuits which, even if unsuccessful, would be costly to defend and a distraction to management.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.  In August 2011, we filed a registration statement to register for sale by selling stockholders 50,000,000 shares of our common stock that were issued in a private placement and 8,754,079 shares of our common stock issuable upon exercise of outstanding warrants.  That registration statement was declared effective by the SEC on October 13, 2011, after which the shares could be sold in the public market.  Prior to that time we were not obligated to file periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but did so on a voluntary basis.  We made publicly available the “current public information” required of nonreporting issuers and therefore our stockholders could sell their common stock in compliance with Rule 144 of the Securities and Exchange Commission (the “SEC”).  Inasmuch as we were considered a voluntary filer under the Exchange Act for purposes of Rule 144, a one-year holding period applied to stockholders interested in selling restricted shares of our stock pursuant to Rule 144.  Once the registration statement was declared effective by the SEC, we became obligated to file periodic reports under the Exchange Act.  Beginning 90 days following the registration statement being declared effective by the SEC, the applicable holding period under Rule 144 will be shortened to six months for stockholders interested in selling restricted shares of our stock pursuant to Rule 144.

In addition to the shares that are registered for sale by the selling stockholders, we estimate that there are at least 49,550,000 shares of our common stock that are restricted and have been held over one year, including approximately 45,630,000 shares held by our officers and directors that may be resold subject to applicable volume limitations.  As additional shares of our common stock become available for resale in the public market under Rule 144 or otherwise, the supply of our common stock will increase, which could decrease the per share price of our common stock.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

Our officers, directors and principal stockholders together control approximately 28.7% of our outstanding common stock.  These stockholders intend to act together, although they have not signed an agreement to do so.  If they act together, they may be able to exercise control over our management and affairs in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.  This concentration of ownership may not be in the best interest of our other stockholders.

In selling our convertible notes, we may have violated the registration requirements of the Securities Act which, if it occurred, would give noteholders a right to rescind their purchases.

In 2007, we sold convertible notes each bearing interest at a rate of 8%.  The proceeds raised from the sale of these notes have been used for research and development, as well as operating costs.  The notes were sold to accredited investors.  We made these sales in reliance on an exemption from registration provided by Section 4(2) of the Securities Act and similar state exemptions.  Our counsel has advised us that the availability of those exemptions cannot be determined with legal certainty due to the fact that we may not have complied with all of the provisions of exemption safe-harbors for such sales offered by rules promulgated under the Securities Act by the SEC.  Thus, it is possible that the sale of the convertible notes may have violated the registration requirements of the Securities Act. As to those sales, a right of rescission may exist on which the statute of limitations has not run.  For those noteholders that elect to convert to common stock, we may have a contingent liability arising from the original purchase of the convertible notes that such noteholders converted.  Assuming all noteholders convert their notes to common stock, if these sales had to be rescinded, our total potential liability could be $5,242,000 plus interest that may be accrued.  That liability would extend for up to three years (five years in California) after the date of the sale of the applicable convertible note that was converted to common stock.

We have identified material weaknesses with our internal controls over financial reporting, which could result in material misstatements in and restatements of our financial statements and adversely affect our stock price.

In connection with preparing our financial statements for our most recently completed fiscal year, our management evaluated the effectiveness of our internal control over financial reporting and concluded that there were material weaknesses.  These material weaknesses arise from a lack of segregation of duties to provide effective controls and our limited corporate governance structure, including the lack of an audit committee.  We restated our revenue for the quarter ended February 28, 2010, relating to a consulting project.  This also affected accounts receivable, the allowance for doubtful accounts, costs and estimated earnings in excess of billings on uncompleted contracts and bad debt expense for the period and as of the end of the period.  Our failure to implement required new or improved controls could cause us to fail to meet our periodic reporting obligations, result in material misstatements in our financial statements and cause investors to lose confidence in us, any of which could adversely affect the price of our common stock.

We incur substantial costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  For example, we have added independent directors and created board committees and will adopt additional policies regarding internal controls and disclosure controls and procedures.  In addition, we will incur additional costs associated with our public company reporting requirements.  We also expect these rules and regulations to make it difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.  We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The application of  the SEC’s “penny stock” rules to our common stock could limit trading activity  in the market, and our stockholders may find it more difficult to sell their stock.

Our common stock is currently trading at less than $5.00 per share and is therefore subject to the SEC’s penny stock rules.  Before a broker-dealer can sell a penny stock, these rules require that it first approve the customer for the transaction and receive from the customer a written agreement to the transaction.  It must furnish the customer a document describing the risks of investing in penny stocks.  The broker-dealer must also tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade.  Finally, it must send monthly account statements showing the market value of each penny stock held in the customer’s account.  These disclosure requirements tend to make it more difficult for a broker-dealer to make a market in penny stocks, and could, therefore, reduce the level of trading activity in a stock that is subject to the penny stock rules.  Consequently, our stockholders may find it more difficult to sell their stock as compared to other securities.

We do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

We currently intend to retain any future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.  Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and such other factors as our board of directors may deem relevant at that time.  Therefore, you should not expect to receive cash dividends on our common stock.

If securities or industry analysts do not publish research or reports about us, or publish negative reports about our business, our share price could decline.

Securities analysts currently do not cover our common stock and may not do so in the future.  Our lack of analyst coverage might depress the price of our common stock and result in limited trading volume.  If we do receive analyst coverage in the future, any negative reports published by such analysts could have similar effects.

Certain provisions of Nevada law may discourage parties interested in taking control of the company.

We are subject to certain provisions of Nevada law by virtue of being incorporated in that State.  This includes a control share law that focuses on the acquisition of a “controlling interest” in a corporation that has a specified presence in Nevada, which is currently not applicable to us, and a business combination law that restricts business combinations with an “interested stockholder” for a period of three years unless the transaction by which the person first became an “interested stockholder” was approved by the corporation’s board of directors.  The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the company from doing so if they cannot obtain the approval of our board of directors.  These laws are more fully described in “Description of Securities—Nevada Control Share and Business Combination Laws.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Actual results may be materially different than those described herein.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the section titled “Risk Factors” and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

MARKET FOR COMMON EQUITY

Our common stock has been quoted on the OTC Bulletin Board under the symbol “LBAS” since October 2008.  The last reported price of our common stock on February 23, 2012 was $0.24 per share.

The following table sets forth the range of high and low trading prices for each quarter for each of the last two fiscal years and the current fiscal year.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Fiscal Quarter Ended	High ($)	Low ($)
November 30, 2009	1.13	0.60
February 28, 2010	0.68	0.24
May 31, 2010	0.43	0.14
August 31, 2010	0.34	0.10
November 30, 2010	0.25	0.23
February 28, 2011	0.18	0.15
May 31, 2011	0.17	0.16
August 31, 2011	0.95	0.88
November 30, 2011	0.93	0.26
February 29, 2012 (through February 8, 2012)	0.36	0.22

Holders

As of November 15, 2011, we had approximately 405 record holders of our common stock.  The number of record holders does not include any estimate by us of the number of beneficial owners of our common stock held in street name or otherwise.

Reports to Stockholders

We are a reporting company pursuant to the Securities Exchange Act of 1934.  As such, we will file annual, quarterly and current reports with the SEC.  We also intend to provide an annual report to our stockholders, which will include audited financial statements.

Dividends

We have never declared or paid any cash dividends on our common stock and we do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future.  Any future determination regarding the payment of cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors may deem relevant at that time.

SELECTED FINANCIAL DATA

The following selected consolidated statement of operations data for the years ended August 31, 2011 and August 31, 2010, are derived from our financial statements and notes thereto audited by Comiskey & Company, Professional Corporation, our independent registered public accounting firm.  The statement of operations data for the three months ended November 30, 2011 and November 30, 2010 and the selected balance sheet data at November 30, 2011, are unaudited.  The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Statement of Operations

	Year Ended August 31		Three Months Ended November 30
	2011	2010	2011	2010
			(Unaudited)	(Unaudited)
Net revenue
Devices	$10,288	$10,090	$41,891	$1,020
Services	6,681	10,126	2,225	952
Consulting	-	46,874	-	-
Total net revenue	16,969	67,090	44,116	1,972
Cost of revenue	25,186	157,710	254,727	4,806
Gross loss	(8,217)	(90,620)	(210,611)	(2,834)
Operating expenses
General and administrative	3,558,304	907,185	448,514	103,300
Officer compensation	540,000	540,000	135,000	135,000
Professional fees	1,569,677	909,756	764,747	124,061
Rent	154,314	174,970	19,203	42,804
Research and development	514,147	1,647,797	356,299	46,326
Total operating expenses	3,558,304	4,179,708	1,723,763	451,491
Net operating loss	(3,566,521)	(4,270,328)	(1,934,374)	(454,325)
Other income (expense)	(4,655,384)	(4,791,811)	(35,559)	(421,112)
Net loss	$(8,222,705)	$(9,062,939)	$(1,970,733)	$(876,237)

Balance Sheet Data

	As of November 30, 2011	As of August 31, 2011
	(Unaudited)
Cash and cash equivalents	$920,168	$3,619,576
Working capital	1,811,264	3,769,176
Total assets	8,123,112	9,400,162
Total liabilities	4,684,633	4,178,047
Total stockholders’ equity	2,785,883	4,536,615

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

In July 2011, we sold 50,000,000 shares of our common stock at a price of $0.20 per share for net proceeds of approximately $8,900,000, after deduction of offering expenses.  Following the July 2011 private placement, approximately $2,557,720 of our outstanding debt, including accrued interest, was converted into 12,583,056 shares of our common stock at a conversion rate of $0.20 per share.

Since 2008, our growth was primarily hindered by a lack of access to capital.  The July 2011 private placement has permitted us to proceed with the execution of our business plan.  In early October 2011, we announced that PocketFinder devices would be available for purchase throughout the U.S. and Canada exclusively at Apple Retail Stores, the Online Apple Store and our website. We also announced that the PocketFinder Vehicle would be available for purchase throughout the U.S. and Canada exclusively at the Online Apple Store and on our website.  Later in October 2011, we delivered the first run of 10,000 PocketFinder devices and 1,000 PocketFinder Vehicle devices to Apple’s distributor.  Shortly thereafter, online sales of the PocketFinder and PocketFinder Vehicle began followed by retail sales.  We have manufactured an additional 15,000 PocketFinder devices and are in the process of manufacturing an additional 15,000 devices with the intent to sell them to Apple, however, we have yet to receive a purchase order for these devices.  We will also be able to add employees to fill some key positions, as we build our corporate infrastructure in anticipation of growth.

Our financial condition was further strengthened by the conversion of $2,557,720 of debt to equity.  By substantially reducing our outstanding debt and building our balance sheet, we have enhanced our position as a going concern and the sustainability of our operations.  This has helped to solidify our relationship with business partners, both current and prospective.

While these have been positive developments, as discussed under “Cash Requirements” below, we will need to obtain additional financing during the next three months to finance the inventory necessary to meet current and anticipated demand and to support related marketing, sales and distribution expenses.

Results of Operations

For the fiscal year ended August 31, 2011 as compared to the fiscal year ended August 31, 2010

Revenue. For the year ended August 31, 2011, we generated $16,969 of net revenue primarily from the sale of PocketFinder Vehicle devices and monthly subscription service income.  For the year ended August 31, 2010, we generated $67,090 of net revenue primarily from the Professional Services Agreement with LoadRack, LLC.  The LoadRack consulting revenues were earned pursuant to a development agreement totaling $1,200,000 for the design, construction and implementation of a location tracking system for transportation fleets.  We recognized this revenue according to our estimate of work in progress to completion toward identifiable project milestones.

Cost of Revenue.  For the year ended August 31, 2011, cost of revenue totaled $25,186 resulting in a negative gross margin of 48%.  This was due to incurring $7,376 in programming costs related to the LoadRack project while not recognizing any revenue from LoadRack.  For the year ended August 31, 2010, cost of revenue totaled $157,710 and primarily consisted of programming costs related to the LoadRack development agreement and services costs related to the monthly subscription service income.

Operating Expenses.  For the year ended August 31, 2011, our total operating expenses were $3,558,304 as compared to total operating expenses of $4,179,708 for the year ended August 31, 2010.  Operating expenses decreased by $621,404 or 14.9% in 2011 from 2010.  The fluctuation in operating expenses is primarily attributed to the following:

●
A $127,019 decrease in general and administrative expenses to $780,166 for the year ended August 31, 2011, as compared to $907,185 for the year ended August 31, 2010.  The decrease in general and administrative expenses in 2011 as compared to 2010 is due to the recognition of approximately $304,000 of bad debt expense in 2010, whereby there was no such expense in 2011.  In addition, the decrease in general and administrative expenses was offset by increases in administrative costs related to the private placement and Form S-1 filing;

●
A $659,921 increase in professional fees to $1,569,677 for the year ended August 31, 2011, as compared to $909,756 for the year ended August 31, 2010.  The increase in professional fees is primarily attributed to a significant increase in legal fees in connection with the July 2011 private placement and the preparation for the filing of our registration statement on Form S-1;

●
A $1,133,650 decrease in research and development costs for the year ended August 31, 2011, to $514,147 as compared to $1,647,797 for the year ended August 31, 2010, as we have completed the majority of research and development activities and are beginning to manufacture the PocketFinder devices; and

●	A $20,656 decrease in rent for the year ended August 31, 2011, to $154,314 as compared to $174,970 for the year ended August 31, 2010, due to moving to smaller office space in Irvine.

Other Expenses.  For the year ended August 31, 2011, we reported other expenses consisting of net interest expense, financing costs, amortization of beneficial conversion feature and deferred financing costs, foreign currency gains, gains on asset disposal, loss on asset impairment, and loss on inventory purchase commitments totaling $4,655,384 as compared to $4,791,811 for the year ended August 31, 2010.

Net Loss.  For the year ended August 31, 2011, we reported a net loss of $8,222,705 as compared to a net loss of $9,062,139 for the year ended August 31, 2010, primarily due to decreases in operating and other expenses as previously discussed.

For the three months ended November 30, 2011 as compared to the three months ended November 30, 2010

Revenue.  For the three months ended November 30, 2011, we generated $44,116 of net revenue as compared to $1,972 of net revenue for the three months ended November 30, 2010.  Net revenue for the three months ended November 30, 2011, consisted of $32,899 from the sales of PocketFinder People devices, $8,952 from the sales of PocketFinder Vehicle devices and $2,225 from monthly subscription service income.

Cost of Revenue.  For the three months ended November 30, 2011, cost of revenue totaled $254,727 resulting in a negative gross margin as compared to $4,806 for the three months ended November 30, 2010.  The cost of revenue was significantly higher than net revenue during the three months ended November 30, 2011, as we incurred labor and cost overages to accelerate our initial production run to meet our distributor delivery deadlines.  In addition, certain fixed overhead charges contributed to the negative gross margin.

Operating Expenses.  For the three months ended November 30, 2011, our total operating expenses were $1,723,763 as compared to total operating expenses of $451,491 for the three months ended November 30, 2010.  Operating expenses increased by $1,272,272 or 282% in 2011 from 2010.  The increase in operating expenses is primarily attributed to the following:

•
A $345,214 increase in general and administrative expenses to $448,514 for the three months ended November 30, 2011, as compared to $103,300 for the three months ended November 30, 2010.  The increase in general and administrative expenses in 2011 as compared to 2010 is due to the following:

           o  Increase in advertising fees to market our products;
           o  Increase in insurance costs as a result of increasing our product liability coverage;
           o  Increase in computer expenses related to our website and development of the PocketFinder Apps;
           o  Recognition of board of directors fees upon the establishment of the board in October 2011.

•
A $640,686 increase in professional fees to $764,747 for the three months ended November 30, 2011, as compared to $124,061 for the three months ended November 30, 2010.  The increase in professional fees is primarily attributed to a significant increase in legal fees to prepare the filing of our registration statement on Form S-1.  In addition, professional fees increased due to the addition of seven consultants specializing in sales and marketing, business development, financial services, technology, and customer service.  Professional fees totaling $158,500 accrued at November 30, 2011 were settled with the issuance of common stock in December 2011;

•
A $309,973 increase in research and development costs to $356,299 for the three months ended November 30, 2011, as compared to $46,326 for the three months ended November 30, 2010, as we increased R&D activities related to our PocketFinder XL device; and

•
The increases above were offset by a $23,601 decrease in rent to $19,203 for the three months ended November 30, 2011, as compared to $46,326 for the three months ended November 30, 2010, due to moving to smaller office space in Irvine.

Other Expenses.  For the three months ended November 30, 2011, we reported other expenses consisting of net interest expense, financing costs, amortization of deferred financing costs and foreign currency gains totaling $35,559 as compared to $421,112 for the three months ended November 30, 2010.  The decrease in other expenses is due to a reduction in interest expense as a majority of our convertible notes payable were converted in July and August 2011.  In addition, there was a significant reduction in finder’s fees and financing activities following the private placement in July 2011.

Net Loss.  For the three months ended November 30, 2011, we reported a net loss of $1,970,733 as compared to a net loss of $876,237 for the three months ended November 30, 2010, primarily due to increases in operating and other expenses as previously discussed.

Liquidity and Capital Resources

We had cash and cash equivalents of $920,168 as of November 30, 2011, as compared to $3,619,576 as of August 31, 2010.  The decrease in cash as of November 30, 2011, as compared to August 31, 2011, is attributed to the purchase of device components and the production of PocketFinder devices.

Inventory totaled $5,007,508 as of November 30, 2011, as compared to $24,809 as of August 31, 2011, and consisted of $81,894 of packaging supplies, $2,308,786 of device components and $2,616,828 of finished goods.

Prepaid expenses totaled $85,486 as of November 30, 2011, as compared to $1,502,838 as of August 31, 2011, and primarily consisted of prepaid insurance and commissions.  The decrease in prepaid expenses as of November 30, 2011 from August 31, 2011 is the result of recognizing approximately $1.4 million in prepaid manufacturing costs at August 31, 2011, so there were no such costs at November 30, 2011.

Manufacturing deposits totaled $51,570 as of November 30, 2011, as compared to $2,800,000 as of August 31, 2011.  The decrease is the result of using deposits to purchase inventory components and manufacture PocketFinder devices from August 31, 2011 to November 30, 2011.

As of November 30, 2011, the total of our property and equipment, less accumulated depreciation, was a net value of $368,369, compared to the net value of $191,855 for our property and equipment, less accumulated depreciation, as of August 31, 2011.  The increase is primarily due to the development of more robust PocketFinder Apps and the purchase of tooling and equipment for device production.

Other assets consisted of patents and trademarks, net of amortization, and deposits.  Deposits consisted of the security deposit for our office lease and amounted to $30,000 as of November 30, 2011 and August 31, 2011.  Patents and trademarks, net of amortization, amounted to $1,228,846 as of November 30, 2011, as compared to $1,231,084 as of August 31, 2011.  We periodically assess our patents and intellectual property for impairment and none has been recorded to date.

Our total assets as of November 30, 2011, were $8,123,112 as compared to our total assets as of August 31, 2011, which were $9,400,162.  The decrease in our total assets between the two periods was primarily due to a decrease in cash that was offset by an increase in inventory as previously discussed.

As of November 30, 2011, our accounts payable and accrued expenses were $1,458,796, as compared to $1,329,689 as of August 31, 2011.

As of November 30, 2011, accrued officer compensation was $911,082, as compared to $914,765 as of August 31, 2011.

There were no outstanding advances from officers or related accrued interest as of November 30, 2011, as compared to $9,462 as of August 31, 2011.  Advances from officers and accrued interest at August 31, 2011 were paid off in September 2011.

Convertible notes payable and related accrued interest totaled $919,158 as of November 30, 2011, as compared to $918,534 as of August 31, 2011.  The $750,000 in convertible promissory notes are short term, to be repaid out of future operating cash flow. The outstanding balance on our line of credit and accrued interest totaled $1,000,000 and $5,417, respectively, as of November 30, 2011.

On January 5, 2011, we entered into a Loan and Security Agreement with Silicon Valley Bank for a $1,000,000 line of credit originally expiring January 5, 2012. On August 24, 2011, the Loan and Security Agreement was amended by a First Amendment to Loan and Security Agreement to waive existing and pending defaults on loan covenants. On February 3, 2012, the Loan and Security Agreement was further amended by a Second Amendment to Loan and Security Agreement to extend the credit line to April 5,2012, to waive existing defaults on loan covenants, and to eliminate the covenant that we maintain certain levels of net billed accounts receivable. The outstanding balance and accrued interest due on the line of credit totaled $1,005,417 as of November 30, 2011. Silicon Valley Bank was granted a security interest in all of our personal property. Prior to its First Amendment, the Loan and Security Agreement contained certain financial covenants including minimum levels of accounts receivable and a specific amount of outside financing to be attained by certain dates. We did not meet the financial covenants as they came due, but under the First Amendment to Loan and Security Agreement the defaults were waived and the financial covenants were adjusted.

Commitments as of November 30, 2011, amounted to $652,596, as compared to $685,500 as of August 31, 2011, and consisted of the liability on losses from inventory purchase commitments recognized in August 2011.

On December 1, 2010, in anticipation of entering into the Loan and Security Agreement with Silicon Valley Bank and in connection with loans that he had made to us, we entered into a Financing Agreement with Greggory S. Haugen under which, among other things, Mr. Haugen agreed to personally guaranty our obligations under the Loan and Security Agreement with Silicon Valley Bank.  We are obligated to reimburse Mr. Haugen for any amounts, including interest, he pays under the guaranty.  To compensate Mr. Haugen for his guaranty, we issued a warrant to him to purchase 3,600,000 shares of our common stock at an exercise price of $0.20 per share and we agreed to pay him $5,000 per month for so long as he has any obligation under the guaranty or he has not been reimbursed by us for any amounts paid by him under the guaranty.  Currently the $5,000 monthly fee is payable in cash or shares of our common stock at Mr. Haugen’s option.  Under the Financing Agreement, we granted Mr. Haugen board observation rights, certain registration rights, and the right to approve our use of funds drawn under the Loan and Security Agreement.  We also agreed to grant Mr. Haugen a security interest in all of our assets, junior only to the security interest of Silicon Valley Bank.  In the event of an “Actionable Violation,” which is defined to include, among other things, our failure to maintain certain minimum net income levels, our failure to maintain a specified minimum account balance, or our failure to make any payment required under the Financing Agreement or any other agreement between Mr. Haugen and us, Mr. Haugen may, among other things, market our assets (including our intellectual property) and require us to sell such assets (subject to the approval of Silicon Valley Bank) with the proceeds to be applied to all amounts then due to Silicon Valley Bank and thereafter to any amounts due by us to Mr. Haugen under the Financing Agreement or any other agreement or instrument.  In January 2011, we entered into the following agreements with Mr. Haugen: (i) a Security Agreement granting him a security interest in all of our assets to secure the reimbursement obligation under the Financing Agreement and every other debt, liability or obligation that we currently or at any time in the future owe to him and (ii) a related Intellectual Property Security Agreement granting him a security interest in all of our intellectual property.

On February 3, 2012 we entered into a Second Amendment to the Loan and Security Agreement with Silicon Valley Bank, in which the Silicon Valley Bank extended the waivers on our existing and pending defaults and extended the loan maturity date to April 15, 2012. On February 7, 2012 we entered into an Amendment to the Financing Agreement with Mr. Haugen, whereby he agreed to remain as personal guarantor for the Silicon Valley Bank loan in consideration for $20,000 for each 30 day period he remains as guarantor, payable in cash or stock at Mr. Haugen’s option. The Amendment to the Financing Agreement has a term of 6 months.

In 2007, we sold $5,242,000 in convertible notes that were subsequently converted into 5,242,000 shares of common stock.  The notes were sold to accredited investors.  We made these sales in reliance on an exemption from registration provided by Section 4(2) of the Securities Act and similar state exemptions.  Our counsel has advised us that the availability of those exemptions cannot be determined with legal certainty due to the fact that we may not have complied with all of the form filings or other notice filing provisions of safe-harbor exemptions for such sales offered by rules promulgated under the Securities Act by the SEC and applicable state laws.  Thus, it is possible that the sale of the convertible notes may have violated the registration requirements of the Securities Act and applicable state laws.  As to those sales, a right of rescission may exist on which the statute of limitations has not run.  We performed an analysis under FAS 5, Accounting for Contingencies, and concluded that the likelihood of a right of rescission being successfully enforced on the convertible note sales is remote.

Cash Requirements

We are an early stage wireless technology company focused on the marketing and sales of the PocketFinder family of products for retail distribution.  Since our inception, we have generated significant losses.  As of November 30, 2011, we had an accumulated deficit of $39,022,363 and we expect to incur continual losses until sometime in calendar year 2013.

We have a limited history of operations.  To date, we have funded our operations primarily through personal loans by the founders and the private placement of our common stock and convertible notes.

As of November 30, 2011, we had $920,168 in cash and cash-equivalents.  Over the next several quarters we expect to invest significant amounts of funds to develop our sales and marketing programs associated with the commercialization and launch of the PocketFinder family of products.  We also expect to fund additional inventory and any necessary general overhead requirements.

We expect to have to obtain additional financing in the coming months to purchase and maintain inventory and for related purposes such as packaging, shipping, and direct sales and marketing costs.  We are not able to estimate the amount of funds necessary as it will be determined by the volume represented by purchase orders from targeted retailers who desire to sell our product.

Our funding requirements will depend on numerous factors, including:

•
Costs involved in production and manufacturing to fill purchase orders, software and interface customization for OEM partners, and the network necessary to commence the commercialization of the PocketFinder People and PocketFinder Pets devices;

•	The costs of outsourced manufacturing;
•	The costs of commercialization activities, including product marketing, sales and distribution, and customer service and support; and
•	Our revenues, if any, from successful commercialization of the PocketFinder devices and the PocketFinder Network platform services.

As noted above, we will need to obtain additional financing during the next three months to finance the inventory necessary to meet current and anticipated demand and to support related marketing, sales, and distribution expenses.  The sale of additional equity securities may result in additional dilution to our stockholders.  Sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan.  Additional financing may not be available in amounts or on terms acceptable to us or at all.  If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned commercialization activities, which could adversely affect our financial conditions and operating results.

In order to facilitate the testing of devices as they come off of the production line, we purchased test equipment which enables our manufacturer to determine each device’s fidelity. The test equipment is currently being used at Jabil’s San Jose facility, where the first 50,000 devices are being produced. If we move to another Jabil facility for further production, we might be required to purchase additional test equipment.

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 1 to 5 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

Product Research and Development

We plan to continue to develop new product enhancements to our existing product on the market including PocketFinder People and PocketFinder Vehicles.  We are currently in the final process of testing the PocketFinder XL (“extended life”) devices.

Plant and Equipment, Employees

We do not plan to purchase or sell any significant equipment, plant or properties during the foreseeable future.  Our business operations are based on a strategic outsourcing model, thereby negating the need for additional plant and equipment, or significant numbers of employees.  Thus, we do not anticipate hiring any significant number of additional employees during the next 12 months but will add a few selected and strategic employees.

BUSINESS

We design, develop, and sell leading-edge personal locator devices and services. Our devices utilize Global Positioning System (“GPS”) and General Packet Radio Service (“GPRS”) technologies in conjunction with our patented, proprietary hardware and software to allow users to locate their devices in real time.  Our flagship product, the PocketFinder, is a small, completely wireless, location device that enables users to locate a person, pet, vehicle or other valuable item at any time from almost anywhere.  The device location can be obtained by logging on to our website (www.pocketfinder.com) or by using an  iPhone, iPod touch or iPad App.  Customers may also access the website from their Android, Windows Mobile or BlackBerry smartphones.  The PocketFinder can also send near real time location information to users via email or SMS Text Message or push notification.

In addition to the PocketFinder, we also developed several other related products which include: PocketFinder People, PocketFinder Pets, PocketFinder Vehicle, PocketFinder Mobile, PocketFinder XL and VehicleFleetFinder devices.  These products are all based on the PocketFinder technology and will be utilized to serve strategic vertical markets.  Over the course of the last several months, it has become clear to us that our business will include both consumer and commercial applications for our products.  It has also become clear that the opportunity in the commercial market segment is at least as robust as the opportunity in the consumer market segment.

Sales of both the PocketFinder Vehicle device and the PocketFinder device through the Online Apple Store began in the middle of October 2011, with sales in Apple Retail Stores beginning incrementally throughout the months of October and November 2011.  Devices are now available for purchase throughout the U.S. and Canada exclusively at Apple Retail Stores, the Online Apple Store and will soon be available for purchase through our own website.  Although it is very early in our initial sales cycle, we have seen a steady increase in the number of device activations week over week during the last six weeks of 2011.

We recently developed and released new feature rich Apps for the iPhone, IPod touch and iPad, to which customer response has been overwhelmingly positive.  These Apps allow users to maximize the functionality and benefits of their various PocketFinder devices.  The new iPhone and the native iPad Apps are free downloads and available through the iTunes Store.  They deliver the ability to set up and manage PocketFinder devices while the user is on the go throughout the day or night and from virtually anywhere in the world that the user’s phone has connectivity.  Android, BlackBerry, and Windows Mobile Professional 6.0 Operating Systems are able to access the existing www.pocketfinder.com website to manage and set up accounts.  We plan to continue to update our SmartPhone Apps that turn a GPS enabled smartphone into a “PocketFinder” like device so that its location is visible to other members in a user’s account without the necessity of buying additional PocketFinder devices.  These GPS mobile applications interact with our easy to use web-based interface from any telecom GSM or Code Division Multiple Access (“CDMA”) network.

In response to specific customer demand for a small location device that delivered as much as 30 days of battery life for asset tracking and, more specifically, the shipping of high value parts and/or products, we developed PocketFinder XL, an extended battery life product.  We are currently testing the pilot run of PocketFinder XL units.  Once we are satisfied with their performance quality, we will deliver beta units to select companies and governmental organizations for review and testing in order to generate purchase orders.  We anticipate delivering the devices to our potential customers in 2012.

Through our Professional Services Agreement with Loadrack.com, LLC (“LRK”), we developed a robust User Interface designed for the trucking and freight monitoring industry.  We assisted LoadRack.com in building a dynamic, near real time, Internet-based system that will increase the efficiency of moving produce and refrigerated items, ensure the safety of temperature controlled foods during transport, and increase on-time deliveries of foods and perishable products.  LRK is positioning to be the premier provider of truck and load matching with this industry first near real-time asset tracking application.  Their advanced application allows shippers, carriers, and truck brokers to optimize resources and coordination by procuring available trucks and loads while ensuring load integrity across the supply chain.  Accessed via the Internet, the system allows users to determine load location and status, view zones, monitor load temperatures, facilitate route changes, and effectively manage equipment problems and delays.  This opportunity represents a way to leverage a vast vertical market by applying the company’s cutting edge PocketFinder Network with its smartphone and hardware applications to enhance the way commerce is moved, contain costs, and facilitate the delivery of goods to stores cheaper, better and faster throughout the United States.

We have begun to sell devices to LRK and anticipate increased sales in 2012.  We plan to work closely with LRK to grow its customer base which will also allow both companies to achieve significant cash flow benefits.

Our associated VehicleFleetFinder devices use similar advanced technology to help businesses optimize their mobile resources (vehicles, equipment, sales forces, etc.) by providing location, direction, speed and other information that enables enhanced coordination and leveraging of assets. For businesses that employ this technology they will be able to know “where” key resources (people or assets) are located at a glance so that they will then be able to answer a customer’s question of “when.”

In some measure, due to the dramatic downturn in the economy, we see evidence of market demand for location-based services that allow businesses that are seeking tighter cost controls to better manage key assets and families, who are more mobile than ever, access to a solution that helps them to keep in touch with one another in an increasingly busy and highly mobile world.  In July 2010, Frost & Sullivan projected growth of location based services (“LBS”) for wireless carriers to be $1.58 billion in 2015.  In their study they stated, “In tandem with smartphone advances, carriers are making their networks and locating capability more accessible to LBS application developers.”  We are well positioned for this movement and working closely to utilize carrier based location information to enhance the in-door performance of the PocketFinder family of products.

Strategy Analytic’s Nitesh Patel released the “The $10 B Rule: Location, Location, Location” study in May 2011.  Mr. Patel believes that the evolution of location based services has momentum of its own sufficient to further evolve and develop the market to a point where it is projected to be valued at $10 billion by 2016.  He further states that “Consumers are increasingly demanding services such as search, maps, or navigation, for which location information is either fundamental to or provides greater context, utility and therefore appeal.”

We are aggressively moving the PocketFinder family of products web-based features and functionality onto more functional mobile platforms to better meet the needs of our highly mobile society.  We are seeing similar demands and requirements in families and in businesses.  By taking advantage of the latest in GPS, GSM, and Internet technology, small and medium sized businesses will be able to more effectively and efficiently manage their mobile assets and key human resources, as well as to carefully monitor the shipping and delivery of high value assets.  Although we are only selling devices in the U.S. and Canada, we find that many people have purchased our devices while visiting the U.S. and then returned home to activate them.  Global usage now comprises much of Europe, Russia, Romania, Ukraine, Mexico, China, Hong Kong, Australia, and many countries in South America, and more are added each week.

In addition, vertical applications from which we receive customer feedback include: outdoor enthusiasts, adult children of the elderly, elder care providers of patients with Alzheimer’s and dementia, special needs providers for those with disabilities, pet owners, and for the tracking and recovery of valuable property and luggage while traveling.  Our device is only fifty millimeters in diameter (about 2 inches).  It fits easily into a child’s pocket, into a backpack, or onto a belt.  The PocketFinder People and PocketFinder Pets devices will come with a form-fitting silicone pouch that can easily slide onto a belt or a pet’s collar.

We continue to tightly control our overhead and ensure that we have the right resources in place at the right time.   We have a very talented senior management team that brings the right knowledge, skills and abilities to deliver world-class products and services.  Distribution opportunities are being negotiated as we carefully analyze each market opportunity against the cost of entry, potential growth, economic value, and support capability metrics.   We are developing a business model for international market opportunities and are in discussions with wireless carriers and/or distributors in multiple countries at this time.  Key personnel have been brought in as independent contractors to supplement our existing team with customer, sales and business development skills.

Our Personal Locator Services

Our products are currently being sold through the Online Apple Store, Apple Retail Stores and will soon be sold through our website.  We provide customer service and support in the United States through existing, award winning call centers owned by Affinitas.  In the consumer market we are seeing multiple vertical market segments including the following:

•	Parents of young children (primarily 5 to 12 years of age) who seek the peace of mind of being able to know that their children are where they are supposed to be when they are supposed to be there;
•	Families with loved ones who are Autistic or have Down Syndrome, Alzheimer’s, etc.;
•	First time family drivers or for added security in states with heavy snow conditions;
•	Elder Care support and applications;
•	Pet care and location capability; and
•	Asset tracking and location capability: cars, trucks, snowmobiles, fleet management, luggage, boats, RVs, and other high-valued assets.

Our Intellectual Property Investment

We continue to invest in intellectual property that consists of apparatus patents and applications and system and method patents and applications.  We have filed claims that cover many aspects of the PocketFinder, its operating system and user interface.  We have expanded and filed additional claims this fiscal year that cover new aspects of the PocketFinder People device, its operating system and user interface.  Our intellectual property portfolio includes 28 issued US patents, 12 pending US patents, 7 pending foreign patents, 6 PCT filings, 17 registered trademarks and 4 Madrid protocol trademark cases.

We own the Internet domain name www.pocketfinder.com as well as the names of numerous other related domains that could have use in future business and vertical marketing initiatives and for Internet marketing purposes.  Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org,” or with a country designation.  The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Our Target Markets and Marketing Strategy

We provide wireless location based solutions for global positioning products and with our proprietary “friendly user interface” software system.  Our PocketFinder family of products delivers rugged, compact products with near real-time location-based information over our proprietary server architecture.  Our products optimize the way families stay connected with one another, for pet owners to know where their pets are on demand, and provide solutions for asset tracking – such as shipping of high value assets or LoadRackTracker’s trucking solution for controlled temperature environments.  We have the ability to provide platform support for the integration of other location-based GPS services within our applications in order to simplify the customer’s need to manage all location-based devices in one easy tool.

We recently launched the PocketFinder and PocketFinder Vehicle in the United States and in Canada through the Apple Online Store and Apple Retail Stores. We anticipate that PocketFinder Pets will be available for purchase on our website sometime in the first quarter of 2012. We are also working on several “white label” marketing opportunities.  In addition, licensing opportunities are being explored on the international front.

Our marketing initiatives will include:

•	Licensing opportunities for the products in international areas or regions;
•	Self branded or “white label” opportunities for niche market or vertical market sales;
•	Affinity group marketing and outreach opportunities;
•	Utilization of direct response sales due to public relations outreach in special interest magazines and newsletters; and
•	Retail distribution initiatives.

Our Revenue Sources

We expect our revenues to be derived from the following sources:

•	Potential licensing fees;
•	Organizations that will self-brand the PocketFinder for specialized niche markets (“white label”);
•	Personal Locator device sales to retailers;
•	Personal Locator device sales through affinity groups and through our website;
•	Personal Locator device accessory sales; and
•	Monthly recurring service fees.

Our Growth Strategy

Our objective is to become a premier provider of personal and asset location services in the Location Based Services market.  Our strategy is to provide high quality devices that meet the market’s requirements whether it is for their children, their pets, or asset tracking (luggage, vehicles, boats, etc.).  Key elements of our strategy include:

•	A mass market retail price of under $150 for Personal Location devices (customized trucking solutions with additional features and capabilities will be sold at a higher cost);
•	A basic monthly service fee in the U.S. for Personal Locator devices of $12.95 with multiple convenient access points (smartphone and/or via the Internet);
•	Ease of use at the location interface point as well as with the device; and
•	Rugged design that meets the rigors of an active child or pet.

Our Competition

Personal location and property tracking devices are beginning to significantly penetrate the marketplace.  We believe this condition represents a tremendous opportunity as customers will be attracted in large numbers once the intrinsic value of such devices is recognized and mass market adoption begins.

Our competitors include: Geospatial Platform Providers, Application Developers, Zoombak, Garmin’s GTU-10, Qualcomm’s Tagg, Lo-Jack, and SpotLight.  These competitors may be better financed, or have greater marketing and scientific resources than we do.

In related markets, GPS devices have become widely used for automotive and marine applications where line-of-sight to GPS satellites is not a significant issue.  Manufacturers such as Garmin, Navman, Magellan, TomTom, Pharos, NovAtel and DeLorne are finding a market interested in using these products for both business and leisure purposes.  As a result, use of GPS technology in devices such as chart plotters, fitness and training devices, fish finders, laptop computers, and personal digital assistant (“PDA”) location devices are gaining significant market acceptance and commercialization.  Prices range from $100 to several thousand dollars.  We expect that increasing consumer demand in these markets will drive additional applications and lower price points.

Government Regulation

We are subject to federal, state and local laws and regulations applied to businesses generally as well as Federal Communications Commission, Internationale Canada (“IC”) and CE (European Economic Area) wireless device regulations and controls.  We believe that we are in conformity with all applicable laws in all relevant jurisdictions.  We are currently seeking NOM and NYCE certifications in order to begin sales in Mexico.  We do not believe that we are subject to any environmental laws and regulations of the U.S. and the states in which we operate.

Our Research and Development

As cash becomes available we will continue to invest in ongoing research and development to enhance the size and performance of our existing products as well as to customize products to better fit specific vertical market needs and requirements.  We will continue to work with our manufacturer and several other entities that are conducting research on key aspects of the device itself (including expanded antennae capability, battery capacity, Iridium Satellite connectivity, and enhanced location reliability and accuracy) in an ongoing effort to provide the best quality product at the very best size and value in the market.  We anticipate ongoing involvement with some level of developmental activity throughout the foreseeable future.

Employees and Outsourced Assistance

We currently have four employees and we anticipate adding up to 10 more full time employees within the next 12 months.  We have limited our use of contracted professionals who have been engaged in hardware and software development, early marketing and sales preparation, and preparation for customer service support.  Mr. Scalisi, our Co-President and Chief Development Officer, Mr. Morse, our Co-President and Chief Executive Officer, Mrs. Mejia, our Chief Operating Officer, and Mr. Gregory Gaines, our Chief Marketing and Sales Officer, currently devote 100% of their business time to our operations.  In addition to the new members of our board of directors, we have added several key contractors with customer service, business development, and sales leadership experience.  Remaining true to our “outsourced” model for growth and expansion, any large personnel increase will be accomplished through sales and customer support outsourced organizations contracted to provide respective services.  We will remain focused on our core competency of providing location devices and services.

Property

On May 11, 2011, we entered into a lease agreement with the Irvine Company LLC to lease approximately 4,700 square feet of general office space located at 49 Discovery, Suite 260, Irvine, California 92618, for base rent ranging from $6,199 to $7,193 per month over a 48-month lease term commencing July 1, 2011 and ending June 30, 2015.

Legal Proceedings

Gemini Master Fund, Ltd. alleged that we were in default in the payment of the principal and unpaid accrued interest under two senior secured promissory notes in its favor in the original principal amounts of $625,000 and $100,000.  These notes were secured by a pledge of 5,600,000 shares of our common stock personally owned by one of our officers.  On or about February 1, 2010, Gemini seized all of the pledged shares and sold them to itself for a total of $10,000 at what it designated as an auction.  It is our position that, at the time of the purported auction, the shares had a fair market value that exceeded the amount of the claimed obligation.  In April 2011, Gemini filed a complaint against us for breach of contract for non-payment of amounts due under the two senior secured promissory notes.  The complaint specifies damages totaling $858,292, plus pre-judgment interest, costs of suit and other relief.  In June 2011, we filed a cross-complaint against Gemini for monetary damages related to Gemini’s disposition of the pledged shares.  It is Gemini’s position that we remain obligated to pay Gemini the $858,292 in claimed damages plus pre-judgment interest, costs of suit and other relief, less the $10,000 that Gemini claims was derived from the sale of the pledged shares.  It is our position, expressed in our cross-complaint, that Gemini’s disposition of the pledged shares failed to comply with the law and that the pledged shares had a fair market value that exceeded the debt for which they were sold, such that Gemini’s claimed obligation has been paid in full, and we are entitled to certain damages and related relief.

MANAGEMENT

Executive Officers and Directors

Our directors are elected by the stockholders for a term of one year and serve until successors are elected and qualified.  Officers hold their positions at the pleasure of the board of directors, subject to any employment contracts.  Each of our three executive officers serves pursuant to new employment contracts which terminate January 12, 2017, subject to the automatic and successive one-year extensions if not cancelled by either party.  See “Executive Compensation – Employment Contracts.”

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
David M. Morse	58	Co-President, Chief Executive Officer and Director
Joseph F. Scalisi	48	Co-President and Chief Development Officer
Desiree Mejia	40	Chief Operating Officer, Secretary and Director
Gregory Gaines	58	Chief Marketing and Sales Officer
Greggory S. Haugen	48	Director
David L. Meyers	66	Director
Charles H. Smith	68	Director
Ronald Warner	67	Director

Dr. Morse has served as Co-President, Chief Executive Officer and Chairman of the Board of Directors since October 8, 2007.  From late 2001 to 2005, Dr. Morse was involved in several start-up ventures providing consulting services (People Basics from August 2001 to April 2002 and ESP Networks from April 2002 to July 2004).  In September 2005, he joined with Joseph Scalisi and Desiree Mejia to incorporate Location Based Technologies, Corp. (“Old LBT”) (formerly known as PocketFinder, Inc.), which we acquired in October 2007.  Old LBT had been formed to develop the PocketFinder personal locators.  Dr. Morse brings 20 years of executive-level experience to us.  The majority of his career focused on the consumer market, leading him to serve as Vice President of Consumer Billing Services for Pacific Bell from 2000 to 2001.  His passion for customer service led to his appointment as Chief Customer Officer for Pacific Bell from 1997 to 2000 where he worked directly with the Chairman and the Executive Committee to establish the alignment of corporate strategy and process management objectives.  Prior to Pacific Bell, he served as Vice President of Sales and Service for SBC, now AT&T, the second largest telecommunications company in the United States, from 1991 to 1997.  While at SBC, he led an organization of more than 4,000 employees in 23 locations, serving 7,000,000 households.  Subsequent to leading the consumer organization, he served as Vice President of Product Marketing responsible for SBC’s core billing product.

Dr. Morse received a PhD in Organizational Behavior from Columbia Pacific University, a Master of Arts degree in Psychology from the University of Northern Colorado and a Bachelor of Science degree from Brigham Young University.

Dr. Morse has given keynote addresses on education and business management to several organizations and lectured at University of California at Berkeley, University of California at Davis, University of California at Los Angeles and Massachusetts Institute of Technology.  He has also served as Chair for the University of California’s Board focused on Mathematics, Engineering, and Science Achievement (MESA).

Mr. Scalisi has served as Co-President and Chief Development Officer since October 11, 2007.  He also served as a director from October 11, 2007, until his resignation on December 1, 2011.  Prior to becoming our Co-President and Chief Development Officer, Mr. Scalisi was an officer of our predecessor company, PocketFinder, Inc. from 2004 to 2007.  As a co-founder, Mr. Scalisi designed the first generation PocketFinder device.  With vast of knowledge of the communications industry, including expertise in patents and trademarks, Mr. Scalisi is responsible for filing intellectual property applications, architecting the PocketFinder design team (interactive voice recognition (“IVR”), mapping interface, man-machine user interface and hardware design) and participates in the negotiation of contracts.  Mr. Scalisi is married to Mrs. Mejia.

Prior to becoming involved with the PocketFinder® device, Mr. Scalisi was employed by ESP Networks from February 2000 to November 2004 doing wireless development for a restricted use cellular phone with an automated pager system.

Mr. Scalisi has received 26 domestic issued patents along with four international patents.  He is currently working on 16 additional patent applications filed over the past several years.  He attended Fullerton College.

Mrs. Mejia  has served as Chief Operating Officer, Secretary and a director since October 11, 2007.  As a co-founder, Mrs. Mejia is responsible for running the day-to-day operations and oversees the Accounting and Marketing departments.  Mrs. Mejia is married to Mr. Scalisi.

Mrs. Mejia developed the PocketFinder concept after realizing that a true need exists to “see” your children even when you can’t be with them.  With co-founder Joseph Scalisi, Mrs. Mejia took the concept of using a GSM/GPRS tracking platform, combining it with a mapping service and creating a revolutionary tracking system.  Thus the PocketFinder system was born.

Prior to becoming our Chief Operating Officer in 2007, Mrs. Mejia was the Chief Operating Officer for our predecessor company, PocketFinder, Inc. from 2004 to 2007.  Previously, she worked for ESP Networks from December 2000 through November 2004.  Prior to December 2000, Mrs. Mejia worked with venture capital firms to help raise funds for the technology sector.  She also consulted with a wireless manufacturing company to assist with the launch of a new wireless device.  Prior to this, Mrs. Mejia worked with Deloitte and Touche, LLP where she specialized in the technology and telecommunications field.  Previously, Mrs. Mejia acted as the head researcher and assistant to the Chairman at MESA Research, whose clients included AT&T, Motorola, Nortel, 3Com and Phillips.  She has a Bachelor of Arts degree in Sociology from California State University, Dominguez Hills.

Mr. Gaines joined us as Chief Marketing and Sales Officer in October 2011.  He brings to us many years of significant global, technology based marketing and sales experience as well as startup entrepreneurship.  His international experience includes serving Powerwave Technologies, Inc.as its Vice President of Sales and Marketing for the Americas and Asia from November 2004 before being promoted to Vice President for Global Sales and Marketing until January 2007.   Prior to joining Powerwave, Mr. Gaines held various strategic account management positions at Intel Corporation from 2000 to 2004,  ultimately corporate Worldwide Alliance Director.  From 1998 to 2000, Mr. Gaines was senior marketing manager for Compaq Computer Corporation and before Compaq, Mr. Gaines held various managerial positions in marketing, manufacturing and engineering with Digital Equipment Corporation over an 18 year span.

Mr. Haugen was elected as a director in October 2011.  He has been an active financier since 1990, leading teams investing over $5 billion in various companies and portfolios of distressed consumer, real estate and residential assets in the U.S. and internationally.  Mr. Haugen was a founding Senior Partner of CarVal Investors, a Value Fund with more than $10 billion in assets under management when he left in 2008.  Since that time, Mr. Haugen has invested in and provided consulting advice to several early stage companies, including the company.  Mr. Haugen currently serves on the Board of Capital Partners Funding Group, Inc., a U.S. business and financial consulting company whose mission is to provide clients with long term capital funding solutions using very sophisticated financial programs that utilize various tax advantaged insurance products.  Mr. Haugen received his Masters of Management from the J.L Kellogg Graduate School of Management at Northwestern University in 1990 with concentrations in Finance, Marketing, International Business and Organizational Behavior.  Prior to graduate school, Mr. Haugen was a Senior Accountant with KPMG Peat Marwick in Minneapolis after obtaining his Bachelor of Science in Business Administration at Boston University in 1985.

Mr. Meyers was elected as a director in October 2011.  He is the former Executive Vice President and Chief Financial Officer for Del Monte Foods, Inc.  Mr. Meyers is an entrepreneurial general manager with over 35 years of senior management experience in the consumer products industry.  His experience includes both international and domestic leadership focused on achieving high growth and low cost development of operations.  He has extensive experience in corporate and operations finance, business development, strategy, global acquisitions, divestitures, and mergers.  His strong knowledge of capital markets and creative financing instruments consistently resulted in optimal capital structures.  Mr. Meyers served on the Board of Smart & Final and was Chair of the Audit Committee prior to its sale.  He is currently on the Board of Foster Dairy Farms and Chair of its Audit Committee and also on the Board of Bay Grove Capital.

Mr. Smith was elected as a director in October 2011.  He is the former President and Chief Executive Officer of SBC West, now AT&T and formerly SBC Pacific Bell/SBC Nevada Bell, overseeing more than 50,000 employees who delivered telecom products and services to that company’s millions of business and consumer customers in California and Nevada.  Mr. Smith joined Pacific Bell in 1967 after graduating from California State University at Los Angeles with a Bachelor’s Degree in Social Science with additional graduate course work and spent his more than 30 year telecom career predominantly in Operations and Executive Management positions.  In 1985 he completed a graduate program for executives at Carnegie Mellon University.  Mr. Smith was named the forth Alfred North Whitehead Distinguished Lecturer in Lifelong Learning at the University of Redlands.  Additionally, Mr. Smith was Vice Chair of the Board for USC’s Center for Telecommunications Management.  He remains actively involved as an advisor for numerous business, educational, and community support boards and agencies.  Currently Mr. Smith is Vice Chairman of the Board of the University of San Francisco and has also received honorary doctorate degrees from Menlo College and Holy Names College.

Mr. Warner was elected as a director in October 2011.  He has been in the private practice of law since 1968.  Since July 2003 he has been a senior corporate lawyer in the law firm of Locke Lord LLP.  Mr. Warner’s practice concentrates on mergers and acquisitions, financings (from emerging growth financing through large multi-national public offerings) and international joint venture and collaborative arrangements.  Mr. Warner currently serves on the Board of Directors of Senetas Pty. Ltd., an Australian public company that designs and distributes encryption products world-wide, Radiance Rewards. LLC., a privately held company that offers a health and fitness rewards and social network platform for businesses, and Elite Interactive Solutions, Inc., a privately held company that offers security monitoring and services for business facilities.  He also serves on the advisory boards of several technology and services companies in the United States and other countries, and has been involved as a principal in a few operating businesses.  Mr. Warner received his Juris Doctor degree with honors from the New York University School of Law after obtaining his Bachelor of Arts degree from Tulane University.

Other Persons Expected to Make Significant Contributions

Tina Florance, CPA, provides us with accounting and financial advisory services.  She oversees our accounting group and is responsible for all of our SEC filing and reporting requirements.

Director Independence

Our board of directors has determined that the following directors are “independent directors” as defined by the rules of The NASDAQ Stock Market (“NASDAQ”): Messrs. Meyers, Smith and Warner.  Although our common stock is not listed on NASDAQ, the board uses the definition of independence from the NASDAQ listing standards to assess independence of our directors. Under applicable SEC and NASDAQ rules, the existence of certain “related-party” transactions above certain thresholds between a director and us are required to be disclosed and preclude a finding by the board that the director is independent.

Limitations of Liability and Indemnification

Our articles of incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors.  However, the liability of directors to us or our stockholders for monetary damages is not limited for (i) any breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which a director derives an improper personal benefit and (iv) other acts specified by Nevada law.  This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission.  Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Under our bylaws we are required to advance, prior to the final disposition of any proceeding, all expenses incurred by any director or officer in connection with that proceeding on receipt of an undertaking by that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Nevada law permits us to indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests,

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and

•	in the case of directors and officers, did not commit a breach of his or her fiduciary duties involving intentional misconduct, fraud or a knowing violation of law.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding.  If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought (or another court of competent jurisdiction) determines that the person is fairly and reasonably entitled to indemnity in an amount that the court deems proper.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Executive Compensation

Summary Compensation Table.  The table set forth below summarizes the compensation payable to our executive officers during the years ended August 31, 2011 and 2010 for services in all capacities.  Those listed in the table received no cash bonuses, option awards, nonequity incentive plan compensation or nonqualified deferred compensation earnings during those two fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year Ended 8/31	Salary ($)		Stock Awards ($)	Total ($)
David M. Morse (1)	2011	180,000	(4)		180,000	(4)
	2010	180,000	(4)		180,000	(4)
Joseph F. Scalisi(2)	2011	180,000	(5)		180,000	(5)
	2010	180,000	(5)		180,000	(5)
Desiree Mejia(3)	2011	180,000	(6)		180,000	(6)
	2010	180,000	(6)		180,000	(6)

(1)	Co-President, Chief Executive Officer and Chairman of the Board
(2)	Co-President, Chief Development Officer and Director
(3)	Chief Operating Officer, Secretary and Director
(4)	In fiscal 2011, $94,888 was paid and $85,112 was accrued for future payment. In fiscal 2010, $22,500 was paid and $157,500 was accrued for future payment.
(5)	In fiscal 2011, $82,250 was paid and $97,750 was converted into 488,750 shares of the Company’s common stock. In fiscal 2010, $7,500 was paid and $172,500 was accrued for future payment.
(6)	In fiscal 2011, $83,750 was paid and $96,250 was accrued for future payment. In fiscal 2010, $7,500 was paid and $172,500 was accrued for future payment.

Outstanding Equity Awards.  The table below summarizes the outstanding equity awards to our executive officers as of August 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Morse	-0-	2,000,000	(1)	$1.00 / share	(1)
Joseph Scalisi	-0-	2,000,000	(1)	$1.00 / share	(1)
Desiree Mejia	-0-	2,000,000	(1)	$1.00 / share	(1)

(1)
Each officer holds an option to purchase up to 2,000,000 shares of common stock at $1.00 per share.  Options to purchase 1,000,000 shares each are exercisable when we achieve a total of 100,000 customers, and the remaining options to purchase 1,000,000 shares each are exercisable when we achieve a total of 250,000 customers.  None of such options is presently exercisable.  The options expire ten years from the date a performance goal is achieved and vest on a change in control.

Compensatory Plans.  On September 10, 2007, the directors and shareholders of Old LBT adopted a 2007 Stock Incentive Plan.  The plan was assumed by us when we acquired Old LBT, and it was subsequently ratified by Messrs. Morse and Scalisi and Mrs. Mejia, as our controlling stockholders.  The plan reserves 2,250,000 shares for issuance pursuant to options, grants of restricted stock or other stock-based awards.  The plan is administered by the board of directors which has the power, pursuant to the plan, to delegate the administration of the plan to a committee of the board.  A total of 1,461,734 shares have been issued under the plan, leaving 788,266 shares available for issuance in the future.

Our board on January 12, 2012, adopted an amendment and restatement of the 2007 Stock Incentive Plan (as amended and restated, the “Plan”), which provides for the grant of options, restricted stock and stock appreciation rights covering up to 20,000,000 shares of our common stock.  The amended and restated plan becomes effective upon its approval by our stockholders, but awards may be made while receipt of stockholder approval is pending and, to the extent required by applicable law, such awards shall be conditioned upon the receipt of such approval.

As provided in the executive employment agreements described under “Employment Contracts” below, each executive was granted an incentive option on January 12, 2012 to purchase 4,000,000 shares of our common stock at a price of $0.31 per share.  None of the options may be exercised unless and until the Plan has been approved by our stockholders.  The options will vest as follows:  (i) options covering 500,000 shares vest immediately as a year-end bonus; (ii) options covering 250,000 shares vest upon the Company achieving 100,000 worldwide activations (including the U.S.); (iii) options covering 250,000 shares vest upon the Company completing a capital raise of $20 million or greater; (iv) options covering 250,000 shares vest upon the Company successfully listing its common stock on the NYSE Amex Equities; and (v) options covering 500,000 shares vest upon the Company successfully listing its common stock on the NASDAQ Stock Market  An executive may elect to receive the following amounts of cash in lieu of the vesting of options:  $75,000 under clauses (iii) and (iv) and $150,000 under clause (v).  If an executive elects to receive cash, the options that would otherwise have vested are to be cancelled.  In addition, any of the 4,000,000 options that have not vested or been cancelled will vest in the event of a change in control of the company.

There are no other arrangements or plans in which we provide pension, retirement or similar benefits for our officers or directors.

Compensation of Directors.  Those of our directors who are also employees receive no extra compensation for their service on our board of directors.  The four current directors who are not employees and were appointed on October 25, 2011, are entitled to receive 50,000 shares of common stock for joining the board and an additional 50,000 shares of our common stock in the third quarter of their service.

Employment Contracts.   Effective January 12, 2012, we entered into new executive employment agreements with David Morse, Joseph Scalisi and Desiree Mejia.  The agreements had been approved by our board, with Mr. Morse and Ms. Mejia abstaining  The terms and conditions of the agreements supersede the preexisting employment agreements between us and these executives.

The agreements provide that the executives will continue to be employed in their current positions:  David Morse, Chief Executive Officer and Co-President; Joseph Scalisi, Chief Development Officer and Co-President; and Desiree Mejia, Chief Operating Officer.
They expire January 12, 2017, the fifth anniversary of the effective date, provided that they are automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.

Each executive is entitled to a base salary of $15,000 per month (the same as currently being paid under the preexisting agreements) and to adjustments to his or her base salary based on certain performance standards.  Under the new performance standards, the base salary is increased in increments of $2,500 per month upon us first achieving (measured at the end of each fiscal quarter on the basis of the trailing twelve months) $1.5, $2.5, $3.5 and $4.5 million in earnings before interest, taxes, depreciation and amortization.  The agreements provide that the company will grant to each executive options to purchase 4,000,000 shares of our common stock at a price equal to 10% above the 30-day volume weighted average price on the date of signing the Agreement, subject to vesting as described above under “Compensatory Plans.”  If an executive has accrued compensation, it shall be paid to executive upon the occurrence of certain events and in the manner provided in the agreements.  Each year we may pay an executive a bonus, which may be part of a general bonus plan established by the board, and the executives are entitled to participate in our stock incentive plan on such terms as the Board deems appropriate from time to time.  Each executive will also be entitled to participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.

The agreements terminate on death, incapacity (after 180 days), resignation and cause as defined.  If terminated without cause (including a failure to elect or re-elect the executive to the position set forth, a material change in the executive’s duties or responsibilities, or a material reduction in benefits), unless consented to by the executive, the executive is entitled to receive base salary at least equal to the salary, including bonuses and commissions, of our highest paid employee, and medical benefits, through the end of the employment term or, if such termination occurs in the last year of the employment term, for a period of two years after the date of termination.  If during such period any events occur that would have resulted in increasing his or her base salary if the executive were still employed, the executive will be entitled to receive such additional amounts.  In addition, any of the 4,000,000 options granted to the executive which have not vested or been cancelled will automatically vest in the event the executive’s employment is terminated without cause as set forth above.

RELATED PARTY TRANSACTIONS

The following are the related party transactions in which we have engaged since September 1, 2008.

On August 15, 2008, we entered into a consulting agreement with Richard Mejia, Jr. for business and financial advisory services related to fund raising, corporate governance and SEC filings.  The agreement expired February 15, 2009.  Mr. Mejia was entitled to receive an hourly amount for his services that could be paid in a combination of cash and/or equity with the cash portion not to exceed 50%.  Mr. Mejia, is a retired partner of Ernst & Young LLP and is the father of Desiree Mejia, our Chief Operating Officer, Secretary and a Director.  Mr. Mejia did not receive any compensation under this agreement.

On September 3, 2008, we entered into an unsecured promissory note agreement with Joseph Scalisi, our Co-President and a stockholder, for $950,000.  Under the terms of the promissory note agreement, the principal and any unpaid interest were to be repaid by March 3, 2009, six months from the date of issuance.  The note provided for interest at 8% per annum and could be repaid at any time before the repayment date, in part or in full, without penalty.

On January 26, 2009, we entered into an unsecured promissory note agreement with Joseph Scalisi, our Co-President and a stockholder, for $350,000.  Under the terms of the promissory note agreement, the principal and any unpaid interest were to be repaid by April 26, 2009, three months from the date of issuance.  The note provided for interest at 8% per annum and could be repaid at any time before the repayment date, in part or in full, without penalty.

In addition to the loans we received from Joseph Scalisi as discussed above, David Morse, Joseph Scalisi and Desiree Mejia have from time to time advanced funds to cover our operating expenses.  Beginning in December 1, 2008, cash advances from officers accrued interest at the rate of 8% per annum. These advances from officers have no formal repayment terms.  For the years ended August 31, 2009, 2010 and 2011, cash advances from officers totaling $582,000, $947,297, and $1,000 respectively, were provided to us to cover operating expenses.  During the year ended August 31, 2011, repayments totaled $438,874 and $58,937 of interest was accrued on officer advances.   Outstanding advances from officers amounted to $9,423 and accrued interest on officer advances amounted to $39 as of August 31, 2011, which amounts were paid off in September 2011.

On May 1, 2009, our board of directors approved the issuance of 4,279,021 shares of common stock to Joseph Scalisi in exchange for the outstanding notes payable and advances from Mr. Scalisi and related accrued interest totaling $2,838,417.  Notes payable and accrued interest totaling $639,328 were converted into 963,812 shares of common stock and advances from officers and accrued interest totaling $2,199,089 were converted into 3,315,209 shares of common stock.  The common stock was priced at approximately $0.66 per share, which represents an average of the closing stock price for the ten business days prior to the grant date.  The shares were issued on May 15, 2009.

On May 14, 2009, our board of directors approved the issuance of 1,671,814 shares of common stock to David Morse, our Chief Executive Officer, Co-President and a stockholder, in exchange for outstanding advances from Mr. Morse totaling $1,377,574.  The common stock was priced at approximately $0.82 per share, which represents an average of the closing stock price for the ten business days prior to the grant date.  The shares were issued on May 19, 2009.

On May 14, 2009, our board of directors approved the issuance of 300,000 shares of common stock to each of our officers, David Morse, Joseph Scalisi and Desiree Mejia.  The shares were issued in accordance with the officers’ executive employment agreements whereby upon receiving Federal Communications Commission approval of the Personal Locator device, each officer was entitled to receive a bonus of 300,000 shares.  The shares were issued on May 15, 2009 and valued at $1,296,000, which represents the fair market value of the services provided on the date of issuance.

From inception to August 31, 2010, each of David Morse, Joseph Scalisi and Desiree Mejia was paid a salary or other compensation totaling $1,325,750.  The amounts accrued for future payment at the end of the last two fiscal years is set forth in the notes to the Summary Compensation Table under “Management—Executive Compensation.”

On July 6, 2011,  we issued 4,318,750 shares of common stock to Joseph Scalisi in exchange for the conversion of $500,000 of advances and $363,750 of accrued compensation.  In August 2011, $105,433 of accrued interest on advances and $14,000 of deferred compensation from Joseph Scalisi were converted into 597,165 shares of our common stock.

A relative of the Chief Operating Officer provides bookkeeping and accounting services to us for $2,500 per month.  From inception through August 31, 2011, bookkeeping and accounting fees for this party totaled $122,900.

On March 30, 2011, we entered into a letter of intent with the son of David Morse, our Chief Executive Officer and Co-President, ultimately to act as Vice President of Customer Service.  Under the terms of the letter of intent, he is entitled to receive compensation of $10,000 per month and 250,000 shares of our common stock as a signing bonus.  The common stock was valued at $42,500 on the award date.  For the year ended August 31, 2011, cash compensation paid to this party amounted to $50,000.  He has not been appointed as an officer and provides his services as a consultant.

For a description of transactions involving Mr. Greggory S. Haugen, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”  Mr. Haugen was elected a director in October 2011.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on November 15, 2011 by:

•	Each person, or group of affiliated persons, who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	Each of our executive officers and directors; and

•	All of our directors and executive officers as a group.

For this table, beneficial ownership of our common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership through the exercise of an option, warrant or right or the conversion of a security at any time within 60 days of November 15, 2011.  Subject to any applicable community property laws, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.  Unless otherwise indicated, the address of the beneficial owners is 49 Discovery, Suite 260, Irvine, California 92618.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
David M. Morse, Co-President, Chief Executive Officer and Chairman of the Board	18,337,808		9.6%
Joseph F. Scalisi, Co-President and Chief Development Officer (2)	12,845,972		6.6%
Desiree Mejia, Chief Operating Officer, Principal Financial Officer, Secretary and Director (2)	17,362,626		9.1%
Gregory Gaines, Chief Marketing and Sales Officer		-	-
Greggory S. Haugen, Director (3)	6,750,000		3.5
David L. Meyers, Director	-		-
Charles H. Smith, Director	-		-
Ronald Warner, Director	-		-
All executive officers and directors as a group	55,068,406		28.7%

(1)
 Applicable percentage ownership is based on 191,570,055 shares of common stock outstanding as of November 15, 2011, provided that any shares of common stock not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing  the percentage owned by any other person.

(2)	Mr. Scalisi and Mrs. Mejia are married and, by virtue of community property laws or otherwise, each may have an interest in the shares reported by the other.
(3)
  The shares of common stock reported as beneficially owned by Mr. Haugen do not include 3,600,000 shares subject to issuance on exercise of warrants owned by the Haugen Children 2006 Trust, as to which Mr. Haugen disclaims beneficial ownership.

SELLING STOCKHOLDERS

We are registering shares of common stock owned by the selling stockholders and shares of common stock that may be acquired by them upon exercise of warrants they own.  Except as noted below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities.  In addition, and except as noted below, none of the selling stockholders are or were affiliated with registered broker-dealers.  With respect to those selling stockholders noted below who are or were affiliated with registered broker-dealers, each has represented to us that the shares being registered for resale were purchased in the ordinary course of business and, at the time of purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

The following table provides certain information with respect to the selling stockholders’ beneficial ownership of our common stock as of September 30, 2011, the total number of shares they may sell under this prospectus from time to time, and the number of shares they will own thereafter assuming no other acquisitions or dispositions of our common stock.  For the table below, beneficial ownership of our common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a selling stockholder exercises sole or shared voting or investment power, or of which a selling stockholder has a right to acquire ownership at any time within 60 days of September 30, 2011.  The selling stockholders can offer all, some or none of their shares, thus we have no way of determining the number they will hold after this offering.  We have therefore prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Selling Stockholder (1)	Shares Held Before the Offering		Shares Being Offered	Shares Held After the Offering	Percentage Owned After the Offering (2)
Jeffrey D. Leu	8,500,000	(3)	4,500,000	4,000,000	2.09%
Greggory S. Haugen (4)	6,750,000		500,000	6,250,000	3.26%
Haugen Children 2006 Trust	3,600,000	(5)	3,600,000	0	0
Northstar Investments, Inc.	3,259,283	(6)	2,250,000	1,009,283	*
Whitebox Multi-Strategy Partners, LP (7)	3,250,000		3,250,000	0	0
Terrence L. McGovern	3,250,000		250,000	3,000,000	1.57%
Killer Whale Holdings, LLC (8)	2,525,000		2,250,000	275,000	*
Emial Douglas †	2,325,000		2,325,000	0	0
Thomas S. Gerbig	2,000,000		2,000,000	0	0
Amir L. Ecker (9)	1,750,000		1,750,000	0	0
Netgain Financial Inc.	1,500,000	(10)	750,000	750,000	*
Lacuna Hedge Fund LLLP (11)	1,250,000		1,250,000	0	0
Walter W. Cruttenden	1,250,000		1,250,000	0	0
ACT Capital Partners, L.P. (12)	1,250,000		1,250,000	0	0
Polestar Select LP (13)	1,200,000		1,200,000	0	0
Greg Maselli	1,189,400	(14)	100,000	1,089,400	*
Richard J. Chenitz	1,066,000	(15)	500,000	566,000	*
Sandor Capital Master Fund, LP (16)	1,000,000		1,000,000	0	0
George Karutz	1,000,000		1,000,000	0	0
Richard Mackey	800,000		800,000	0	0
David Caspers	769,932	(17)	100,000	669,932	*
Double E Services, Inc.	750,000	(18)	750,000	0	0
Jeffery A. Lindeman	750,000		750,000	0	0
Craig Schnupp †	750,000		750,000	0	0
Sean & Lisa Matus	727,500		727,500	0	0
Kazum Partners, Ltd. (19)	690,000		500,000	190,000	*
Raymond Douglas	625,000		625,000	0	0
Robert G. Allison (20)	575,000		575,000	0	0
David & Jill Brattain †	575,000		575,000	0	0
Robert J. Evans	514,200		514,200	0	0
Craig-Hallum Capital Group LLC	500,000	(21)	500,000	0	0
Robert Scott	500,000		500,000	0	0

Stockholder (1)	Shares Held Before the Offering		Shares Being Offered	Shares Held After the Offering	Percentage Owned After the Offering (2)
Aiello Family Trust (22)	500,000		500,000	0	0
Bruce Evans & Kathryn Evans	500,000		500,000	0	0
London Family Trust (23)	500,000		500,000	0	0
Verbier Investments, L.P. (24)	500,000		500,000	0	0
James J. Tiampo	500,000		500,000	0	0
David Kuennen	500,000		500,000	0	0
Whitebox L/S Equity Partners, LP (25)	500,000		500,000	0	0
Larry Zilverberg	500,000		500,000	0	0
William Ford	500,000		500,000	0	0
Michael Glazer	463,069	(26)	20,408	442,661	*
MAZ Partners LP (27)	400,000		400,000	0	0
Nob Hill Capital Partners, LP (22)	400,000		400,000	0	0
AGA III Investments, Inc. (28)	375,000		375,000	0	0
Wayne & Tammie Boyd	350,000		350,000	0	0
H. Grady Terrill †	325,000		325,000	0	0
ThinkEquity LLC	300,000	(29)	300,000	0	0
Donald A. Daeke †	300,000		300,000	0	0
Robin Babcock	256,279	(30)	68,671	187,608	*
William F. Hartfiel III (31)	250,000		250,000	0	0
Brian Garner Swift (32)	250,000		250,000	0	0
Crusader Investments LLC (33)	250,000		250,000	0	0
James H. Zavoral Jr. (34)	250,000		250,000	0	0
Michael D. Ferrell †	250,000		250,000	0	0
Anne Barrett †	250,000		250,000	0	0
Chris B. Stephan	250,000		250,000	0	0
Shirley J. Jones †	250,000		250,000	0	0
Poseidon Capital, LLC (35)	250,000		250,000	0	0
Patrick Doolittle	250,000		250,000	0	0
Donald Andruik	250,000		250,000	0	0
Kenneth S. & Lori A. Curren	250,000		250,000	0	0
Carol Jean Sibilly	250,000		250,000	0	0
James S. Kenney †	250,000		250,000	0	0
William & Janet Stanton †	225,000		225,000	0	0
Jonathan Levy	200,000	(36)	200,000	0	0
J. Michael & B. Sherry Edge †	200,000		200,000	0	0
Timothy Klein and Stephanie Klein (37)	200,000		200,000	0	0
Sylvia Martinez †	200,000		200,000	0	0
Ted and Alana Ownby †	180,000		180,000	0	0
Gary A. Bergren (20)	175,000		175,000	0	0
Laura O. Jacobs †	175,000		175,000	0	0
Donald & Nancy Boecker †	150,000		150,000	0	0
Amanda and Edward Alexander Fly †	150,000		150,000	0	0
Paul Bhangoo	149,850		149,850	0	0
Joel D. White †	125,000		125,000	0	0
Doug Mzyk †	125,000		125,000	0	0
Sally S. Hoedebecke †	125,000		125,000	0	0
Michael Ray Compton †	125,000		125,000	0	0
Jay Barnes	125,000		125,000	0	0
EB Resources Limited (38)	125,000		125,000	0	0
Shirley J. Jones & Amanda Jones Fly	125,000		125,000	0	0
Nob Hill Capital Partners, LP III (22)	100,000		100,000	0	0
John Alenius †	100,000		100,000	0	0

Stockholder (1)	Shares Held Before the Offering		Shares Being Offered	Shares Held After the Offering	Percentage Owned After the Offering (2)
Thad Zak †	100,000		100,000	0	0
Karen M. Allen	100,000		100,000	0	0
Mary S. Bryant	100,000		100,000	0	0
David Doty	100,000		100,000	0	0
Andrzej & Elzbieta Krawczyk †	100,000		100,000	0	0
Edith Alice Jereb †	100,000		100,000	0	0
Paul Bradley Tuggle †	100,000		100,000	0	0
George & Estefana Shively Jr. †	100,000		100,000	0	0
Robert Kasody	100,000	(39)	100,000	0	0
Warberg Opportunistic Trading Fund, LP (40)	100,000		100,000	0	0
Robert L. Cooper †	90,000		90,000	0	0
Allison Barrett †	90,000		90,000	0	0
Roland Cavazos	90,000		90,000	0	0
Marion Loving	90,000		90,000	0	0
Bruce Flieller †	77,500		77,500	0	0
Eric Zeitler †	75,000		75,000	0	0
Tommy L. Twomey †	75,000		75,000	0	0
Jaret Dale Walker †	75,000		75,000	0	0
Scott Breen †	75,000		75,000	0	0
Robert H. Cooper †	75,000		75,000	0	0
James E. Smith †	75,000		75,000	0	0
Gay Lamey †	75,000		75,000	0	0
Matthew Bell	75,000		75,000	0	0
Paul J. Dee	75,000		75,000	0	0
Darrell J. Compton †	75,000		75,000	0	0
Kelly and Araseli Compton	75,000		75,000	0	0
Sherrie L. Helms	75,000		75,000	0	0
Richard and Kathleen J. Moench	75,000		75,000	0	0
Juan Lazos †	75,000		75,000	0	0
Patricia A. Zeitler †	75,000		75,000	0	0
John M. Robertson †	75,000		75,000	0	0
Carrie S. Tidwell †	75,000		75,000	0	0
Judy Trevino †	75,000		75,000	0	0
James C. Melton †	75,000		75,000	0	0
Steve C. Steckbeck †	70,000		70,000	0	0
Randle & Evelyn Allen †	70,000		70,000	0	0
Brett Hardy Balthrope	69,000		50,000	19,000	*
Darrell G. Compton †	67,500		67,500	0	0
Kyle Nohavitza †	57,500		57,500	0	0
Patricia Martinez	50,000		50,000	0	0
Beverette H. Fly †	50,000		50,000	0	0
Trent & Patricia McDaniel	50,000		50,000	0	0
Frank Perekovich †	50,000		50,000	0	0
Donald Perekovich †	50,000		50,000	0	0
Kevin Albrecht †	50,000		50,000	0	0
Ian Burnett †	50,000		50,000	0	0
Andrew Ross Williams †	50,000		50,000	0	0
Todd Zimmerman †	50,000		50,000	0	0
Mathew Zimmerman †	50,000		50,000	0	0
Joe F. Handley †	50,000		50,000	0	0
Robert Patrick Hernandez †	50,000		50,000	0	0
Kenneth Malone †	50,000		50,000	0	0

Stockholder (1)	Shares Held Before the Offering		Shares Being Offered	Shares Held After the Offering	Percentage Owned After the Offering (2)
Davis G. Gomez	50,000		50,000	0	0
Jeffrey Boyd Wilkinson †	50,000		50,000	0	0
Irvin E. Zeitler †	50,000		50,000	0	0
Hillary A. Boyd	50,000		50,000	0	0
Heriberto Martinez	50,000		50,000	0	0
Vicente Quintero	50,000		50,000	0	0
William H. Sutcliffe	50,000		50,000	0	0
Michael Tavitas, Jr.	50,000		50,000	0	0
Ifeanyi & Cheryl Udensi	50,000		50,000	0	0
Beth Balzar	50,000		50,000	0	0
Denise A. Berger	50,000		50,000	0	0
Kathleen Marie Born	50,000		50,000	0	0
Toby C. & Melinda K. Gerhart	50,000		50,000	0	0
W. L. Golightly	50,000		50,000	0	0
David W. Nettel †	50,000		50,000	0	0
Roland Lamar Pettit †	50,000		50,000	0	0
Kyle Matthew Pippin †	50,000		50,000	0	0
Danny Cheng	11,500	(41)	10,000	1,500	*
Sergio Pinon	5,000	(42)	5,000	0	0
Other Holders as a Group	1,800,950	(43)	1,800,950	0	0

*	Indicates less than 1%.
†	Indicates account managed by Alamo Investment Advisors, LLC d/b/a Alamo Asset Advisors.
(1)	Inclusion is not an admission of beneficial ownership.
(2)	Based on 191,570,055 shares outstanding on September 30, 2011.
(3)	Includes 4,000,000 shares issuable on conversion of debt.
(4)
Greggory S. Haugen has personally guaranteed our obligations under the Loan and Security Agreement with Silicon Valley Bank and has made a number of personal loans to us.  In connection with these arrangements, we entered into several agreements with Mr. Haugen under which, among other things, we granted him board observation rights, certain registration rights, the right to approve our use of funds drawn under the Loan and Security Agreement, and a security interest in all of our assets, junior only to the security interest of Silicon Valley Bank.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

(5)
Covers shares issuable on exercise of warrants.  David Alampi, as trustee, has voting and investment power over the securities held by the Haugen Children 2006 Trust.  Mr. Haugen disclaims beneficial ownership of these shares.

(6)	Includes 2,250,000 shares issuable on exercise of warrants.
(7)
Andrew J. Redleaf, as managing member of Whitebox Advisors, LLC, the general partner of Whitebox Multi-Strategy Partners, LP, has voting and investment power over the securities held by Whitebox Multi-Strategy Partners, LP.  Andrew J. Redleaf and Whitebox Advisors, LLC expressly disclaim their beneficial ownership of securities held by Whitebox Multi-Strategy Partners, LP, except to the extent of their pecuniary interest therein.  Whitebox Multi-Strategy Partners, LP is affiliated with Whitebox L/S Equity Partners, LP, which holds 500,000 shares.

(8)
Mark Anderson is the president of Killer Whale Holdings, LLC and has voting and investment power over the securities held by Killer Whale Holdings, LLC.  Mr. Anderson also holds 275,000 shares individually.

(9)	Mr. Ecker is employed by Philadelphia Brokerage, a registered broker-dealer.
(10)
Includes 750,000 shares issuable on exercise of warrants.  Brian C. Quinn, as chief executive officer, has voting and investment power over the securities held by Netgain Financial Inc.  In the past, Netgain Financial Inc. has provided investor relations services to the Company.

(11)	Rawleigh Ralls and Rich O’Leary share voting and investment control over the securities held by Lacuna Hedge Fund LLLP.
(12)
Amir L. Ecker and Carol G. Frankenfeld, the general partners of ACT Capital Partners, L.P., share voting and investment control over the securities held by ACT Capital Partners, L.P.  Amir L. Ecker and Carol G. Frankenfeld are employed by Philadelphia Brokerage, a registered broker-dealer.  In addition, Mr. Ecker personally holds 1,750,000 shares.

(13)
Rajiv Sharma has voting and investment power over the securities held by Polestar Select LP.  Mr. Sharma is the manager of Polestar Capital LLC, the general partner of Polestar Select LP.  Polestar Select LP is affiliated with Samuels Chase & Co., Inc., a registered broker-dealer.

(14)
Includes 100,000 shares issuable on exercise of warrants.  Mr. Maselli provides business development-related consulting services to the Company and serves as a sales representative for a business that provided certain packaging and other materials to the Company.

(15)	Includes 500,000 shares issuable on conversion of debt.
(16)
John S. Lemak is the managing member of Sandor Capital Master Fund, LP and has voting and investment power over the securities held by Sandor Capital Master Fund, LP.  Mr. Lemak is affiliated with WFG Investments, Inc., a registered broker-dealer.

(17)	Includes 100,000 shares issuable on exercise of warrants.
(18)	Covers shares issuable on exercise of warrants. Sean Nevett, as president, has voting and investment power over the securities held by Double E Services, Inc.
(19)	William D. Balthrope has voting and investment power over the securities held by Kazum Partners, Ltd.
(20)	Account managed by Perkins Capital Management, Inc.
(21)
Craig-Hallum Capital Group LLC is a registered broker-dealer and served as one of the placement agents for the July 2011 private placement.  Covers shares issuable on exercise of warrants issued to Craig-Hallum Capital Group LLC as partial compensation for services as placement agent.  Craig-Hallum Capital Group LLC is wholly owned by Craig-Hallum Holdings LLC, the managing members of which are John Flood, Bradley Baker, Kevin Harris, Richard Rinkoff and Patricia Bartholomew.

(22)
Stephen R. Mittel, as trustee, has voting and investment power over the securities held by the Aiello Family Trust.  Mr. Mittel, as general partner, also has voting and investment power over the securities held by Nob Hill Capital Partners, L.P. and Nob Hill Capital Partners, LP III.

(23)	Robert S. London and Heath H. London are the trustees of the London Family Trust and share voting and investment power over the securities held by the London Family Trust.
(24)
James J. Tiampo is managing partner of Verbier Investments, L.P. and has voting and investment power over the securities held by Verbier Investments, L.P.  In addition, Mr. Tiampo personally holds 500,000 shares.

(25)
Andrew J. Redleaf, as managing member of Whitebox Advisors, LLC, has voting and investment power over the securities held by Whitebox L/S Equity Partners, L.P.  Whitebox Advisors, LLC is the managing member of Whitebox L/S Equity Advisors, LLC, which is the general partner of Whitebox L/S Equity Partners, L.P.  Andrew J. Redleaf and Whitebox Advisors, LLC expressly disclaim their beneficial ownership of securities held by Whitebox L/S Equity Partners, L.P., except to the extent of their pecuniary interest therein.  Whitebox L/S Equity Partners, LP is affiliated with Whitebox Multi-Strategy Partners, LP, which holds 3,250,000 shares.

(26)	Includes 20,408 shares issuable on exercise of warrants.
(27)	Walter Schenker has voting and investment power over the securities held by MAZ Partners LP. Mr. Schenker is principal of MAZ Capital Advisor, the general partner of MAZ Partners LP.
(28)	Alfred G. Allen, as president, and has voting and investment power over the securities held by AGA III Investments, Inc.
(29)
ThinkEquity LLC is a registered broker-dealer and served as one of the placement agents for the July 2011 private placement.  Covers shares issuable on exercise of warrants issued to ThinkEquity LLC as partial compensation for services as placement agent.

(30)	Includes 68,671 shares issuable on exercise of warrants.
(31)	Mr. Hartfiel is director of investment banking at Craig-Hallum Capital Group LLC, a registered broker-dealer that served as one of the placement agents for the July 2011 private placement.
(32)	Mr. Swift is the chief executive officer of Security Research Associates, a registered broker-dealer.
(33)	John J. Connors is manager of Crusader Investments LLC and has voting and investment power over the securities held by Crusader Investments LLC.
(34)	Mr. Zavoral is an equity salesperson at Craig-Hallum Capital Group LLC, a registered broker-dealer that served as one of the placement agents for the July 2011 private placement.
(35)	Joel Altman, as managing member, has voting and investment power over the securities held by Poseidon Capital, LLC.
(36)
Jonathan Levy is a managing director of ThinkEquity LLC, a registered broker-dealer that served as one of the placement agents for the July 2011 private placement.  Covers shares issuable on exercise of warrants issued to Jonathan Levy as partial compensation for services as placement agent

(37)	Mr. Klein is a managing director of Craig-Hallum Capital Group LLC, a registered broker-dealer that served as one of the placement agents for the July 2011 private placement.
(38)	Eugene L. Berger, as president, has voting and investment power over the securities held by EB Resources Limited.
(39)	Covers shares issuable on exercise of warrants. In the past, Mr. Kasody provided legal services to the Company.
(40)
Warberg Asset Management LLC (“WAM”) is the general partner of Warberg Opportunistic Trading Fund, LP.  The managers of WAM are Daniel Warsh and Jonathan Blumberg, who share voting and investment power over the securities held by Warberg Opportunistic Trading Fund, LP.  Each of WAM, Daniel Warsh and Jonathan Blumberg disclaims beneficial ownership of the securities held by Warberg Opportunistic Trading Fund, LP, other than to the extent, if any, of its or his pecuniary interest therein.

(41)	Includes 10,000 shares issuable on exercise of warrants.
(42)	Covers shares issuable on exercise of warrants.
(43)
Represents shares held by 91 selling stockholders not listed above who, as a group, own less than 1% of the outstanding shares of our common stock prior to this offering, including 58 selling stockholders who hold their shares in accounts managed by Alamo Investment Advisors, LLC d/b/a Alamo Asset Advisors.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 300,000,000 shares of common stock ($.001 par value), of which 191,570,055 were issued and outstanding as of November 30, 2011.  Each holder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore.  Cash dividends are at the sole discretion of our board of directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are also authorized to issue 10,000,000 shares of preferred stock ($.001 par value), none of which have been issued.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by our board of directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the board of directors.  Our directors may issue preferred stock with multiple votes per share and dividend and liquidation rights which would have priority over any dividends or distributions in liquidation with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to stockholders generally, and could have the effect of limiting stockholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management.

Nevada Control Share and Business Combination Laws

Though not now, we may become subject to Nevada’s control share law.  A corporation is subject to Nevada’s control share law if it has more than 200 stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and it does business in Nevada directly or through an affiliated corporation.  The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more.  The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders.  The control share law contemplates that voting rights will be considered only once by the other stockholders.  Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares.  The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the company.

In addition to the control share law, Nevada has a business combination law which prohibits combinations under certain circumstances between Nevada corporations that have 200 or more stockholders of record and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the combination or the transaction by which the person first became an “interested stockholder” is approved by the corporation’s board of directors before the person first became an “interested stockholder.”  Combinations with “interested stockholders” occurring more than three years after the person first became an “interested stockholder” must meet certain specified conditions.  For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation.  The term “combination” is broadly defined and includes, among other things, mergers, consolidations, sales of assets, liquidations, dissolutions, recapitalizations and reclassifications of securities.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the company from doing so if they cannot obtain the approval of our board of directors.

Transfer Agent

The transfer agent and registrar for our common stock is Transhare Corporation, 4626 South Broadway, Englewood, CO 80113, toll free phone (888) 662-1113, e-mail info@transhare.com.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees 58,754,079 shares of common stock, of which 50,000,000 shares are issued and outstanding and up to 8,754,079 shares are issuable upon exercise of warrants.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to $3,506,576 upon the exercise of all of the warrants by the selling stockholders for cash.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.  If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

•
all of a portion of the shares of common stock beneficially owned by the selling stockholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

•	each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices or at varying prices determined at the time of sale;

•
some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions.  The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and

•
in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved).  Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent.  We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  A selling stockholder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholder under this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statements of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8% of the proceeds from the sale of such securities.  We have agreed pursuant to the purchase agreement in the July 2011 private placement, the agreement with the placement agents and the warrants to indemnify those selling stockholders against liabilities, including certain liabilities under the Securities Act, or that the selling stockholders will be entitled to contribution.  We will be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the  purchase agreement or will be entitled to contribution.  Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Locke Lord Bissell & Liddell LLP, Los Angeles, California, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel.

EXPERTS

The financial statements included in this prospectus have been audited by Comiskey & Company, Professional Corporation, independent registered public accountants, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus.  In addition, we file annual, quarterly and current reports with the SEC.  You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.  Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of the reports and other information we file with the SEC at no cost by writing or telephoning us at:

Location Based Technologies, Inc.
49 Discovery, Suite 260
Irvine, California 92618
Attention:  Dr. David M. Morse
Chief Executive Officer
888-600-1044

LOCATION BASED TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Location Based Technologies, Inc
Irvine, California

We have audited the accompanying consolidated balance sheets of Location Based Technologies, Inc. as of August 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended August 31, 2011 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Location Based Technologies, Inc. as of August 31, 2011 and 2010, and the results of its operations, changes in stockholders' equity and cash flows for the year ended August 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses since inception and has an accumulated deficit in excess of $37,000,000. There is no established sales history for the Company's products, which are new to the marketplace. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Denver, Colorado
November 23, 2011
/s/ Comiskey & Company

PROFESSIONAL CORPORATION

Location Based Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
August 31, 2011 and 2010

	August 31,	August 31,
	2011	2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,619,576	$267
Inventory	24,809	-
Prepaid expenses and other assets	1,499,504	-
Manufacturing deposits	2,800,000
Deferred financing costs	3,334	10,002

Total current assets	7,947,223	10,269

Property and equipment, net of accumulated depreciation	191,855	33,413

OTHER ASSETS
Patents and trademarks, net of accumulated amortization	1,231,084	1,303,675
Deposits and other assets	30,000	16,159

Total other assets	1,261,084	1,319,834

TOTAL ASSETS	$9,400,162	$1,363,516
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,329,689	$2,305,492
Accrued officer compensation	914,765	1,013,403
Advances from officers	9,423	947,297
Accrued interest, advances from officers	39	46,535
Line of credit	1,000,000	-
Accrued interest, line of credit	5,597	-
Notes payable	-	225,000
Accrued interest, notes payable	-	40,487
Convertible notes payable, net of unamortized discount	750,000	1,265,833
Accrued interest, convertible notes payable	168,534	130,706

Total current liabilities	4,178,047	5,974,753

TOTAL LIABILITIES	4,178,047	5,974,753

Commitments and contingencies	685,500	-

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 191,570,055 and 120,738,690 shares issued and outstanding at August 31, 2011 and 2010, respectively	129,170	44,923
Common stock to be issued	-	100
Additional paid-in capital	41,752,408	24,382,165
Prepaid services paid in common stock	(293,333)	(209,500)
Accumulated deficit	(37,051,630)	(28,828,925)

Total Stockholders' Equity (Deficit)	4,536,615	(4,611,237)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$9,400,162	$1,363,516

The accompanying notes are an integral part of these consolidated financial statements.

Location Based Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended August 31, 2011 and 2010

	For the years ended August 31,
	2011	2010
Net revenue
Devices	$10,288	$10,090
Services	6,681	10,126
Consulting	-	46,874
Total net revenue	16,969	67,090

Cost of revenue
Devices	6,671	5,924
Services	10,314	32,792
Consulting	7,376	118,994
Other	825	-
Total cost of revenue	25,186	157,710

Gross loss	(8,217)	(90,620)

Operating expenses
General and administrative	780,166	907,185
Officer compensation	540,000	540,000
Professional fees	1,569,677	909,756
Rent	154,314	174,970
Research and development	514,147	1,647,797
Total operating expenses	3,558,304	4,179,708

Net operating loss	(3,566,521)	(4,270,328)

Other income (expense)
Financing costs	(2,937,771)	(1,892,852)
Amortization of beneficial conversion feature	(321,167)	(370,444)
Amortization of deferred financing costs	(120,168)	(950,000)
Interest income (expense), net	(592,011)	(323,662)
Foreign currency gain (loss), net	1,233	59
Gain on asset disposal	-	107,047
Loss on asset impairment	-	(1,361,959)
Loss on inventory purchase commitments	(685,500)	-
Total other income (expense)	(4,655,384)	(4,791,811)

Net loss before income taxes	(8,221,905)	(9,062,139)

Provision for income taxes	800	800

Net Loss	$(8,222,705)	$(9,062,939)

Accumulated Deficit:

Balance, beginning of period	$(28,828,925)	$(19,765,986)

Net Loss	$(8,222,705)	$(9,062,939)

Balance, end of period	$(37,051,630)	$(28,828,925)

Basic - Earnings (loss) per share	$(0.07)	$(0.09)

Basic - Weighted Average Number of Shares Outstanding	121,702,626	99,712,365
The accompanying notes are an integral part of these consolidated financial statements.

Location Based Technologies, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
For the years ended August 31, 2011 and 2010

							Prepaid	Deficit
							Services	Accumulated	Total
	Preferred Stock		Common Stock			Additional	Paid-In	During the	Stockholders'
	Number		Number		To be	Paid-In	Common	Development	Equity
	of Shares	Amount	of Shares	Amount	issued	Capital	Stock	Stage	(Deficit)

Balance, August 31, 2009	-	-	96,823,547	34,424	-	21,224,422	(1,028,560)	(19,765,986)	464,300

Issuance of common stock in connection with note payable extensions, September 2009	-	-	50,000	50	-	40,950	-	-	41,000

Issuance of common stock and Series N warrants for cash proceeds, September 2009	-	-	129,870	130	-	99,870	-	-	100,000

Issuance of common stock for services, September 2009	-	-	64,485	64	-	52,186	-	-	52,250

Issuance of common stock and Series O warrants for cash proceeds, net of offering costs, November 2009	-	-	110,685	111	-	67,389	-	-	67,500

Cash received for 90,909 shares and warrants to be issued, net of offering costs, November 2009	-	-	-	-	91	53,909	-	-	54,000

Common stock to be issued in connection with a note payable extension, November 2009	-	-	-	-	25	16,975	-	-	17,000

Issuance of P warrants for services, December 2009	-	-	-	-	-	233,109	-	-	233,109

Issuance of 90,909 shares of common stock and Series Q warrants, December 2009	-	-	90,909	91	(91)	-	-	-	-

Issuance of common stock in connection with a note payable extension, February 2010	-	-	25,000	25	(25)	-	-	-	-

Issuance of common stock for services, February 2010	-	-	605,000	605	-	205,995	(182,133)	-	24,467

Issuance of R warrants for services, February 2010	-	-	-	-	-	152,801	-	-	152,801

Issuance of common stock in connection with note payable defaults, February 2010	-	-	418,000	418	-	161,522	-	-	161,940

Common stock to be issued in connection with a note payable extension, March 2010	-	-	-	-	100	31,900	-	-	32,000

Issuance of common stock in connection with a note payable default, April 2010	-	-	100,000	100	-	32,900	-	-	33,000

Issuance of common stock for note payable conversion, April 2010	-	-	500,000	500	-	99,500	-	-	100,000

Issuance of common stock for services, April 2010	-	-	422,156	422	-	117,782	-	-	118,204

Issuance of O warrants for services, April 2010	-	-	-	-	-	8,414	-	-	8,414

Issuance of common stock for note payable and accrued interest conversion, May 2010	-	-	682,620	683	-	135,841	-	-	136,524

Issuance of common stock in connection with a note payable extension, June 2010	-	-	100,000	100	(100)	-	-	-	-

Issuance of common stock for services, June 2010	-	-	1,500,000	1,500	-	283,500	(144,167)	-	140,833

Issuance of common stock in connection with a note payable default, June 2010	-	-	5,600,000	5,600	-	1,114,400	-	-	1,120,000

Location Based Technologies, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
For the years ended August 31, 2011 and 2010

						Prepaid	Deficit
						Services	Accumulated	Total
Preferred Stock		Common Stock			Additional	Paid-In	During the	Stockholders'
Number		Number		To be	Paid-In	Common	Development	Equity
of Shares	Amount	of Shares	Amount	issued	Capital	Stock	Stage	(Deficit)

Issuance of common stock in connection with a note payable issuance, July 2010	-	-	100,000	100	-	19,900	-	-	20,000

Common stock to be issued in connection with a note payable issuance, July 2010	-	-	-	-	100	13,900	-	-	14,000

Amortization of prepaid services paid-in common stock	-	-	-	-	-	-	1,145,360	-	1,145,360

Beneficial conversion discount of convertible notes payable	-	-	-	-	-	215,000	-	-	215,000

Net loss	-	-	-	-	-	-	-	(9,062,939)	(9,062,939)

Balance, August 31, 2010	-	-	107,322,272	44,923	100	24,382,165	(209,500)	(28,828,925)	(4,611,237)

Common stock to be issued in connection with note payable extensions, September 2010	-	-	-	-	125	11,375	-	-	11,500

Issuance of common stock in connection with a note payable issuance, September 2010	-	-	250,000	250	-	24,750	-	-	25,000

Issuance of common stock for services, September 2010	-	-	500,000	500	-	129,500	(20,000)	-	110,000

Issuance of common stock in connection with note payable issuances, October 2010	-	-	800,000	800	(200)	69,400	-	-	70,000

Common stock to be issued in connection with a note payable issuance, October 2010	-	-	-	-	150	38,850	-	-	39,000

Issuance of S warrants for services, December 2010	-	-	-	-	-	1,055,636	-	-	1,055,636

Issuance of common stock for conversion of notes payable and accrued interest, December 2010	-	-	4,000,000	4,000	-	796,000	-	-	800,000

Issuance of common stock for services, December 2010	-	-	945,714	946	-	196,254	-	-	197,200

Issuance of common stock in connection with a note payable issuance, December 2010	-	-	150,000	150	(150)	-	-	-	-

Issuance of common stock in connection with a note payable extension, December 2010	-	-	25,000	25	(25)	-	-	-	-

Issuance of common stock in connection with cancellation of warrants, December 2010	-	-	54,480	54	-	(54)	-	-	-

Common stock to be issued in connection with a note payable extension, February 2011	-	-	-	-	100	18,900	-	-	19,000

Issuance of common stock for services, February 2011	-	-	3,000,000	3,000	-	597,000	-	-	600,000

Issuance of common stock for conversion of a note payable and accrued interest, February 2011	-	-	669,932	670	-	133,316	-	-	133,986

Common stock to be issued in connection with note payable extensions, March 2011	-	-	-	-	200	33,800	-	-	34,000

Issuance of common stock in connection with note payable extensions and conversions of note payables and accrued interest, March 2011	-	-	1,279,863	1,280	(200)	214,893	-	-	215,973

Issuance of common stock for services, April 2011	-	-	1,371,429	1,371	-	216,129	(56,923)	-	160,577

Location Based Technologies, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
For the years ended August 31, 2011 and 2010

						Prepaid	Deficit
						Services	Accumulated	Total
Preferred Stock		Common Stock			Additional	Paid-In	During the	Stockholders'
Number		Number		To be	Paid-In	Common	Development	Equity
of Shares	Amount	of Shares	Amount	issued	Capital	Stock	Stage	(Deficit)

Issuance of common stock for services, May 2011	-	-	270,000	270	-	42,930	(40,000)	-	3,200

Issuance of common stock in connection with a note payable extension, May 2011	-	-	100,000	100	(100)	-	-	-	-

Issuance of common stock for conversion of related party advances from officer and deferred compensation, July 2011	-	-	4,318,750	4,319	-	859,431	-	-	863,750

Issuance of common stock for services, July 2011	-	-	2,065,000	2,065	-	450,285	(440,000)	-	12,350

Issuance of common stock in connection with conversion of notes payable and accrued interest, July 2011	-	-	1,229,559	1,229	-	244,683	-	-	245,912

Issuance of common stock for conversion of debt, July 2011	-	-	150,000	150	-	29,850	-	-	30,000

Issuance of common stock in connection with cancellation of warrants, July 2011	-	-	35,000	35	-	(35)	-	-	-

Common stock to be issued in connection with conversion of note payable and accrued interest, July 2011	-	-	-	-	536	106,642	-	-	107,178

Issuance of common stock for services and cancellation of warrants, July 2011	-	-	400,000	400	-	99,600	-	-	100,000

Issuance of common stock in connection with private placement, net of offering costs, July 2011	-	-	50,000,000	50,000	-	8,272,412	-	-	8,322,412

Issuance of common stock in connection with conversion of notes payable and accrued interest, August 2011	-	-	10,785,891	10,786	(536)	2,039,750	-	-	2,050,000

Issuance of common stock in connection with cancellation of warrants, August 2011	-	-	50,000	50	-	(50)	-	-	-

Issuance of common stock for conversion of interest on related party advances from officer and deferred compensation, August 2011	-	-	597,165	597	-	118,836	-	-	119,433

Issuance of common stock for conversion of debt, August 2011	-	-	1,200,000	1,200	-	279,909	-	-	281,109

Issuance of T warrants for services, August 2011	-	-	-	-	-	837,664	-	-	837,664

Issuance of U warrants for services, August 2011	-	-	-	-	-	140,587	-	-	140,587

Amortization of prepaid services paid-in common stock	-	-	-	-	-	-	473,090	-	473,090

Beneficial conversion discount of convertible notes payable	-	-	-	-	-	312,000	-	-	312,000

Net loss	-	-	-	-	-	-	-	(8,222,705)	(8,222,705)

Balance, August 31, 2011	-	-	191,570,055	129,170	-	$41,752,408	$(293,333)	$(37,051,630)	$4,536,615

The accompanying notes are an integral part of these consolidated financial statements.

Location Based Technologies, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended August 31, 2011 and 2010

	For the years ended August 31,
	2011	2010
Cash Flows from Operating Activities
Net loss	$(8,222,705)	$(9,062,939)
Adjustment to reconcile net loss to net cash used in operating activities:
Gain on asset disposal	-	(107,047)
Loss as asset impairment	-	1,361,959
Recognition of loss on inventory purchase commitment	685,500
Depreciation and amortization	29,397	70,621
Amortization of beneficial conversion feature	321,167	370,444
Amortization of prepaid services paid-in common stock	473,090	1,188,931
Common stock issued for services	1,183,327	335,754
Common stock issued for financing costs	560,346	1,438,940
Warrants issued for services	2,033,887	394,324
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	-	75,203
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	-	292,723
(Increase) decrease in inventory	(24,809)	-
(Increase) decrease in prepaid expenses and other assets	(4,299,504)	122,078
(Increase) decrease in debt issuance/financing costs	6,668	60,255
(Increase) decrease in deposits	(13,841)	(16,159)
Increase (decrease) in accounts payable and accrued expenses	(975,803)	1,372,876
Increase (decrease) in accrued officer compensation	(98,638)	502,500
Increase (decrease) in accrued interest	(43,558)	176,282
Net cash used in operating activities	(8,385,476)	(1,423,255)

Cash Flows from Investing Activities
Purchase of property and equipment	(181,539)	(160,355)
Additions to patents and trademarks	66,291	(70,019)
Net cash used in investing activities	(115,248)	(230,374)

Cash Flows from Financing Activities
Proceeds from issuance of common stock and warrants, net of offering costs	9,085,409	221,500
Advances from / (repayments to) officers, net	(437,874)	947,297
Proceeds from convertible notes payable	2,830,000	300,000
Repayment on convertible notes payable	(350,000)	(100,000)
Proceeds from notes payable	58,298	85,000
Repayment on notes payable	(65,800)	-
Proceeds from line of credit	1,000,000	-
Net cash (used in) provided by financing activities	12,120,033	1,453,797

Net (decrease) increase in cash and cash equivalents	3,619,309	(199,832)

Cash and cash equivalents, beginning of period	267	200,099

Cash and cash equivalents, end of period	$3,619,576	$267
Supplemental disclosure of cash flow information:
Income taxes paid	$2,400	$-
Interest paid	$252,305	$103,793

Supplemental disclosure of noncash financing and investing activities:

Issuance of common stock for financing costs	$560,346	$1,438,940
Issuance of common stock for services	$1,183,327	$335,754
Issuance of warrants for services	$2,033,887	$394,324
Issuance of common stock for conversion of notes payable and accrued interest	$3,864,158	$232,000
Issuance of common stock for conversion of related party advances from officers, accrued interest and deferred officer compensation	$983,183	$-
Disposal of patent for note payable and accrued interest	$-	$113,085
The accompanying notes are an integral part of these consolidated financial statements.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company designs, develops, and sells personal, pet, and vehicle locator devices and services including PocketFinder® People, PocketFinder® Pets, PocketFinder® Vehicles, PocketFinder® Mobile and VehicleFleetFinder™. The PocketFinder® is a small, completely wireless, location device that enables a user to locate a person, pet, vehicle or valuable item at any time from almost anywhere using Global Positioning System (“GPS”) and General Packet Radio Service (“GPRS”) technologies. The Company is located in Irvine, California.

Organization

Location Based Technologies, Inc. (formerly known as Springbank Resources, Inc.) (the “Company,” “our,” or “LBT”) was incorporated under the laws of the State of Nevada on April 10, 2006.

Location Based Technologies, Corp. (formerly known as PocketFinder, Inc.) was incorporated under the laws of the State of California on September 16, 2005. On July 7, 2006, it established PocketFinder, LLC (“LLC”), a California Limited Liability Company. On May 29, 2007, PocketFinder, Inc. filed amended articles with the Secretary of State to change its name to Location Based Technologies, Corp.

On September 30, 2009, the Company formed Location Based Technologies, Ltd. (“LBT, Ltd.”), an England and Wales private limited company, to establish a presence in Europe. LBT, Ltd. is a wholly owned subsidiary of the Company.

Merger

On August 24, 2007, Location Based Technologies, Corp. merged with PocketFinder, LLC. The merger was approved by the shareholders of Location Based Technologies, Corp. and PocketFinder, LLC by unanimous written consent. Location Based Technologies, Corp. was the survivor of the merger with PocketFinder, LLC.

Each Class A Membership Unit of the LLC was converted into 150,000 shares of common stock of the Company or fraction thereof and each Class C Membership Unit of the LLC was cancelled. Upon consummation of the merger, 10.9 Class A Membership Units of the LLC were converted into 1,635,000 shares of common stock of the Company.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Exchange Agreement

On October 11, 2007, Location Based Technologies, Corp. effected a stock exchange agreement and plan of reorganization (the “Agreement”) with Springbank Resources, Inc. (“SRI”) whereby SRI acquired all of the issued and outstanding shares of Location Based Technologies, Corp. in exchange for shares of SRI’s common stock.

Subject to the terms and conditions of the Agreement, SRI issued, and the stockholders of Location Based Technologies, Corp. accepted 55,153,500 shares of SRI’s common stock in consideration for all of the issued and outstanding shares of Location Based Technologies, Corp. The shares of SRI’s common stock were allocated to the shareholders of Location Based Technologies, Corp. in accordance with the Agreement.

The former shareholders of Location Based Technologies, Corp. acquired control of SRI upon the closing of the stock exchange transaction. The exchange was accounted for as a reverse acquisition. Accordingly, for financial statement purposes, Location Based Technologies, Corp. was considered the accounting acquiror, and the related business combination was considered a recapitalization of Location Based Technologies, Corp. rather than an acquisition by SRI. The historical financial statements prior to the Agreement are those of Location Based Technologies, Corp., and the name of the company was changed to Location Based Technologies, Inc.

Consolidation Policy

The accompanying consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiary, Location Based Technologies, Ltd. Intercompany balances and transactions have been eliminated in consolidation.

Stock Split

All share and per-share amounts in the accompanying financial statements, unless otherwise indicated, have been retroactively restated to reflect a 3 for 1 stock split approved by the Board in October 2008, as if the split had been in effect since inception.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred net losses since inception, and as of August 31, 2011, had an accumulated deficit of $37,051,630. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional financing through debt and equity financing or through other means that it deems necessary, with a view to moving forward and sustaining prolonged growth in its strategy phases. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the Company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior period amounts or balances to conform to the presentation adopted in the current period.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Cash and Cash Equivalents – The cash and cash equivalent balances at August 31, 2011 and 2010 are principally held by two institutions which insures our aggregated accounts with the Federal Deposit Insurance Corporation ("FDIC") up to $250,000 per insured banking institution. At times, the Company has maintained bank balances which have exceeded FDIC limits. The Company has not experienced any losses with respect to its cash balances.

Inventory
Inventories are valued at the lower of cost (first-in, first-out) or market and primarily consisted of packaging supplies and components at August 31, 2011.

Net losses on firm purchase commitments for inventory are recognized in accordance with FASB ASC 330 – Inventory, whereby losses arising from firm, uncancelable and unhedged commitments for the future purchase of inventory items are recognized in the current period. As of August 31, 2010, the Company recognized losses and a related liability from inventory purchase commitments totaling $685,500.

Allowance for Doubtful Accounts

The allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of August 31, 2011 and 2010, the allowance for doubtful accounts amounted to $304,597.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

Pursuant to FASB ASC 820 – Fair Value Measurement and Disclosures, the Company is required to estimate the fair value of all financial instruments included on its balance sheet. The carrying value of cash, accounts receivable, accounts payable and notes payable approximate their fair value due to the short period to maturity of these instruments.

Intangible Assets – Patents and Trademarks

The Company capitalizes internally developed assets related to certain costs associated with patents and trademarks. These costs include legal and registration fees needed to apply for and secure patents. The intangible assets acquired from other enterprises or individuals in an “arms length” transaction are recorded at cost. As of August 31, 2011 and 2010, the Company capitalized $1,184,968 and $1,174,626, respectively, for patent related expenditures. As of August 31, 2011 and 2010, the Company capitalized $59,470 and $136,103, respectively, for trademark related expenditures.

Patents are subject to amortization upon issuance by the United States Patent and Trademark Office. Intangible assets are amortized in accordance with FASB ASC 350 – Intangibles – Goodwill and Other, using the straight-line method over the shorter of their estimated useful lives or remaining legal life. Amortization expense totaled $26,900 and $4,997 for the years ended August 31, 2011 and 2010, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 1 to 5 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Internal Website Development Costs

Under FASB ASC 350-50 – Intangibles – Goodwill and Other – Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's web site development are expensed as incurred. Costs incurred in the web site application and infrastructure development stages are capitalized by the Company and amortized to expense over the web site's estimated useful life or period of benefit. As of August 31, 2011 and 2010, the Company capitalized costs totaling $1,361,959 related to its website development.

Long-Lived Assets

The Company accounts for its long-lived assets in accordance with FASB ASC 360 – Impairment or Disposal of Long-Lived Assets that requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. During the year ended August 31, 2010, due to uncertainties related to the recovery of its investment in the PocketFinder® website as a result of generally poor economic conditions and the Company’s history of difficulties in obtaining financing for product launch, the Company recorded a full impairment of its Website Development Costs totaling $1,361,959.

Beneficial Conversion Feature of Convertible Notes Payable

The Company accounts for the beneficial conversion feature of convertible notes payable when the conversion rate is below market value. Pursuant to FASB ASC 470-20 – Debt With Conversion and Other Options, the estimated fair value of the beneficial conversion feature is recorded in the financial statements as a discount from the face amount of the notes. Such discounts are amortized over the term of the notes or conversion of the notes, if sooner.

In May 2010, the Company recognized a beneficial conversion feature totaling $10,000 in connection with a $100,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $4,167 and $5,833 for the years ended August 31, 2011 and 2010.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Beneficial Conversion Feature of Convertible Notes Payable (Continued)

In June 2010, the Company recognized a beneficial conversion feature totaling $10,000 in connection with a $100,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $5,000 for each of the years ended August 31, 2011 and 2010.

In November 2010, the Company recognized a beneficial conversion feature totaling $12,000 in connection with a $30,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $12,000 for the year ended August 31, 2011.

In November 2010, the Company recognized a beneficial conversion feature totaling $135,000 in connection with a $300,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $135,000 for the year ended August 31, 2011.

In November 2010, the Company recognized a beneficial conversion feature totaling $80,000 in connection with a $400,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $80,000 for the year ended August 31, 2011.

In July 2011, the Company recognized beneficial conversion features totaling $85,000 in connection with four convertible notes payable totaling $200,000. Amortization expense related to these beneficial conversion features amounted to $85,000 for the year ended August 31, 2011.

Revenue Recognition

Revenues are recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when (a) persuasive evidence of an arrangement exists, (b) the products or services have been provided to the customer, (c) the fee is fixed or determinable, and (d) collectability is reasonably assured. In instances where the customer, at its discretion, has the right to reject the product or services prior to final acceptance, revenue is deferred until such acceptance occurs.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Consulting Revenue – The Company’s consulting revenue consists of software customization and consulting service contracts recognized utilizing the percentage-of-completion method in accordance with FASB ASC 605-35 – Revenue Recognition Construction-Type and Production-Type Contracts. For fixed fee contracts the percentage-of-completion is measured by the percentage of software customization or consulting hours incurred to date to total estimated hours. This method is used because management believes that hours expended is the best measure of progress on these engagements. Revisions in total estimated hours are reflected in the accounting period in which the required revisions become known. Anticipated losses on contracts are charged to income in their entirety when such losses become evident.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts – Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract.

Research and Development

Research and development costs are clearly identified and are expensed as incurred in accordance with FASB ASC 730 – Research and Development. For the years ended August 31, 2011 and 2010, the Company incurred $514,147 and $1,647,797 of research and development costs, respectively.

Provision for Income Taxes

The Company accounts for income taxes under FASB ASC 740 – Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. The Company has included its $800 minimum franchise fee in its provision for income taxes for the years ended August 31, 2011 and 2010.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The Company accounts for foreign currency translation of its wholly owned subsidiary, Location Based Technologies, Ltd., pursuant to FASB ASC 830 – Foreign Currency Matters. The functional currency of Location Based Technologies, Ltd. is the British Pound Sterling. All assets and liabilities of Location Based Technologies, Ltd. are translated into United States Dollars using the current exchange rate at the end of each period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Certain transactions of the Location Based Technologies, Ltd. are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related consolidated statements of operations.

Earnings/ Loss Per Share

The Company computes basic earnings (loss) per share using the weighted average number of common shares outstanding during the period in accordance with FASB ASC 260 – Earnings Per Share, which specifies the compilation, presentation, and disclosure requirements for income per share for entities with publicly held common stock or instruments which are potentially common stock.

Diluted earnings (loss) per share are computed using the weighted average number of common shares outstanding and the dilutive potential common shares outstanding during the period. Dilutive potential common shares primarily consist of stock options and warrants issued by the Company. These potential common shares are excluded from diluted loss per share as their effect would be anti-dilutive.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-28, Intangibles — Goodwill and Other, which amends Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other. ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment analysis if it is more likely than not that a goodwill impairment exists based on a qualitative assessment of adverse factors. The Company does not expect the provisions of ASU 2010-28 to have a material impact to the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC Topic 820, Fair Value Measurement. The purpose of ASU 2011-04 is to clarify the intent about the application of existing fair value measurement and disclosure requirements and to change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the provisions of ASU 2011-04 to have a material impact to its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which amends ASC Topic 220, Comprehensive Income. The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The update will require entities to present items of net income, items of other comprehensive income and total comprehensive income in one continuous statement or two separate consecutive statements, and entities will no longer be allowed to present items of other comprehensive income in the statement of stockholders’ equity. Reclassification adjustments between other comprehensive income and net income will be presented separately on the face of the financial statements. The Company does not expect the provisions of ASU 2011-05 to have a material impact to its consolidated financial statements.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In August 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other, which amends ASC Topic 350, Intangibles — Goodwill and Other. The purpose of ASU 2011-08 is to simplify how an entity tests goodwill for impairment. Entities will assess qualitative factors to determine whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. In instances where the fair value is determined to be less than the carrying value, entities will perform the two-step quantitative goodwill impairment test. The Company does not expect the provisions of ASU 2011-08 to have a material impact to its consolidated financial statements.
2.	PROPERTY AND EQUIPMENT
Property and equipment at August 31, 2011 and 2010 consists of the following:

	August 31,	August 31,
	2011	2010
Website development costs	$1,361,959	$1,361,959
Machinery and equipment	168,024	71,934
Computer software	101,626	41,626
Computer and video equipment	40,777	36,962
Office furniture	34,800	13,166

	1,707,186	1,525,647
Less: accumulated depreciation and impairment adjustment	(1,515,331)	(1,492,234)

Total property and equipment	$191,855	$33,413
Depreciation expense for the years ended August 31, 2011 and 2010 amounted to $27,033 and $65,624, respectively. In addition, the Company recorded an impairment of its Website development costs in the amount of $1,361,959 during the year ended August 31, 2010, due to uncertainty concerning, at the time, its ability to obtain sufficient financing to bring its products to market.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

3.	RELATED PARTY TRANSACTIONS

Advances from Officers

From time to time, the Company’s officers advance funding to the Company to cover operating expenses. Cash advances from officers accrue interest at the rate of 8% per annum and have no formal repayment terms.

During the year ended August 31, 2011, new advances from officers totaled $1,000 and repayments on advances totaled $438,874. In June 2011, $500,000 of advances from an officer was converted into 2,500,000 shares of the Company’s common stock at $0.20 per share. Outstanding advances from officers amounted to $9,423 as of August 31, 2011.

During the year ended August 31, 2011, $58,937 of interest was accrued on officer advances. In August 2011, $105,433 of accrued interest on advances from an officer was converted into 527,165 shares of the Company’s common stock at $0.20 per share. Accrued interest on officer advances amounted to $39 as of August 31, 2011.

Services Provided

A relative of the Chief Operating Officer provides bookkeeping and accounting services to the Company for $2,500 per month. During the year ended August 31, 2011, bookkeeping and accounting fees for this related party totaled $30,000.

On March 30, 2011, the Company entered into an Employment Letter of Intent (“LOI”) with a relative of the Company’s CEO and President, to act as Vice President of Customer Service. Under the terms of the LOI, the related party is paid compensation of $10,000 per month and 250,000 shares of the Company’s common stock as a signing bonus. The common stock was valued at $42,500 on the award date. During the year ended August 31, 2011, compensation under this related party agreement totaled $92,500.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

4.	CONVERTIBLE NOTES PAYABLE
$625,000 Senior Secured Promissory Note

On November 18, 2008, the Company entered into a senior secured promissory note agreement for $625,000. Under the terms of the promissory note agreement, principal and any unpaid interest shall be repaid by February 18, 2009, or upon a minimum of $1,500,000 being raised by the Company. The note bears interest at 12% per annum and may be repaid at any time before the repayment date, in part or in full, without penalty, and is secured by common stock personally owned by an officer of the Company. In addition, the Company issued 50,000 shares of common stock valued at $55,000 on the date of issuance.

On January 30, 2009, the promissory note agreement was extended for an additional three months (“First Extension”) and due on May 18, 2009. As consideration for the First Extension, the Company issued an additional 50,000 shares of common stock valued at $47,000 on the date of issuance.

On May 7, 2009, the promissory note agreement was extended for an additional three months (“Second Extension”) and due on August 18, 2009. As consideration for the Second Extension, the Company issued an additional 50,000 shares of common stock valued at $32,000 on the date of issuance.

On August 20, 2009, the promissory note agreement was extended for an additional three months (“Third Extension”) and due on November 18, 2009. As consideration for the Third Extension, the Company issued an additional 25,000 shares of common stock valued at $20,500 on the award date.

In connection with the Third Extension, a conversion feature was added whereby the outstanding principal and unpaid accrued interest may be converted, at any time, in whole or in part, into shares of the Company’s common stock on the basis of $0.65 per share. The conversion rate of $0.65 per share was below the market value of $0.82 per share resulting in a beneficial conversion feature in the amount of $163,462, recognized as a discount from the face amount of the convertible note payable and amortized over the term of the note extension.

On August 27, 2009, in accordance with the Third Extension, the Company converted $52,603 of interest accrued through July 31, 2009, into 80,927 shares of the Company’s common stock on the basis of $0.65 per share.

The Third Extension due date of November 18, 2009 was not extended further, and therefore, the Company is in default in the payment of the principal and unpaid accrued interest as of August 31, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

4.	CONVERTIBLE NOTES PAYABLE
$625,000 Senior Secured Promissory Note (Continued)

In June 2010, common shares personally owned by a Company officer which had been pledged as collateral for this note were surrendered to the creditor.

As of August 31, 2011, the note payable balance and accrued interest totaled $625,000 and $146,737, respectively.

$100,000 Senior Secured Promissory Note

On May 7, 2009, the Company entered into a senior secured promissory note agreement for $100,000. Under the terms of the promissory note agreement, principal and any unpaid interest shall be repaid by August 18, 2009, or upon a minimum of $1,500,000 being raised by the Company. The note bears interest at 12% per annum and may be repaid at any time before the repayment date, in part or in full, without penalty, and is secured by common stock personally owned by an officer of the Company. In addition, the Company issued 50,000 shares of common stock valued at $32,000 on the date of issuance.

On August 20, 2009, the promissory note agreement was extended for an additional three months (“First Extension”) and due on November 18, 2009. As consideration for the First Extension, the Company issued an additional 25,000 shares of common stock valued at $20,500 on the award date.

In connection with the First Extension, a conversion feature was added whereby the outstanding principal and unpaid accrued interest may be converted, at any time, in whole or in part, into shares of the Company’s common stock on the basis of $0.65 per share. The conversion rate of $0.65 per share was below the market value of $0.82 per share resulting in a beneficial conversion feature in the amount of $26,154, recognized as a discount from the face amount of the convertible note payable and amortized over the term of the note extension.

On August 27, 2009, in accordance with the First Extension, the Company converted $2,827 of interest accrued through July 31, 2009, into 4,350 shares of the Company’s common stock on the basis of $0.65 per share.

The First Extension due date of November 18, 2009 was not extended further, and therefore, the Company is in default in the payment of the principal and unpaid accrued interest as of August 31, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

4.	CONVERTIBLE NOTES PAYABLE (Continued)

$100,000 Senior Secured Promissory Note (Continued)

As of August 31, 2011, the note payable balance and accrued interest totaled $100,000 and $21,352, respectively.

$25,000 Promissory Note

On June 28, 2011, the Company entered into a promissory note agreement for $25,000. Under the terms of the promissory note agreement, principal and any unpaid interest shall be repaid by June 27, 2012. The note bears interest at 10% per annum. At the option of the note holder, the note may be converted, in whole or in part, into shares of the Company’s common stock on the basis of $0.25 per share.

As of August 31, 2011, the note payable balance and accrued interest totaled $25,000 and $445, respectively.

5.	LINE OF CREDIT

On January 5, 2011, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank for a $1,000,000 non-formula line of credit. The principal amount outstanding under the credit line accrues interest at a floating per annum rate equal to the greater of (i) the Prime Rate, plus 2.5% or (ii) 6.5% and is to be paid monthly. The principal is due at maturity on January 5, 2012. The personal guarantor for the credit line is a director and stockholder of the Company.

In accordance with the Loan Agreement, Silicon Valley Bank is entitled to a success fee equal to 6% warrant coverage of the credit line or $60,000 divided by a $0.20 share price upon the Company successfully raising new capital or equity in excess of $2,000,000. The warrant shall be valid for five years from the time of issuance.

The Company must maintain certain financial covenants under the Loan Agreement. On August 24, 2011, the Company entered into a First Amendment to Loan and Security Agreement (“Amendment”) to waive existing and pending defaults for failing to comply with certain financial covenants. As such, the Company was not in covenant default under the Amendment as of August 31, 2011.

As of August 31, 2011, the outstanding balance on the line of credit and accrued interest totaled $1,000,000 and $5,597, respectively.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

6.	COMMITMENTS AND CONTINGENCIES

Inventory Purchase Commitments

On July 20, 2011, the Company initiated a purchase order to manufacture the first 10,000 PocketFinder® devices. As of August 31, 2010, the Company recognized losses and a related liability from inventory purchase commitments totaling $685,500.

Operating Leases

On November 11, 2009, the Company entered into a sublease agreement to lease approximately 10,600 square feet of general office space in Irvine, California, for base rent ranging from $7,986 to $15,440 per month over the lease term. The lease term is from December 1, 2009 through June 30, 2011.

On May 11, 2011, the Company entered into a lease agreement to lease approximately 4,700 square feet of general office space in Irvine, California, for base rent ranging from $6,199 to $7,193 per month over the 48 month lease term. The lease term is from July 1, 2011 through June 30, 2015.

Total rental expense on operating leases for the years ended August 31, 2011 and 2010 was $154,314 and $174,970, respectively.

As of August 31, 2011, the future minimum lease payments are as follows:

For the Years Ending August 31,
2012	$75,050
2013	78,928
2014	82,526
2015	71,930

Total	$308,434

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

6.	COMMITMENTS AND CONTINGENCIES

Contingencies

In 2007, the Company sold convertible notes to accredited investors in reliance on an exemption from registration provided by Section 4(2) of the Securities Act and similar state exemptions. Management has been advised by counsel that the availability of those exemptions cannot be determined with legal certainty due to the fact that the Company or its predecessors may not have complied with all of the provisions of exemption safe-harbors for such sales offered by rules promulgated under the Securities Act by the SEC. Thus, it is possible that a right of rescission may exist for shares underlying the convertible notes for which the statute of limitations has not run. From November 2007 through December 2007, all of the convertible notes payable totaling $5,242,000 were converted into 15,726,000 shares of the Company’s common stock, and subsequently, some of the shares were sold in the open market. Management has performed an analysis under FAS 5, Accounting for Contingencies, and concluded that the likelihood of a right of rescission being successfully enforced on the remaining convertible note shares is remote, and consequently, has accounted for these shares in permanent equity in the financial statements.

On April 5, 2011, Gemini Master Fund, Ltd., filed a complaint for breach of contract against Location Based Technologies for non-payment of outstanding loans. The complaint specifies damages totaling $858,292, plus pre-judgment interest, costs of suit and other relief. The entire amount of the loans plus accrued interest, which together approximate the specified damages, are included in the accompanying financial statements. On June 8, 2011, the Location Based Technologies filed a Cross-Complaint against Gemini Master Fund, Ltd. for monetary damages related to the creditor’s disposition of common shares of Location Based Technologies which had been pledged as collateral for the notes.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY

Common Stock (Reflects 3 for 1 stock split distributed October 20, 2008)

On October 13, 2008, the Board of Directors declared a 3 for 1 stock split to be effected in the nature of a 200% stock dividend, whereby the holders of each share of common stock received an additional two shares of common stock. The record date for the stock dividend was October 20, 2008 and resulted in the issuance of an additional 58,061,276 (pre-split) shares of common stock. In addition, the Company’s articles of incorporation were amended to increase its authorized shares in an amount that corresponds to the stock split, thereby increasing the authorized shares of common stock from 100,000,000 to 300,000,000. Unless otherwise indicated, all share and per-share amounts in these financial statements have been retroactively restated to reflect the 3 for 1 stock split as if the split had been in effect since inception.

In September 2009, the Company issued 50,000 shares of common stock in connection with note payable extensions. The shares were valued at $41,000, which represents the fair market value of note payable extension costs on the award date (see Note 4).

In September 2009, the Company performed a private placement and issued 129,870 shares of common stock and 32,468 “Series N” warrants for cash proceeds of $100,000 (see Note 8).

In September 2009, the Company performed a private placement and issued 110,685 shares of common stock and 27,671 “Series O” warrants for cash proceeds of $67,500, net of offering costs of $7,500 (see Note 8).

In September 2009, the Company issued 50,000 shares of common stock in exchange for accounting related advisory services. The shares were valued at $38,500, which represents the fair market value of the services provided on the award date.

In September 2009, the Company issued 9,615 shares of common stock in exchange for sales and business advisory services. The shares were valued at $10,000, which represents the fair market value of the services provided on the award date.

In September 2009, the Company issued 4,870 shares of its restricted common stock for finder’s fee commissions. The shares were valued at $3,750, which represents the fair market value of the services provided on the award date.

In December 2009, the Company performed a private placement and issued 90,909 shares of common stock and 20,000 “Series Q” warrants for cash proceeds of $54,000, net of offering costs of $6,000 (see Note 8).

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Common Stock (Continued)

In February 2010, the Company issued 25,000 shares of common stock in connection with a note payable extension. The shares were valued at $17,000, which represents the fair market value of note payable extension costs on the award date.

In February 2010, the Company issued 25,000 shares of common stock in exchange for consulting services related to technology development. The shares were valued at $17,000, which represents the fair market value of the services provided on the award date.

In February 2010, the Company issued 418,000 shares of common stock in connection with note payable defaults. The shares were valued at $161,940, which represents the fair market value of the note payable default costs on the award date.

In February 2010, the Company issued 280,000 shares of common stock in exchange for sales and business development advisory services. The shares were valued at $89,600, which represents the fair market value of the services to be provided on the award date.

In February 2010, the Company issued 300,000 shares of common stock in exchange for legal advisory services. The shares were valued at $100,000, which represents the fair market value of the services to be provided on the award date.

In April 2010, the Company issued 100,000 shares of common stock in connection with a note payable default. The shares were valued at $33,000, which represents the fair market value of the note payable default costs on the award date.

In April 2010, the Company issued 500,000 shares of common stock in exchange for the conversion of a $100,000 promissory note. The promissory note was converted on the basis of $0.20 per share.

In April 2010, the Company issued 422,156 shares of common stock in exchange for accounting related advisory services and consulting services related to technology development. The shares were valued at $118,204, which represents the fair market value of the services provided on the award date.

In May 2010, the Company issued 682,620 shares of common stock in exchange for the conversion of $132,000 in notes payable and $4,524 of accrued interest.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Common Stock (Continued)

In June 2010, the Company issued 100,000 shares of common stock in connection with a note payable extension. The shares were valued at $32,000, which represents the fair market value of note payable extension costs on the award date.

In June 2010, the Company issued 1,000,000 shares of common stock in exchange for business development and sales representative services. The shares were valued at $185,000, which represents the fair market value of the services to be provided on the award date.

In June 2010, the Company issued 500,000 shares of common stock in exchange for financial advisory services. The shares were valued at $100,000, which represents the fair market value of the services to be provided on the award date.

In June 2010, the Company issued 5,600,000 shares of common stock to an officer of the Company as reimbursement for personally owned common stock shares that were surrendered as collateral in connection with the Company’s default on a note payable. The shares were valued at $1,120,000, which represents the fair market value of the note payable default costs on the award date (see Note 4).

In July 2010, the Company issued 100,000 shares of common stock in connection with a note payable issuance. The shares were valued at $20,000, which represents the fair market value of the note payable issuance costs on the award date.

In September 2010, the Company issued 250,000 shares of common stock in connection with a note payable issuance. The shares were valued at $25,000, which represents the fair market value of the note payable issuance costs on the award date.

In September 2010, the Company issued 500,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $130,000, which represents the fair market value of the services provided on the award date.

In October 2010, the Company issued 200,000 shares of common stock in connection with a note payable issuance and extension. The shares were valued at $22,000, which represents the fair market value of the note payable issuance and extension costs on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Common Stock (Continued)

In October 2010, the Company issued 200,000 shares of common stock in connection with a debt issuance. The shares were valued at $22,000, which represents the fair market value of the debt issuance costs on the award date.

In October 2010, the Company issued 400,000 shares of common stock in connection with debt issuances. The shares were valued at $48,000, which represents the fair market value of the debt issuance costs on the award date.

In December 2010, the Company issued 25,000 shares of common stock in connection with a note payable extension. The shares were valued at $3,500, which represents the fair market value of note payable extension costs on the award date.

In December 2010, the Company issued 150,000 shares of common stock in connection with a note payable issuance. The shares were valued at $39,000, which represents the fair market value of the note payable issuance costs on the award date.

In December 2010, the Company issued 54,480 shares of common stock in exchange for the cancellation of 54,480 “Series D” and “Series E” warrants.

In December 2010, the Company issued 3,500,000 shares of common stock for the conversion of two promissory notes totaling $700,000. The promissory notes were converted on the basis of $0.20 per share. In addition, 500,000 shares of common stock were issued in connection with the conversion in accordance with the promissory note agreement and were valued at $100,000, which represents the fair market value of the debt conversion costs on the award date.

In December 2010, the Company issued 60,000 shares of common stock in exchange for consulting services related to sales and business development services. The shares were valued at $10,200, which represents the fair market value of the services provided on the award date.

In December 2010, the Company issued 100,000 shares of common stock in exchange for accounting related advisory services. The shares were valued at $17,000, which represents the fair market value of the services provided on the award date.

In December 2010, the Company issued 500,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $130,000, which represents the fair market value of the services provided on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Common Stock (Continued)

In December 2010, the Company issued 285,714 shares of common stock in exchange for business development and sales representative services. The shares were valued at $40,000, which represents the fair market value of the services to be provided on the award date.

In February 2011, the Company issued 3,000,000 shares of common stock in exchange for public relations advisory services. The shares were valued at $600,000, which represents the fair market value of the services to be provided on the award date.

In February 2011, the Company issued 669,932 shares of common stock for the conversion of two promissory notes and accrued interest totaling $130,000 and $3,986, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In March 2011, the Company issued 200,000 shares of common stock in connection with note payable extensions. The shares were valued at $34,000, which represents the fair market value of note payable extension costs on the award date.

In March 2011, the Company issued 1,079,863 shares of common stock for the conversion of two promissory notes and accrued interest totaling $200,000 and $15,973, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In April 2011, the Company issued 500,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $80,000, which represents the fair market value of the services provided on the award date.

In April 2011, the Company issued 321,429 shares of common stock in exchange for business development and sales representative services. The shares were valued at $45,000, which represents the fair market value of the services to be provided on the award date.

In April 2011, the Company issued 500,000 shares of common stock in connection with two Letter of Intent for Employment Agreements. The shares were valued at $85,000, which represents the fair market value of note payable extension costs on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Common Stock (Continued)

In April 2011, the Company issued 50,000 shares of common stock in exchange for accounting related advisory services. The shares were valued at $7,500, which represents the fair market value of the services provided on the award date.

In May 2011, the Company issued 20,000 shares of common stock in exchange for sales advisory services. The shares were valued at $3,200, which represents the fair market value of the services to be provided on the award date.

In May 2011, the Company issued 250,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $40,000, which represents the fair market value of the services provided on the award date.

In May 2011, the Company issued 100,000 shares of common stock in connection with a note payable extension. The shares were valued at $19,000, which represents the fair market value of note payable extension costs on the award date.

In July 2011, the Company issued 4,318,750 shares of common stock in exchange for the conversion of $500,000 in related party advances from an officer and $363,750 of deferred officer compensation.

In July 2011, the Company issued 2,000,000 shares of common stock to two consultants in exchange for business development and sales representative services. The shares were valued at $440,000, which represents the fair market value of the services to be provided on the award date.

In July 2011, the Company issued 1,229,559 shares of common stock for the conversion of five promissory notes and accrued interest totaling $227,498 and $18,414, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In July 2011, the Company issued 150,000 shares of common stock for the conversion of accounts payable totaling $30,000. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In July 2011, the Company issued 65,000 shares of common stock to two consultants in exchange for consulting services related to technology development and accounting related advisory services. The shares were valued at $12,350, which represents the fair market value of the services to be provided on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Common Stock (Continued)

In July 2011, the Company issued 400,000 shares of common stock to a consultant in exchange for business development and sales representative services and for the cancellation of 28,410 previously issued “Series H” warrants and 186,567 previously issued “Series P” warrants. The shares were valued at $100,000, which represents the fair market value of the services to be provided on the award date.

In July 2011, the Company issued 35,000 shares of common stock to a consultant in exchange for the cancellation of 25,000 previously issued “Series R” warrants.

In July 2011, the Company performed a private placement with certain investors and issued 50,000,0000 shares of the Company’s common stock at a purchase price of $0.20 per share for cash proceeds of $8,322,412, net of offering costs of $1,677,588.

In August 2011, the Company issued 50,000 shares of common stock to a consultant in exchange for the cancellation of 20,408 previously issued “Series G” warrants.

In August 2011, the Company issued 597,165 shares of common stock in exchange for the conversion of $105,433 in accrued interest on advances from an officer and $14,000 of deferred officer compensation.

In August 2011, the Company issued 1,200,000 shares of common stock for the conversion of accrued finder’s fees and accounts payable totaling $281,109. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In August 2011, the Company issued 10,785,891 shares of common stock for the conversion of sixteen promissory notes and accrued interest totaling $1,965,000 and $192,178, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

Prepaid Services Paid In Common Stock

In July 2011, the Company issued 2,000,000 shares of common stock to two consultants for business development and sales representative services valued at $440,000 on the award date to be amortized over from July 1, 2011 to December 31, 2011. Unamortized prepaid services paid in common stock related to such issuances amounted to $293,333 at August 31, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

7.	EQUITY (Continued)

Warrants

Warrants to purchase up to 11,164,953 shares of the Company’s common stock are outstanding at August 31, 2011 (see Note 8).

Stock Incentive Plan

On September 10, 2007, the directors and shareholders adopted a 2007 Stock Incentive Plan. The plan reserves 2,250,000 shares of common stock of the Company for issuance pursuant to options, grants of restricted stock or other stock-based awards. The plan is administered by the board of directors which has the power, pursuant to the plan, to delegate the administration of the plan to a committee of the board. No shares of common stock were granted under the plan during the year ended August 31, 2011.

8.	STOCK OPTIONS AND WARRANTS

Stock Options

Each of the Company’s three officers holds an option to purchase up to 2,000,000 shares of common stock at $1 per share, for a total of 6,000,000 optioned shares. Options to purchase 1,000,000 shares each are exercisable upon the achievement of 100,000 customers, and the remaining options to purchase 1,000,000 shares each are exercisable upon the achievement of 250,000 customers. None of the options are presently exercisable. All such options vest upon a change of control of the Company. The options expire ten years from the date of performance goal achieved.
Warrants

On September 14, 2009, the Company agreed to issue “Series N” warrants in connection with a private placement to purchase 32,468 common shares at $0.88 per share. The warrants expire on September 14, 2012. The fair value of the warrants using the Black-Scholes option pricing model amounted to $19,309. No warrants were exercised as of August 31, 2011.

On September 15, 2009, the Company agreed to issue “Series O” warrants in connection with a private placement to purchase 27,671 common shares at $0.77 per share. The warrants expire on September 15, 2012. The fair value of the warrants using the Black-Scholes option pricing model amounted to $14,434. No warrants were exercised as of August 31, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

8.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants (Continued)

On November 24, 2009, the Company agreed to issue “Series P” warrants to certain consultants to purchase 410,448 common shares at $0.67 per share in exchange for consulting services related to capital raising efforts. The warrants expire on November 24, 2012. The fair value of the warrants using the Black-Scholes option pricing model amounted to $233,109. No warrants were exercised as of August 31, 2011.

On November 2, 2009, the Company agreed to issue “Series Q” warrants in connection with a private placement to purchase 20,000 common shares at $0.75 per share. The warrants expire on November 2, 2012. The fair value of the warrants using the Black-Scholes option pricing model amounted to $12,620. No warrants were exercised as of August 31, 2011.

On December 16, 2009, the Company agreed to issue “Series R” warrants to certain consultants to purchase 240,000 common shares at $0.68 per share in exchange for consulting services related to technology and product development and legal advisory services. The warrants expire on December 16, 2014. The fair value of the warrants using the Black-Scholes option pricing model amounted to $152,801. In August 2011, a “Series R” warrant to purchase 25,000 common shares was cancelled in exchange for 35,000 shares of the Company’s common stock (see Note 7). No warrants were exercised as of August 31, 2011.

On April 20, 2010, the Company agreed to issue “Series O” warrants to a consultant to purchase 41,000 common shares at $0.77 per share in exchange for consulting services related to capital raising efforts. The warrants expire on September 15, 2012. The fair value of the warrants using the Black-Scholes option pricing model amounted to $8,414. No warrants were exercised as of August 31, 2011.

On December 17, 2010, the Company issued “Series S” warrants to the Silicon Valley Bank loan personal guarantor to purchase 3,600,000 common shares at $0.20 per share in connection with the Financing Agreement dated December 1, 2010. The warrants expire on December 14, 2015. The fair value of the warrants using the Black-Scholes option pricing model amounted to $926,900. No warrants were exercised as of August 31, 2011.

On December 17, 2010, the Company issued “Series S” warrants to a consultant to purchase 500,000 common shares at $0.20 per share for finder’s fees in connection with a debt issuance. The warrants expire on December 14, 2015. The fair value of the warrants using the Black-Scholes option pricing model amounted to $128,736. No warrants were exercised as of August 31, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

8.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants (Continued)

On July 29, 2011, the Company issued "Series T" warrants to purchase 1,787,500 common shares at $0.20 per share to placement agents in connection with the private placement. The warrants expire on July 29, 2016. The fair value of the warrants using the Black-Scholes option pricing model amounted to $837,664. No warrants were exercised as of August 31, 2011.

On August 31, 2011, the Company issued “Series U” warrants to Silicon Valley Bank to purchase 300,000 common shares at $0.20 per share in connection with the private placement success fee. The warrants expire on July 29, 2016. The fair value of the warrants using the Black-Scholes option pricing model amounted to $140,587. No warrants were exercised as of August 31, 2011.

In addition to the above, at August 31, 2011, the Company had the following warrants outstanding:

Series	Number of shares	Exercise Price	Expiration
A	1,500,000	$1.00	8/14/2012
B	750,000	$2.00	8/14/2012
C	120,000	$2.00	6/2/2013
G	61,224	$2.45	11/3/2011
H	1,528,410	$0.88	11/24/2011
I	20,161	$1.76	5/15/2012
J	22,936	$1.24	5/27/2012
K	15,901	$1.34	6/5/2012
L	115,385	$0.65	5/1/2012
M	96,849	$1.04	8/7/2012

9.	PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences arise from the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2011 AND 2010

9.	PROVISION FOR INCOME TAXES (Continued)

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and tax rates on the date of enactment.

The Company did not provide any current or deferred U.S. federal income taxes or benefits for any of the periods presented because the Company has experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn sufficient income to realize the deferred tax assets during the carry forward period.

The components of the Company’s deferred tax asset as of August 31, 2011, are as follows:

Net operating loss carry forward and deductible temporary differences	$11,152,000
Valuation allowance	(11,152,000)

Net deferred tax asset	$-

A reconciliation of the combined federal and state statutory income taxes rate and the effective rate is as follows:

Federal tax at statutory rate	$34.00%
State income tax net of federal benefit	5.83%
Valuation allowance	(39.83%)

$-

The Company’s valuation allowance increased by $1,194,000 for the year ended August 31, 2011.

As of August 31, 2011, the Company had federal and state net operating loss carryforwards of approximately $26,763,000 which can be used to offset future federal income tax. The federal and state net operating loss carryforwards expire at various dates through 2031. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured. These carryforwards may be limited upon a change in ownership or consummation of a business combination under IRC Sections 381 and 382.

As of August 31, 2011 and 2010, no accrued interest and penalties are recorded relating to uncertain tax positions. Any such interest and penalties would be included in interest expense as a component of pre-tax net income or loss. The Company's tax filings are no longer open to examination by the Internal Revenue Service for tax years prior to 2007, and by state taxing authorities for tax years prior to 2006.

Location Based Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
November 30, 2011 and August 31, 2011

	November 30,	August 31,
	2011	2011
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$920,168	$3,619,576
Accounts receivable, net of allowance	431,165	-
Inventory	5,007,508	24,809
Prepaid expenses and other assets	85,486	1,502,838
Manufacturing deposits	51,570	2,800,000

Total current assets	6,495,897	7,947,223

Property and equipment, net of accumulated depreciation	368,369	191,855

OTHER ASSETS
Patents and trademarks, net of accumulated amortization	1,228,846	1,231,084
Deposits	30,000	30,000

Total other assets	1,258,846	1,261,084

TOTAL ASSETS	$8,123,112	$9,400,162

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,458,796	$1,329,689
Accrued officer compensation	911,082	914,765
Deferred revenue	390,180	-
Advances from officers	-	9,423
Accrued interest, advances from officers	-	39
Line of credit	1,000,000	1,000,000
Accrued interest, line of credit	5,417	5,597
Convertible notes payable	750,000	750,000
Accrued interest, convertible notes payable	169,158	168,534

Total current liabilities	4,684,633	4,178,047

TOTAL LIABILITIES	4,684,633	4,178,047

Commitments and contingencies	652,596	685,500

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 191,570,055 shares issued and outstanding at November 30, 2011 and August 31, 2011	129,170	129,170
Additional paid-in capital	41,752,408	41,752,408
Prepaid services paid in common stock	(73,332)	(293,333)
Accumulated deficit	(39,022,363)	(37,051,630)

Total Stockholders' Equity (Deficit)	2,785,883	4,536,615

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$8,123,112	$9,400,162

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Location Based Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended November 30, 2011 and 2010
(Unaudited)

	For the three months ended November 30,
	2011	2010

Net revenue
Devices	$41,891	$1,020
Services	2,225	952
Consulting	-	-

Total net revenue	44,116	1,972

Cost of revenue
Devices	37,454	364
Services	42,261	4,426
Consulting	5,265	16
Other	169,747	-
Total cost of revenue	254,727	4,806

Gross loss	(210,611)	(2,834)

Operating expenses
General and administrative	448,514	103,300
Officer compensation	135,000	135,000
Professional fees	764,747	124,061
Rent	19,203	42,804
Research and development	356,299	46,326
Total operating expenses	1,723,763	451,491

Net operating loss	(1,934,374)	(454,325)

Other income (expense)
Financing costs	(15,970)	(244,754)
Amortization of beneficial conversion feature	-	(28,085)
Amortization of deferred financing costs	(2,501)	(27,769)
Interest income (expense), net	(17,109)	(120,500)
Foreign currency gain (loss), net	21	(4)
Total other income (expense)	(35,559)	(421,112)

Net loss before income taxes	(1,969,933)	(875,437)

Provision for income taxes	800	800

Net Loss	$(1,970,733)	$(876,237)

Accumulated Deficit:

Balance, beginning of period	$(37,051,630)	$(28,828,925)

Net Loss	$(1,970,733)	$(876,237)

Balance, end of period	$(39,022,363)	$(29,705,162)

Basic - Earnings (loss) per share	$(0.01)	$(0.01)

Basic - Weighted Average Number of Shares Outstanding	191,570,055	108,187,657

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Location Based Technologies, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended November 30, 2011 and 2010
(Unaudited)

	For the three months ended November 30,
	2011	2010

Cash Flows from Operating Activities
Net loss	$(1,970,733)	$(876,237)
Adjustment to reconcile net loss to net cash used in operating activities:
Recognition of loss on inventory purchase commitment	(32,904)	-
Depreciation and amortization	47,610	12,306
Amortization of beneficial conversion feature	-	28,085
Amortization of prepaid services paid-in common stock	220,001	39,924
Common stock issued for services	-	110,000
Common stock issued for financing costs	-	145,500
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(431,165)	-
(Increase) decrease in inventory	(4,982,699)	-
(Increase) decrease in prepaid expenses and other assets	1,417,352	(2,232)
(Increase) decrease in debt issuance/financing costs	-	(22,731)
(Increase) decrease in deposits	2,748,430	(17,841)
Increase (decrease) in accounts payable and accrued expenses	129,107	(187,447)
Increase (decrease) in deferred revenue	390,180	-
Increase (decrease) in accrued officer compensation	(3,683)	135,000
Increase (decrease) in accrued interest	405	19,462
Net cash used in operating activities	(2,468,099)	(616,211)

Cash Flows from Investing Activities
Purchase of property and equipment	(216,511)	-
Additions to patents and trademarks	(5,375)	-
Net cash used in investing activities	(221,886)	-

Cash Flows from Financing Activities
Advances / (repayments) from officers, net	(9,423)	(26,175)
Proceeds from convertible notes payable	-	930,000
Repayment on convertible notes payable	-	(250,000)
Proceeds from notes payable	-	58,298
Repayment on notes payable	-	(13,000)
Net cash (used in) provided by financing activities	(9,423)	699,123

Net (decrease) increase in cash and cash equivalents	(2,699,408)	82,912

Cash and cash equivalents, beginning of period	3,619,576	267

Cash and cash equivalents, end of period	$920,168	$83,179

Supplemental disclosure of cash flow information:
Income taxes paid	$1,600	$-
Interest paid	$16,611	$100,514

Supplemental disclosure of noncash financing and investing activities:

Issuance of common stock for financing costs	$-	$145,500
Issuance of common stock for services	$-	$110,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company designs, develops, and sells personal, pet, and vehicle locator devices and services including PocketFinder® People, PocketFinder® Pets, PocketFinder® Vehicles and VehicleFleetFinder™. The PocketFinder® is a small, completely wireless, location device that enables a user to locate a person, pet, vehicle or valuable item at any time from almost anywhere using Global Positioning System (“GPS”) and General Packet Radio Service (“GPRS”) technologies. The Company is located in Irvine, California.

Organization

Location Based Technologies, Inc. (formerly known as Springbank Resources, Inc.) (the “Company,” “our,” or “LBT”) was incorporated under the laws of the State of Nevada on April 10, 2006.

Location Based Technologies, Corp. (formerly known as PocketFinder, Inc.) was incorporated under the laws of the State of California on September 16, 2005. On July 7, 2006, it established PocketFinder, LLC (“LLC”), a California Limited Liability Company. On May 29, 2007, PocketFinder, Inc. filed amended articles with the Secretary of State to change its name to Location Based Technologies, Corp.

On September 30, 2009, the Company formed Location Based Technologies, Ltd. (“LBT, Ltd.”), an England and Wales private limited company, to establish a presence in Europe. LBT, Ltd. is a wholly owned subsidiary of the Company.

Merger

On August 24, 2007, Location Based Technologies, Corp. merged with PocketFinder, LLC. The merger was approved by the shareholders of Location Based Technologies, Corp. and PocketFinder, LLC by unanimous written consent. Location Based Technologies, Corp. was the survivor of the merger with PocketFinder, LLC.

Each Class A Membership Unit of the LLC was converted into 150,000 shares of common stock of the Company or fraction thereof and each Class C Membership Unit of the LLC was cancelled. Upon consummation of the merger, 10.9 Class A Membership Units of the LLC were converted into 1,635,000 shares of common stock of the Company.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Exchange Agreement

On October 11, 2007, Location Based Technologies, Corp. effected a stock exchange agreement and plan of reorganization (the “Agreement”) with Springbank Resources, Inc. (“SRI”) whereby SRI acquired all of the issued and outstanding shares of Location Based Technologies, Corp. in exchange for shares of SRI’s common stock.

Subject to the terms and conditions of the Agreement, SRI issued, and the stockholders of Location Based Technologies, Corp. accepted 55,153,500 shares of SRI’s common stock in consideration for all of the issued and outstanding shares of Location Based Technologies, Corp. The shares of SRI’s common stock were allocated to the shareholders of Location Based Technologies, Corp. in accordance with the Agreement.

The former shareholders of Location Based Technologies, Corp. acquired control of SRI upon the closing of the stock exchange transaction. The exchange was accounted for as a reverse acquisition. Accordingly, for financial statement purposes, Location Based Technologies, Corp. was considered the accounting acquiror, and the related business combination was considered a recapitalization of Location Based Technologies, Corp. rather than an acquisition by SRI. The historical financial statements prior to the Agreement are those of Location Based Technologies, Corp., and the name of the company was changed to Location Based Technologies, Inc.

Consolidation Policy

The accompanying consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiary, Location Based Technologies, Ltd. Intercompany balances and transactions have been eliminated in consolidation.

Stock Split

All share and per-share amounts in the accompanying financial statements, unless otherwise indicated, have been retroactively restated to reflect a 3 for 1 stock split approved by the Board in October 2008, as if the split had been in effect since inception.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation

The unaudited consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to financial statements included in the annual report on Form 10-K of Location Based Technologies, Inc. for the year ended August 31, 2011. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended November 30, 2011, are not necessarily indicative of the results that may be expected for any other interim period or the entire year. For further information, these unaudited consolidated financial statements and the related notes should be read in conjunction with the Company’s audited financial statements for the year ended August 31, 2011, included in the Company’s report on Form 10-K.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred net losses since inception, and as of November 30, 2011, had an accumulated deficit of $39,022,363. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management recognizes that the Company must generate additional resources and/or revenue to enable it to continue operations. Management may need to raise additional financing through debt and equity financing or through other means that it deems necessary, with a view to moving forward and sustaining prolonged growth in its strategy phases. However, no assurance can be given that the Company will be successful in raising additional capital or generating revenue. Further, even if the Company raises additional capital and/or generates additional revenue, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior period amounts or balances to conform to the presentation adopted in the current period.

Cash and Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Cash and Cash Equivalents – The cash and cash equivalent balances at November 30, 2011 and 2010 were principally held by two institutions which insured our aggregated accounts with the Federal Deposit Insurance Corporation ("FDIC") up to $250,000 per insured banking institution. At times, the Company has maintained bank balances which have exceeded FDIC limits. The Company has not experienced any losses with respect to its cash balances.

Revenue and Accounts Receivable – For the three months ended November 30, 2011, revenue from one of the Company’s customers amounted for $39,941 or 90.5% of total net revenue. Accounts receivable from this customer amounted to $430,121 or 99.8% of total accounts receivable.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

The allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of November 30, 2011 and 2010, the allowance for doubtful accounts amounted to $304,597.
Inventory

Inventories are valued at the lower of cost (first-in, first-out) or market and primarily consisted of packaging supplies, components and finished goods at November 30, 2011.

Net losses on firm purchase commitments for inventory are recognized in accordance with FASB ASC 330 – Inventory, whereby losses arising from firm, uncancelable and unhedged commitments for the future purchase of inventory items are recognized in the current period. For the year ended August 31, 2011, the Company recognized losses and a related liability from inventory purchase commitments totaling $685,500. As of November 30, 2011, the liability from inventory purchase commitments totaled $652,596.

Fair Value of Financial Instruments

Pursuant to FASB ASC 820 – Fair Value Measurement and Disclosures, the Company is required to estimate the fair value of all financial instruments included on its balance sheet. The carrying value of cash, accounts receivable, inventory, accounts payable and notes payable approximate their fair value due to the short period to maturity of these instruments.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 1 to 5 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Internal Website Development Costs

Under FASB ASC 350-50 – Intangibles – Goodwill and Other – Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's web site development are expensed as incurred. Costs incurred in the web site application and infrastructure development stages are capitalized by the Company and amortized to expense over the web site's estimated useful life or period of benefit. As of November 30, 2011 and August 31, 2011, the Company capitalized costs totaling $1,361,959 related to its website development.

Long-Lived Assets

The Company accounts for its long-lived assets in accordance with FASB ASC 360 – Impairment or Disposal of Long-Lived Assets that requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. During the year ended August 31, 2010, due to uncertainties related to the recovery of its investment in the PocketFinder® website as a result of generally poor economic conditions and the Company’s history of difficulties in obtaining financing for product launch, the Company recorded a full impairment of its Website Development Costs totaling $1,361,959.

Intangible Assets – Patents and Trademarks

The Company capitalizes internally developed assets related to certain costs associated with patents and trademarks. These costs include legal and registration fees needed to apply for and secure patents. The intangible assets acquired from other enterprises or individuals in an “arms length” transaction are recorded at cost. As of November 30, 2011 and August 31, 2011, the Company capitalized $1,190,343 and $1,184,968, respectively, for patent related expenditures. As of November 30, 2011 and August 31, 2011, the Company capitalized $59,470 for trademark related expenditures.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets – Patents and Trademarks (Continued)

Patents are subject to amortization upon issuance by the United States Patent and Trademark Office. Intangible assets are amortized in accordance with FASB ASC 350 – Intangibles – Goodwill and Other, using the straight-line method over the shorter of their estimated useful lives or remaining legal life. Amortization expense totaled $7,613 and $1,416 for the three months ended November 30, 2011 and 2010, respectively.

Deferred Revenue

Deferred revenue is a liability related to a revenue producing activity for which revenue has not yet been recognized. As of November 30, 2011, deferred revenue amounted to $390,180 and consisted of the aggregate value of on-hand inventory of PocketFinder® devices held by a distributor.

Beneficial Conversion Feature of Convertible Notes Payable

The Company accounts for the beneficial conversion feature of convertible notes payable when the conversion rate is below market value. Pursuant to FASB ASC 470-20 – Debt With Conversion and Other Options, the estimated fair value of the beneficial conversion feature is recorded in the financial statements as a discount from the face amount of the notes. Such discounts are amortized over the term of the notes or conversion of the notes, if sooner.

In May 2010, the Company recognized a beneficial conversion feature totaling $10,000 in connection with a $100,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $0 and $4,168 for the three months ended November 30, 2011 and 2010, respectively.

In June 2010, the Company recognized a beneficial conversion feature totaling $10,000 in connection with a $100,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $0 and $5,000 for the three months ended November 30, 2011 and 2010, respectively.

In November 2010, the Company recognized a beneficial conversion feature totaling $12,000 in connection with a $30,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $0 and 1,000 for the three months ended November 30, 2011 and 2010, respectively.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Beneficial Conversion Feature of Convertible Notes Payable (Continued)

In November 2010, the Company recognized a beneficial conversion feature totaling $135,000 in connection with a $300,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $0 and $11,250 for the three months ended November 30, 2011 and 2010, respectively.

In November 2010, the Company recognized a beneficial conversion feature totaling $80,000 in connection with a $400,000 convertible note payable. Amortization expense related to this beneficial conversion feature amounted to $0 and $6,667 for the three months ended November 30, 2011 and 2010, respectively.

Revenue Recognition

Revenues are recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when (a) persuasive evidence of an arrangement exists, (b) the products or services have been provided to the customer, (c) the fee is fixed or determinable, and (d) collectability is reasonably assured. In instances where the customer, at its discretion, has the right to reject the product or services prior to final acceptance, revenue is deferred until such acceptance occurs.

Device Sales Revenue – Revenue from the sales of PocketFinder® products is recognized upon shipment to website customers and upon delivery to distributors. Reductions to revenue for product held at distributors are recognized as deferred revenue until product is “sold through” to retailers. Revenue is further reduced for expected future product returns based on management’s judgment using historical experience and expectation of future conditions.
Service Revenue – Service revenue consists of monthly service fees initiated by the customer upon activation of a PocketFinder® device. Services fees are billed and collected in advance of the service provided for that month. Service revenue is recognized upon collection from the customer.

Shipping Costs

Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

Research and development costs are clearly identified and are expensed as incurred in accordance with FASB ASC 730 – Research and Development. For the three months ended November 30, 2011 and 2010, the Company incurred $356,299 and $46,326 of research and development costs, respectively.

Provision for Income Taxes

The Company accounts for income taxes under FASB ASC 740 – Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. The Company has included its $800 minimum franchise fee in its provision for income taxes for the three months ended November 30, 2011 and 2010.

Foreign Currency Translation

The Company accounts for foreign currency translation of its wholly owned subsidiary, Location Based Technologies, Ltd., pursuant to FASB ASC 830 – Foreign Currency Matters. The functional currency of Location Based Technologies, Ltd. is the British Pound Sterling. All assets and liabilities of Location Based Technologies, Ltd. are translated into United States Dollars using the current exchange rate at the end of each period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Certain transactions of the Location Based Technologies, Ltd. are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related consolidated statements of operations.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings/ Loss Per Share

The Company computes basic earnings (loss) per share using the weighted average number of common shares outstanding during the period in accordance with FASB ASC 260 – Earnings Per Share, which specifies the compilation, presentation, and disclosure requirements for income per share for entities with publicly held common stock or instruments which are potentially common stock.

Diluted earnings (loss) per share are computed using the weighted average number of common shares outstanding and the dilutive potential common shares outstanding during the period. Dilutive potential common shares primarily consist of stock options and warrants issued by the Company. These potential common shares are excluded from diluted loss per share as their effect would be anti-dilutive.

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-28, Intangibles — Goodwill and Other, which amends Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other. ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment analysis if it is more likely than not that a goodwill impairment exists based on a qualitative assessment of adverse factors. The Company does not expect the provisions of ASU 2010-28 to have a material impact to the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC Topic 820, Fair Value Measurement. The purpose of ASU 2011-04 is to clarify the intent about the application of existing fair value measurement and disclosure requirements and to change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the provisions of ASU 2011-04 to have a material impact to its consolidated financial statements.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which amends ASC Topic 220, Comprehensive Income. The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The update will require entities to present items of net income, items of other comprehensive income and total comprehensive income in one continuous statement or two separate consecutive statements, and entities will no longer be allowed to present items of other comprehensive income in the statement of stockholders’ equity. Reclassification adjustments between other comprehensive income and net income will be presented separately on the face of the financial statements. The Company does not expect the provisions of ASU 2011-05 to have a material impact to its consolidated financial statements.

In August 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other, which amends ASC Topic 350, Intangibles — Goodwill and Other. The purpose of ASU 2011-08 is to simplify how an entity tests goodwill for impairment. Entities will assess qualitative factors to determine whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. In instances where the fair value is determined to be less than the carrying value, entities will perform the two-step quantitative goodwill impairment test. The Company does not expect the provisions of ASU 2011-08 to have a material impact to its consolidated financial statements.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

2. INVENTORY

Inventory at November 30, 2011 and 2010 consisted of the following:

	November 30,	August 31,
	2011	2011
Packaging supplies	$81,894	$13,129
Device components	2,308,786	11,680
Finished goods	2,616,828	-

Total inventory	$5,007,508	$24,809

3. PROPERTY AND EQUIPMENT

Property and equipment at November 30, 2011 and 2010 consisted of the following:

	November 30,	August 31,
	2011	2011
Website development costs	$1,361,959	$1,361,959
Machinery and equipment	374,642	168,024
Computer software	108,627	101,626
Computer and video equipment	40,777	40,777
Office furniture	37,692	34,800
	1,923,697	1,707,186

Less: accumulated depreciation and impairment adjustment	(1,555,328)	(1,515,331)

Total property and equipment	$368,369	$191,855

Depreciation expense for the three months ended November 30, 2011 and 2010 amounted to $39,997 and $10,890, respectively. In addition, the Company recorded an impairment of its Website development costs in the amount of $1,361,959 during the year ended August 31, 2010, due to uncertainty concerning, at the time, its ability to obtain sufficient financing to bring its products to market.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

4. RELATED PARTY TRANSACTIONS

Advances from Officers

From time to time, the Company’s officers advance funding to the Company to cover operating expenses. Cash advances from officers accrue interest at the rate of 8% per annum and have no formal repayment terms.

During the three months ended November 30, 2011, there were no new advances from officers and repayments on advances totaled $9,423. In June 2011, $500,000 of advances from an officer was converted into 2,500,000 shares of the Company’s common stock at $0.20 per share. Outstanding advances from officers amounted to $0 as of November 30, 2011.

During the three months ended November 30, 2011, $55 of interest was accrued and $94 of interest was paid on officer advances. In August 2011, $105,433 of accrued interest on advances from an officer was converted into 527,165 shares of the Company’s common stock at $0.20 per share. Accrued interest on officer advances amounted to $0 as of November 30, 2011.

Services Provided

A relative of the Chief Operating Officer provides bookkeeping and accounting services to the Company for $2,500 per month. During the three months ended November 30, 2011, bookkeeping and accounting fees for this related party totaled $7,500.

On March 30, 2011, the Company entered into an Employment Letter of Intent (“LOI”) with a relative of the Company’s CEO and President, to act as Vice President of Customer Service. Under the terms of the LOI, the related party is paid compensation of $10,000 per month and 250,000 shares of the Company’s common stock as a signing bonus. The common stock was valued at $42,500 on the award date. During the three months ended November 30, 2011, compensation under this related party agreement totaled $30,000.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

5. CONVERTIBLE NOTES PAYABLE

$625,000 Senior Secured Promissory Note

On November 18, 2008, the Company entered into a senior secured promissory note agreement for $625,000. Under the terms of the promissory note agreement, principal and any unpaid interest shall be repaid by February 18, 2009, or upon a minimum of $1,500,000 being raised by the Company. The note bears interest at 12% per annum and may be repaid at any time before the repayment date, in part or in full, without penalty, and is secured by common stock personally owned by an officer of the Company. In addition, the Company issued 50,000 shares of common stock valued at $55,000 on the date of issuance.

On January 30, 2009, the promissory note agreement was extended for an additional three months (“First Extension”) and due on May 18, 2009. As consideration for the First Extension, the Company issued an additional 50,000 shares of common stock valued at $47,000 on the date of issuance.

On May 7, 2009, the promissory note agreement was extended for an additional three months (“Second Extension”) and due on August 18, 2009. As consideration for the Second Extension, the Company issued an additional 50,000 shares of common stock valued at $32,000 on the date of issuance.

On August 20, 2009, the promissory note agreement was extended for an additional three months (“Third Extension”) and due on November 18, 2009. As consideration for the Third Extension, the Company issued an additional 25,000 shares of common stock valued at $20,500 on the award date.

In connection with the Third Extension, a conversion feature was added whereby the outstanding principal and unpaid accrued interest may be converted, at any time, in whole or in part, into shares of the Company’s common stock on the basis of $0.65 per share. The conversion rate of $0.65 per share was below the market value of $0.82 per share resulting in a beneficial conversion feature in the amount of $163,462, recognized as a discount from the face amount of the convertible note payable and amortized over the term of the note extension.

On August 27, 2009, in accordance with the Third Extension, the Company converted $52,603 of interest accrued through July 31, 2009, into 80,927 shares of the Company’s common stock on the basis of $0.65 per share.

The Third Extension due date of November 18, 2009 was not extended further, and therefore, the Company is in default in the payment of the principal and unpaid accrued interest as of November 30, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

5. CONVERTIBLE NOTES PAYABLE

$625,000 Senior Secured Promissory Note (Continued)

In June 2010, common shares personally owned by a Company officer which had been pledged as collateral for this note were surrendered to the creditor.

As of November 30, 2011, the note payable balance and accrued interest totaled $625,000 and $146,737, respectively.

$100,000 Senior Secured Promissory Note

On May 7, 2009, the Company entered into a senior secured promissory note agreement for $100,000. Under the terms of the promissory note agreement, principal and any unpaid interest shall be repaid by August 18, 2009, or upon a minimum of $1,500,000 being raised by the Company. The note bears interest at 12% per annum and may be repaid at any time before the repayment date, in part or in full, without penalty, and is secured by common stock personally owned by an officer of the Company. In addition, the Company issued 50,000 shares of common stock valued at $32,000 on the date of issuance.

On August 20, 2009, the promissory note agreement was extended for an additional three months (“First Extension”) and due on November 18, 2009. As consideration for the First Extension, the Company issued an additional 25,000 shares of common stock valued at $20,500 on the award date.

In connection with the First Extension, a conversion feature was added whereby the outstanding principal and unpaid accrued interest may be converted, at any time, in whole or in part, into shares of the Company’s common stock on the basis of $0.65 per share. The conversion rate of $0.65 per share was below the market value of $0.82 per share resulting in a beneficial conversion feature in the amount of $26,154, recognized as a discount from the face amount of the convertible note payable and amortized over the term of the note extension.

On August 27, 2009, in accordance with the First Extension, the Company converted $2,827 of interest accrued through July 31, 2009, into 4,350 shares of the Company’s common stock on the basis of $0.65 per share.

The First Extension due date of November 18, 2009 was not extended further, and therefore, the Company is in default in the payment of the principal and unpaid accrued interest as of November 30, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

5. CONVERTIBLE NOTES PAYABLE (Continued)

$100,000 Senior Secured Promissory Note (Continued)

As of November 30, 2011, the note payable balance and accrued interest totaled $100,000 and $21,352, respectively.

$25,000 Promissory Note

On June 28, 2011, the Company entered into a promissory note agreement for $25,000. Under the terms of the promissory note agreement, principal and any unpaid interest shall be repaid by June 27, 2012. The note bears interest at 10% per annum. At the option of the note holder, the note may be converted, in whole or in part, into shares of the Company’s common stock on the basis of $0.25 per share.

As of November 30, 2011, the note payable balance and accrued interest totaled $25,000 and $1,069, respectively.

6. LINE OF CREDIT

On January 5, 2011, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank for a $1,000,000 non-formula line of credit. The principal amount outstanding under the credit line accrues interest at a floating per annum rate equal to the greater of (i) the Prime Rate, plus 2.5% or (ii) 6.5% and is to be paid monthly. The principal is due at maturity on January 5, 2012. The personal guarantor for the credit line is a director and stockholder of the Company.

In accordance with the Loan Agreement, Silicon Valley Bank is entitled to a success fee equal to 6% warrant coverage of the credit line or $60,000 divided by a $0.20 share price upon the Company successfully raising new capital or equity in excess of $2,000,000. The warrant shall be valid for five years from the time of issuance (see Note 9).

The Company must maintain certain financial covenants under the Loan Agreement. On August 24, 2011, the Company entered into a First Amendment to Loan and Security Agreement (“Amendment”) to waive existing and pending defaults for failing to comply with certain financial covenants. As such, the Company was not in covenant default under the Amendment as of November 30, 2011.

As of November 30, 2011, the outstanding balance on the line of credit and accrued interest totaled $1,000,000 and $5,417, respectively.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

7. COMMITMENTS AND CONTINGENCIES

Inventory Purchase Commitments

On July 20, 2011, the Company initiated a purchase order to manufacture the first 10,000 PocketFinder® devices. As of August 31, 2011, the Company recognized losses and a related liability from inventory purchase commitments totaling $685,500. The liability from inventory purchase commitments is relieved as the related inventory is sold. As of November 30, 2011, the balance of the liability from inventory purchase commitments amounted to $652,596.

Operating Leases

On November 11, 2009, the Company entered into a sublease agreement to lease approximately 10,600 square feet of general office space in Irvine, California, for base rent ranging from $7,986 to $15,440 per month over the lease term. The lease term is from December 1, 2009 through June 30, 2011.

On May 11, 2011, the Company entered into a lease agreement to lease approximately 4,700 square feet of general office space in Irvine, California, for base rent ranging from $6,199 to $7,193 per month over the 48 month lease term. The lease term is from July 1, 2011 through June 30, 2015.

Total rental expense on operating leases for the three months ended November 30, 2011 and 2010 was $19,203 and $42,804, respectively.

As of November 30, 2011, the future minimum lease payments are as follows:

For the Years Ending November 30,
2012	$76,043
2013	79,780
2014	83,663
2015	50,351

Total	$289,837

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

7. COMMITMENTS AND CONTINGENCIES

Contingencies

In 2007, the Company sold convertible notes to accredited investors in reliance on an exemption from registration provided by Section 4(2) of the Securities Act and similar state exemptions. Management has been advised by counsel that the availability of those exemptions cannot be determined with legal certainty due to the fact that the Company or its predecessors may not have complied with all of the provisions of exemption safe-harbors for such sales offered by rules promulgated under the Securities Act by the SEC. Thus, it is possible that a right of rescission may exist for shares underlying the convertible notes for which the statute of limitations has not run. From November 2007 through December 2007, all of the convertible notes payable totaling $5,242,000 were converted into 15,726,000 shares of the Company’s common stock, and subsequently, some of the shares were sold in the open market. Management has performed an analysis under FAS 5, Accounting for Contingencies, and concluded that the likelihood of a right of rescission being successfully enforced on the remaining convertible note shares is remote, and consequently, has accounted for these shares in permanent equity in the financial statements.

On April 5, 2011, Gemini Master Fund, Ltd., filed a complaint for breach of contract against Location Based Technologies for non-payment of outstanding loans. The complaint specifies damages totaling $858,292, plus pre-judgment interest, costs of suit and other relief. The entire amount of the loans plus accrued interest, which together approximate the specified damages, are included in the accompanying financial statements. On June 8, 2011, the Location Based Technologies filed a Cross-Complaint against Gemini Master Fund, Ltd. for monetary damages related to the creditor’s disposition of common shares of Location Based Technologies which had been pledged as collateral for the notes.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

8. EQUITY

Common Stock (Reflects 3 for 1 stock split distributed October 20, 2008)

On October 13, 2008, the Board of Directors declared a 3 for 1 stock split to be effected in the nature of a 200% stock dividend, whereby the holders of each share of common stock received an additional two shares of common stock. The record date for the stock dividend was October 20, 2008 and resulted in the issuance of an additional 58,061,276 (pre-split) shares of common stock. In addition, the Company’s articles of incorporation were amended to increase its authorized shares in an amount that corresponds to the stock split, thereby increasing the authorized shares of common stock from 100,000,000 to 300,000,000. Unless otherwise indicated, all share and per-share amounts in these financial statements have been retroactively restated to reflect the 3 for 1 stock split as if the split had been in effect since inception.

In September 2010, the Company issued 250,000 shares of common stock in connection with a note payable issuance. The shares were valued at $25,000, which represents the fair market value of the note payable issuance costs on the award date.

In September 2010, the Company issued 500,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $130,000, which represents the fair market value of the services provided on the award date.

In October 2010, the Company issued 200,000 shares of common stock in connection with a note payable issuance and extension. The shares were valued at $22,000, which represents the fair market value of the note payable issuance and extension costs on the award date.

In October 2010, the Company issued 200,000 shares of common stock in connection with a debt issuance. The shares were valued at $22,000, which represents the fair market value of the debt issuance costs on the award date.

In October 2010, the Company issued 400,000 shares of common stock in connection with debt issuances. The shares were valued at $48,000, which represents the fair market value of the debt issuance costs on the award date.

In December 2010, the Company issued 25,000 shares of common stock in connection with a note payable extension. The shares were valued at $3,500, which represents the fair market value of note payable extension costs on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

8. EQUITY (Continued)

Common Stock (Continued)

In December 2010, the Company issued 150,000 shares of common stock in connection with a note payable issuance. The shares were valued at $39,000, which represents the fair market value of the note payable issuance costs on the award date.

In December 2010, the Company issued 54,480 shares of common stock in exchange for the cancellation of 54,480 “Series D” and “Series E” warrants.

In December 2010, the Company issued 3,500,000 shares of common stock for the conversion of two promissory notes totaling $700,000. The promissory notes were converted on the basis of $0.20 per share. In addition, 500,000 shares of common stock were issued in connection with the conversion in accordance with the promissory note agreement and were valued at $100,000, which represents the fair market value of the debt conversion costs on the award date.

In December 2010, the Company issued 60,000 shares of common stock in exchange for consulting services related to sales and business development services. The shares were valued at $10,200, which represents the fair market value of the services provided on the award date.

In December 2010, the Company issued 100,000 shares of common stock in exchange for accounting related advisory services. The shares were valued at $17,000, which represents the fair market value of the services provided on the award date.

In December 2010, the Company issued 500,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $130,000, which represents the fair market value of the services provided on the award date.

In December 2010, the Company issued 285,714 shares of common stock in exchange for business development and sales representative services. The shares were valued at $40,000, which represents the fair market value of the services provided on the award date.

In February 2011, the Company issued 3,000,000 shares of common stock in exchange for public relations advisory services. The shares were valued at $600,000, which represents the fair market value of the services provided on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

8. EQUITY (Continued)

Common Stock (Continued)

In February 2011, the Company issued 669,932 shares of common stock for the conversion of two promissory notes and accrued interest totaling $130,000 and $3,986, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In March 2011, the Company issued 200,000 shares of common stock in connection with note payable extensions. The shares were valued at $34,000, which represents the fair market value of note payable extension costs on the award date.

In March 2011, the Company issued 1,079,863 shares of common stock for the conversion of two promissory notes and accrued interest totaling $200,000 and $15,973, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In April 2011, the Company issued 500,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $80,000, which represents the fair market value of the services provided on the award date.

In April 2011, the Company issued 321,429 shares of common stock in exchange for business development and sales representative services. The shares were valued at $45,000, which represents the fair market value of the services provided on the award date.

In April 2011, the Company issued 500,000 shares of common stock in connection with two Letter of Intent for Employment Agreements. The shares were valued at $85,000, which represents the fair market value of the services provided on the award date.

In April 2011, the Company issued 50,000 shares of common stock in exchange for accounting related advisory services. The shares were valued at $7,500, which represents the fair market value of the services provided on the award date.

In May 2011, the Company issued 20,000 shares of common stock in exchange for sales advisory services. The shares were valued at $3,200, which represents the fair market value of the services provided on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

8. EQUITY (Continued)

Common Stock (Continued)

In May 2011, the Company issued 250,000 shares of common stock in exchange for business development and capital raising advisory services. The shares were valued at $40,000, which represents the fair market value of the services provided on the award date.

In May 2011, the Company issued 100,000 shares of common stock in connection with a note payable extension. The shares were valued at $19,000, which represents the fair market value of note payable extension costs on the award date.

In July 2011, the Company issued 4,318,750 shares of common stock in exchange for the conversion of $500,000 in related party advances from an officer and $363,750 of deferred officer compensation. The officer advances and deferred officer compensation were converted on the basis of $0.20 per share.

In July 2011, the Company issued 2,000,000 shares of common stock to two consultants in exchange for business development and sales representative services. The shares were valued at $440,000, which represents the fair market value of the services provided on the award date.

In July 2011, the Company issued 1,229,559 shares of common stock for the conversion of five promissory notes and accrued interest totaling $227,498 and $18,414, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

In July 2011, the Company issued 150,000 shares of common stock for the conversion of accounts payable totaling $30,000. The accounts payable were converted on the basis of $0.20 per share.

In July 2011, the Company issued 65,000 shares of common stock to two consultants in exchange for consulting services related to technology development and accounting related advisory services. The shares were valued at $12,350, which represents the fair market value of the services provided on the award date.

In July 2011, the Company issued 400,000 shares of common stock to a consultant in exchange for business development and sales representative services and for the cancellation of 28,410 previously issued “Series H” warrants and 186,567 previously issued “Series P” warrants. The shares were valued at $100,000, which represents the fair market value of the services provided on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

8. EQUITY (Continued)

Common Stock (Continued)

In July 2011, the Company issued 35,000 shares of common stock to a consultant in exchange for the cancellation of 25,000 previously issued “Series R” warrants.

In July 2011, the Company performed a private placement with certain investors and issued 50,000,0000 shares of the Company’s common stock at a purchase price of $0.20 per share for cash proceeds of $8,322,412, net of offering costs of $1,677,588.

In August 2011, the Company issued 50,000 shares of common stock to a consultant in exchange for the cancellation of 20,408 previously issued “Series G” warrants.

In August 2011, the Company issued 597,165 shares of common stock in exchange for the conversion of $105,433 in accrued interest on advances from an officer and $14,000 of deferred officer compensation. The accrued interest on advances and deferred officer compensation were converted on the basis of $0.20 per share.

In August 2011, the Company issued 1,200,000 shares of common stock for the conversion of accrued finder’s fees and accounts payable totaling $281,109. The accrued finder’s fees and accounts payable were converted on the basis of $0.20 per share.

In August 2011, the Company issued 10,785,891 shares of common stock for the conversion of sixteen promissory notes and accrued interest totaling $1,965,000 and $192,178, respectively. The promissory notes and accrued interest were converted on the basis of $0.20 per share.

Prepaid Services Paid In Common Stock

In July 2011, the Company issued 2,000,000 shares of common stock to two consultants for business development and sales representative services valued at $440,000 on the award date to be amortized over from July 1, 2011 to December 31, 2011. Unamortized prepaid services paid in common stock related to such issuances amounted to $73,332 at November 30, 2011.

Warrants

Warrants to purchase up to 9,575,319 shares of the Company’s common stock are outstanding at November 30, 2011 (see Note 9).

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

8. EQUITY (Continued)

Stock Incentive Plan

On September 10, 2007, the directors and shareholders adopted a 2007 Stock Incentive Plan. The plan reserves 2,250,000 shares of common stock of the Company for issuance pursuant to options, grants of restricted stock or other stock-based awards. The plan is administered by the board of directors which has the power, pursuant to the plan, to delegate the administration of the plan to a committee of the board. No shares of common stock were granted under the plan during the three months ended November 30, 2011.

9. STOCK OPTIONS AND WARRANTS

Stock Options

Each of the Company’s three officers holds an option to purchase up to 2,000,000 shares of common stock at $1 per share, for a total of 6,000,000 optioned shares. Options to purchase 1,000,000 shares each are exercisable upon the achievement of 100,000 customers, and the remaining options to purchase 1,000,000 shares each are exercisable upon the achievement of 250,000 customers. None of the options are presently exercisable. All such options vest upon a change of control of the Company. The options expire ten years from the date of performance goal achieved.
Warrants

On December 17, 2010, the Company issued “Series S” warrants to the Silicon Valley Bank loan personal guarantor to purchase 3,600,000 common shares at $0.20 per share in connection with the Financing Agreement dated December 1, 2010. The warrants expire on December 14, 2015. The fair value of the warrants using the Black-Scholes option pricing model amounted to $926,900. No warrants were exercised as of November 30, 2011.

On December 17, 2010, the Company issued “Series S” warrants to a consultant to purchase 500,000 common shares at $0.20 per share for finder’s fees in connection with a debt issuance. The warrants expire on December 14, 2015. The fair value of the warrants using the Black-Scholes option pricing model amounted to $128,736. No warrants were exercised as of November 30, 2011.

9. STOCK OPTIONS AND WARRANTS (Continued)

Warrants (Continued)

On July 29, 2011, the Company issued "Series T" warrants to purchase 1,787,500 common shares at $0.20 per share to placement agents in connection with the private placement. The warrants expire on July 29, 2016. The fair value of the warrants using the Black-Scholes option pricing model amounted to $837,664. No warrants were exercised as of November 30, 2011.

On August 31, 2011, the Company issued “Series U” warrants to Silicon Valley Bank to purchase 300,000 common shares at $0.20 per share in connection with the private placement success fee. The warrants expire on July 29, 2016. The fair value of the warrants using the Black-Scholes option pricing model amounted to $140,587. No warrants were exercised as of November 30, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

In addition to the above, at November 30, 2011, the Company had the following warrants outstanding:

Series	Number of Shares	Exercise Price	Expiration
A	1,500,000	$1.00	8/14/2012
B	750,000	$2.00	8/14/2012
C	120,000	$2.00	6/2/2013
I	20,161	$1.76	5/15/2012
J	22,936	$1.24	5/27/2012
K	15,901	$1.34	6/5/2012
L	115,385	$0.65	5/1/2012
M	96,849	$1.04	8/7/2012
N	32,468	$0.88	9/14/2012
O	68,671	$0.77	9/15/2012
P	410,448	$0.67	11/24/2012
Q	20,000	$0.75	11/2/2012
R	215,000	$0.68	12/16/2014

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

10. PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences arise from the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and tax rates on the date of enactment.

The Company did not provide any current or deferred U.S. federal income taxes or benefits for any of the periods presented because the Company has experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn sufficient income to realize the deferred tax assets during the carry forward period.

The components of the Company’s deferred tax asset as of November 30, 2011, are as follows:

Net operating loss carry forward and deductible temporary differences	$11,416,000
Valuation allowance	(11,416,000)

Net deferred tax asset	$-

A reconciliation of the combined federal and state statutory income taxes rate and the effective rate is as follows:

Federal tax at statutory rate	$34.00%
State income tax net of federal benefit	5.83%
Valuation allowance	(39.83%)

$-

The Company’s valuation allowance increased by $264,000 for the three months ended November 30, 2011.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

10. PROVISION FOR INCOME TAXES (Continued)

As of November 30, 2011, the Company had federal and state net operating loss carryforwards of approximately $28,663,000 which can be used to offset future federal income tax. The federal and state net operating loss carryforwards expire at various dates through 2031. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured. These carryforwards may be limited upon a change in ownership or consummation of a business combination under IRC Sections 381 and 382.

As of November 30, 2011 and August 31, 2011, no accrued interest and penalties are recorded relating to uncertain tax positions. Any such interest and penalties would be included in interest expense as a component of pre-tax net income or loss. The Company's tax filings are no longer open to examination by the Internal Revenue Service for tax years prior to 2007, and by state taxing authorities for tax years prior to 2006.

11. SUBSEQUENT EVENTS

On December 1, 2011, the Company issued 250,000 shares of common stock to a consultant in exchange for consulting services related to business development. The shares were valued at $90,000, which represents the fair market value of the services provided on the award date.

On December 1, 2011, the Company issued 150,000 shares of common stock to three consultants in exchange for consulting services related to technology development. The shares were valued at $54,000, which represents the fair market value of the services provided on the award date.

On December 1, 2011, the Company issued 90,278 shares of common stock to a consultant in exchange accounting related advisory services. The shares were valued at $32,500, which represents the fair market value of the services provided on the award date.

On December 1, 2011, the Company issued 50,000 shares of common stock to a consultant in exchange for legal advisory services. The shares were valued at $18,000, which represents the fair market value of the services provided on the award date.

On December 1, 2011, the Company issued 50,000 shares of common stock to a consultant and related party in exchange for customer service related advisory services. The shares were valued at $18,000, which represents the fair market value of the services provided on the award date.

LOCATION BASED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010

11. SUBSEQUENT EVENTS (Continued)

On December 1, 2011, the Company issued 100,000 shares of common stock to an employee in accordance with an employment agreement. The shares were valued at $36,000, which represents the fair market value of the services provided on the award date.

On January 9, 2012, the Company received verbal approval from Silicon Valley Bank that the $1,000,000 line of credit due on January 5, 2012 would be extended for 90 days to April 4, 2012. In addition, all debt covenants were waived. All other terms and conditions will remain unchanged.